The registrant is submitting this draft offering statement for non-public review pursuant to Rule 252(d) of
Regulation A under the Securities Act of 1933, as amended.

As submitted to the Securities and Exchange Commission on November 16, 2016 (Amendment No. 2)

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated [_________], 2016

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Rise Companies Corp.

Up to $[_] in Class B Common Stock

We are offering up to $[__] in our Class B Common Stock to the public at $[__] per share, and expect to commence this offering on or around [DATE]. The minimum investment in our Class B Common Stock for initial purchases is [  ] shares, or $[__] based on the per share price. For investors that have satisfied the applicable minimum purchase requirement for initial purchases, there are no minimum purchase requirements for additional purchases. We expect to offer Class B Common Stock in this offering until we raise the maximum amount being offered, unless terminated by our board of directors at an earlier time. We intend to initially limit the offer and sale of our Class B Common Stock in this offering solely to investors who have purchased common shares in one or more of the eREITsTM (as defined below) sponsored by us. See “Securities Being Offered” and “Plan of Distribution” for a fuller description of our Class B Common Stock.

There is no established public trading market for our Class B Common Stock.

Investing in our Class B Common Stock is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 7 to read about the more significant risks you should consider before buying our Class B Common Stock. Potential investors are urged to consult their tax advisors regarding the tax consequences to them, in light of their particular circumstances, of acquiring, holding and disposing of our Class B Common Stock.

The United States Securities and Exchange Commission (the “SEC”) does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

	Per Share		Total Minimum		Total Maximum

Public Offering Price (1)	$	[__]	$1,000,000	(2)	$	[__]
Underwriting Discounts and Commissions (3)		$—	$—			$—
Proceeds to Us from this Offering to the Public (Before Expenses (4))	$	[__]	$1,000,000	(2)	$	[__]
Proceeds to Other Persons		$—	$—			$—

(1)	The price per share shown was arbitrarily determined by our board of directors and will apply for the duration of this offering.

(2)	This is a “best efforts” offering. We will not draw down on investors’ funds and admit investors as stockholders until we have raised at least $1,000,000 in this offering. Until the minimum threshold is met, investors’ funds will be revocable and will remain at the investors’ bank/financial institution. If we do not raise $1,000,000 within 12 months, we will cancel the offering and release all investors from their commitments. See “How to Subscribe.”

(3)	Investors will not pay upfront selling commissions in connection with the purchase of our Class B Common Stock.

(4)	All expenses incurred as a result of this offering, which we estimate to be approximately $[___], will be borne by the us. Purchasers of our Class B Common Stock will not be directly responsible for costs incurred as a result of this offering.

Our office is located at 1519 Connecticut Avenue NW, Suite 200, Washington, D.C. 20036. Our telephone number is (202) 584-0550. Information regarding the Company is also available on our web site at www.fundrise.com, the contents of which (other than the offering statement, this offering circular and the appendices and exhibits thereto) are not incorporated by reference in, or otherwise a part of, this offering circular.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to non-natural persons and we are entitled to apply different rules to accredited investors. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act of 1933, as amended. For general information on investing, we encourage you to refer to www.investor.gov.

We are providing the disclosure in the format prescribed by Part II of Form 1-A.

The date of this offering circular is [_______], 2016

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on the Fundrise Platform website, www.fundrise.com. The contents of the Fundrise Platform website (other than the offering statement, this offering circular and the appendices and exhibits thereto) are not incorporated by reference in, or otherwise a part of, this offering circular.

We, and if applicable, those selling Class B Common Stock on our behalf in this offering, will be permitted to make a determination that the purchasers of Class B Common Stock in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (the “Securities Act”). For general information on investing, we encourage you to refer to www.investor.gov.

Unless otherwise indicated, all references in this offering circular to “Rise Companies”, “Fundrise”, the “Company”, “we”, “our”, “us” or other similar terms refer to Rise Companies Corp. and its subsidiaries.

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STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Class B Common Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Class B Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Class B Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in our Class B Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our Class B Common Stock is being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our Class B Common Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

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OFFERING CIRCULAR SUMMARY

This offering summary highlights material information regarding our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire offering circular carefully, including the “Risk Factors” section before making a decision to invest in our Class B Common Stock.

Rise Companies Corp.

We are an online investment and asset management company, that owns and operates a leading online, direct investment and origination platform, located at www.fundrise.com (the “Fundrise Platform”). We believe technology-powered investment is a more efficient mechanism than the conventional financial system to invest in real estate and other assets. Enabled by our proprietary technology, we aggregate thousands of individuals from across the country to create the scale of an institutional investor without the high fees and overhead typical of the old-fashioned investment business. Individuals can invest through the Fundrise Platform at ultra-low costs for what we believe is a more transparent, web-based experience. Investors use the Fundrise Platform to potentially earn attractive risk-adjusted returns from an asset classes that have generally been closed to many investors and only available to high net worth investors and institutions. We generate revenues from, among other activities, the sponsorship of investment opportunities that are offered to investors through the Fundrise Platform, including the following:

•	real estate investment trusts offered directly to investors online on the Fundrise Platform, without any brokers or selling commissions (“eREITsTM”); and

•	investment opportunities for which our affiliates serve as issuers of promissory notes tied to the performance of specific real estate assets (the “Project Dependent Notes”, together with the eREITsTM, the “Programs”)

   Note, however, that beginning in September 2016, we suspended, indefinitely, our Project Dependent Notes Program. While, as of September 2016, $36,330,737.91 of securities remain outstanding under the Project Dependent Notes Program, we have no plans to sponsor the offering of any additional series of Project Dependent Notes in the immediate future.

We have originated approximately $150 million in both equity and debt investments deployed across more than approximately $650 million of real estate property, while collecting and processing more than 55,000 investor dividends, distributions, investments and principal re-payments since we sponsored our first online investment in 2012. Our real estate debt and equity originations have increased at a compound annual growth rate of 802% (from $0.9 million to $75.2 million) for the two-year period starting January 1, 2014 and ending December 31, 2015 and had a year-over-year growth rate of 118% (from $31.1 million to $67.8 million) for the six months ended June 30, 2016. As of September 22, 2016, none of our sponsored Programs (as described below) have suffered any loss of principal or projected interest; however, there can be no assurance that such performance will continue in the future. In addition, as of September 22, 2016, we have yet to generate any profits from our operations and are incurring net losses, and do not expect to generate any profits, if ever, until our assets under management, or AUM, through our Programs reaches at least $750 million.

  As of August 1, 2016, we had sponsored five (5) eREITsTM (Fundrise Real Estate Investment Trust, LLC (the “Income eREITTM”), Fundrise Equity REIT, LLC (the “Growth eREITTM”), Fundrise East Coast Opportunistic REIT, LLC (the “East Coast eREITTM”), Fundrise West Coast Opportunistic REIT, LLC (the “West Coast eREITTM”), and Fundrise Midland Opportunistic REIT, LLC (the “Heartland eREITTM”)); as of September 30, 2016, all five eREITsTM had qualified offerings under Regulation A. As of their most recent public filings prior to August 1, 2016 our sponsored eREITsTM had collectively raised approximately $72.7 million, including approximately $42.2 million raised by the Income eREITTM and approximately $30.5 million raised by the Growth eREITTM.

Our office is located at 1519 Connecticut Avenue NW, Suite 200, Washington, D.C. 20036. Our telephone number is (202) 584-0550. Information regarding the Company is also available on our web site at www.fundrise.com. Information contained in, or accessible through, our website is not a part of this offering circular, and the inclusion of our website address in this offering circular is an inactive textual reference.

Our Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors has ultimate responsibility for our operations, corporate governance, compliance and disclosure. We have four members on our board of directors, [  ] of whom have been determined, as of [  ], by our board of directors to be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Stock Market LLC, even though we are not currently subject to such rules such rules applied to us.

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About the Fundrise Platform

Fundrise, LLC, a wholly-owned subsidiary of ours, owns and operates the Fundrise Platform, which may be found on the website: www.fundrise.com. The Fundrise Platform allows investors to become equity or debt holders in real estate opportunities that may have been historically difficult to access for some investors. Through the use of the Fundrise Platform, investors can browse and screen real estate investments, view details of an investment and sign legal documents online.

Benjamin S. Miller, our co-founder and Chief Executive Officer, is responsible for overseeing our and our affiliates’ (including Fundrise, LLC’s) day-to-day operations.

Our Structure

The chart below shows the relationship among us and our affiliates as of the date of this offering circular.

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THE OFFERING

Class B Common Stock we are offering	[_____] shares of Class B Common Stock.

Class B Common Stock to be outstanding immediately after this offering	[_____] shares of Class B Common Stock.

Class A Common Stock to be outstanding immediately after this offering	1,843,275 shares of Class A Common Stock.

Class F Common Stock to be outstanding immediately after this offering	10,000,000 shares of Class F Common Stock.

Class M Common Stock to be outstanding immediately after this offering	18,000,000 shares of Class M Common Stock.

Preferred stock to be outstanding immediately after this offering	11,865,046 shares of Series A Preferred Stock.

Voting power held by holders of Class B Common Stock after giving effect to this offering	0%

Voting power held by holders of Class A Common Stock after giving effect to this offering	0.67%

Voting power held by holders of Class F Common Stock after giving effect to this offering	36.27%

Voting power held by holders of Class M Common Stock after giving effect to this offering	58.76%

Voting power held by holders of Series A Preferred Stock after giving effect to this offering	4.30%

Voting Rights

Class B Common Stock carries no voting rights. One vote per share for Class A Common Stock, nine votes per share for Class M Common Stock, ten votes per share for Class F Common Stock, and one vote per share for Series A Preferred Stock. For additional information, see “Securities Being Offered.”

Use of Proceeds	The principal purposes of this offering are to increase our capitalization and financial flexibility. As of the date of this offering circular, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Currently, we intend to use the net proceeds to us from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. For additional information, see “Use of Proceeds.”

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Investment Requirements

The minimum investment in our Class B Common Stock for initial purchases is [  ] shares, or $[__] based on the per share price. For investors that have satisfied the applicable minimum purchase requirement for initial purchases, there are no minimum purchase requirements for additional purchases.

We intend to initially limit the offer and sale of our Class B Common Stock in this offering solely to investors who have purchased common shares in one or more of the eREITsTM sponsored by us. For additional investment requirements, see “State Law Exemption and Purchase Restrictions.”

Liquidity Event	Subject to then existing market conditions, we may consider alternatives for providing liquidity to our stockholders within five to ten years from the completion of this offering. However, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that time frame. Our board of directors has the discretion to consider a liquidity transaction at any time if it determines such event to be in our best interests, such as, but not limited to, a listing of our common stock on a national securities exchange or a similar transaction. We do not have a stated term, as we believe setting a finite date for a possible, but uncertain future liquidity transaction may result in actions that are not necessarily in the best interest, or within the expectations of, our stockholders. Accordingly, stockholders should be prepared to hold the shares of Class B Common Stock indefinitely.

Risk Factors	Investing in our Class B Common Stock involves a high degree of risk. You should carefully review the “Risk Factors” section of this offering circular, beginning on page 7, which contains a detailed discussion of the material risks that you should consider before you invest in our Class B Common Stock.

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RISK FACTORS

An investment in our Class B Common Stock involves substantial risks. You should carefully consider the following risk factors in addition to the other information contained in this offering circular before purchasing shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Statements Regarding Forward-Looking Information.”

Risks Related to Our Business

The growth of our business depends in large part on our ability to raise capital from investors. If we are unable to raise capital from new or existing investors or existing investors decide to withdraw their investments from our Programs, our Programs will be unable to deploy such capital into investments and we will be unable to collect additional fees, which would have a negative effect on our growth prospects.

Our ability to raise capital from investors depends on a number of factors, including many that are outside our control. Investors may choose not to make investments with alternative asset managers, including sponsors of real estate investment programs and private real estate investment funds, and may choose to invest in asset classes and fund strategies that we do not offer. Poor performance of our Programs could also make it more difficult for us to raise new capital. Investors and potential investors in our Programs continually assess the performance of our Programs independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future Programs depends on our performance. If economic and market conditions deteriorate, we may be unable to raise sufficient amounts of capital to support the investment activities of our new and future Programs. In addition, one of our key growth strategies is the expansion of our product offerings through the development of new and future Programs. If we are unable to successfully raise capital for our existing and future Programs, we will be unable to collect additional fees in connection with our management of our Programs (which fees currently consist primarily of (i) origination fees charged to real estate operators that may be borrowers or joint venture partners with our Programs and (ii) asset management fees charged to our Programs), which would have a negative effect on our growth prospects.

In addition, investors are typically permitted to withdraw their investments from our Programs through various redemption plans. In difficult market conditions, the pace of investor redemptions or withdrawals from our Programs could accelerate if investors move their funds to investments they perceive as offering greater opportunity or lower risk. Although investments in our Programs may generally be redeemed only at a discount to the original investment amount and redemptions are subject to other restrictions, redemptions could have the effect of decreasing the capital available for investments in our Programs and reduce our revenues and cash flows.

We are currently incurring net losses and expect to continue incurring net losses in the future.

We are currently incurring net losses and expect to continue incurring net losses in the future. Our failure to become profitable could impair the operations of the Fundrise Platform by limiting our access to working capital to operate the Fundrise Platform. In addition, we expect our operating expenses to increase in the future as we expand our operations. If our operating expenses exceed our expectations, our financial performance could be adversely affected. If our revenue does not grow to offset these increased expenses, we may never become profitable. In future periods, we may not have any revenue growth, or our revenue could decline.

The loss of our executive officers or key personnel could have an adverse effect on our business. Our ability to attract and retain qualified investment professionals is critical to our success.

We depend on the investment expertise, skill and network of business contacts of our executive officers and key personnel. Our executive officers and key personnel evaluate, negotiate, structure, execute, monitor and service our investments. Our future success will depend to a significant extent on the continued service and coordination of our executive officers and key personnel. In particular, Benjamin S. Miller, our Founder and Chief Executive Officer, is critical to the management of our business and operations and the development of our strategic direction. The departure of Mr. Miller or of any other executive officers or key personnel could have an adverse effect on our ability to achieve our investment objective.

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The ability of the Programs to achieve their investment objectives depends on our ability to identify, analyze, invest in, finance and monitor real estate investments that meet their investment criteria. Our capabilities in structuring the investment process and providing competent, attentive and efficient services to our Programs depend on the employment of investment professionals in adequate number and of adequate sophistication to match the corresponding flow of transactions. To achieve the investment and growth objectives of the Programs, we may need to hire, train, supervise and manage new investment professionals to participate in our investment selection and monitoring process. We may not be able to find investment professionals in a timely manner or at all. We also face competition from other industry participants for the services of qualified investment professionals, both with respect to hiring new and retaining current investment professionals. Failure to support our investment process could have an adverse effect on our business, financial condition and results of operations. We do not carry any “key man” insurance that would provide us with proceeds in the event of the death or disability of our executive officers or key personnel.

Our business model depends to a significant extent upon strong relationships with key persons and companies in the real estate market for sources of investment opportunities. The inability of our executive officers or key personnel to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.

We expect that certain of our executive officers and key personnel will maintain and develop our relationships with key persons and companies in the real estate market, and our Programs will rely to a significant extent upon these relationships to provide them with potential investment opportunities. Certain key persons and companies in the real estate market regularly provide us with access to their transactions. If our executive officers and key personnel fail to maintain their existing relationships or develop new relationships with key persons and companies in the real estate market for sources of investment opportunities, we will not be able to grow the investment portfolios of our Programs. In addition, individuals with whom our executive officers and key personnel have relationships are not obligated to provide us with investment opportunities, and, therefore, there is no assurance that such relationships will generate investment opportunities for our Programs.

The investment management business is intensely competitive.

The investment management business is intensely competitive, with competition based on a variety of factors, including investment performance, continuity of investment professionals and relationships with key persons in the real estate market, the quality of services provided to partner real estate operators, corporate positioning, business reputation and continuity of differentiated products. A number of factors, including the following, serve to increase our competitive risks:

•	a number of our competitors have greater financial, technical, marketing and other resources, including a lower cost of capital and better access to funding sources, more established name recognition and more personnel than we do;

•	there are relatively low barriers impeding entry to new investment funds, including a relatively low cost of entering these businesses;

•	the recent trend toward consolidation in the investment management industry, and the securities business in general, has served to increase the size and strength of our competitors;

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•	some competitors may invest according to different investment styles or in alternative asset classes that the markets may perceive as more attractive than our investment approach;

•	some competitors may have higher risk tolerances or different risk assessments than we or our Programs have;

•	other industry participants, private real estate funds and alternative asset managers may seek to recruit our qualified investment professionals; and

•	we have a limited operating history and investors may choose conventional platforms with more operating experience and name recognition.

If we are unable to compete effectively, our revenue would be reduced and our business could be adversely affected.

Poor performance of our Programs would cause a decline in our revenues and results of operations and could adversely affect our ability to raise capital for future Programs.

We generate the majority of our revenue from (i) origination fees from debt and equity investments paid by the real estate operators with which we partner, (ii) asset management fees paid quarterly by investors in our Programs, and (iii) interest income. However, despite that, for the years ended December 31, 2014 and December 31, 2015, a significant portion of our revenue was generated from the net interest income we earned as a result of the Project Dependent Note Program. We have, as of September 2016, suspended the Project Dependent Note Program, indefinitely, and thus interest income is not expected to be a material part of our future revenue.

If any of our Programs perform poorly, either by incurring losses or underperforming benchmarks, as compared to our competitors or otherwise, our investment record would suffer. As a result, our revenues may be adversely affected and the value of our assets under management could decrease, which may, in turn, reduce our fees. Moreover, we may experience losses on investments of our own capital in our Programs as a result of poor investment performance. If a Program performs poorly, we will receive little income or possibly losses from our own principal investment in such Program. Poor performance of our Programs could also make it more difficult for us to raise new capital. Investors in our Programs may decline to invest in future Programs we form as a result of poor performance. Investors and potential investors in our Programs continually assess performance of our Programs independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future Programs and avoid excessive redemption levels depends on our Programs’ performance. Accordingly, poor performance may deter future investment in our Programs and thereby decrease the capital invested in our Programs and, ultimately, our revenues. Alternatively, in the face of poor performance of our Programs, investors could demand lower fees or fee concessions for existing or future Programs which would likewise decrease our revenues.

The performance of our Programs depends primarily on the performance and net value of the underlying properties that our Programs own or in which our Programs make debt or equity investments. Lack of performance or a reduction of the net value of some of these properties may adversely affect the performance of our Programs, and our financial condition and results of operations would be harmed.

Our success depends significantly upon the performance and net value of the properties that our Programs own or in which our Programs make debt or equity investments. The performance and net value of these properties is subject to risks typically associated with real estate, which include the following many of which are partially or completely outside of our control:

•	natural disasters such as hurricanes, earthquakes and floods, or acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001, may result in a substantial damage to the properties;

•	adverse changes in national and local economic and real estate conditions, including potential increases in interest rates and declines in real estate values, may adversely affect the investments of our Programs;

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•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of competing properties to prospective tenants may limit our Programs’ ability to attract or retain tenants;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances may adversely affect the use of or rental income generated by the properties, and the related costs of compliance therewith and the potential for liability under applicable laws may result in losses to our Programs;

•	remediation and liabilities associated with environmental conditions affecting properties may result in significant costs to our Programs;

•	uninsured or underinsured property losses may result in corresponding losses to our Programs;

•	an inability to realize estimated market rents may adversely affect the financial conditions of our Programs;

•	a concentration of investments in properties in one sector (such as residential or retail properties) may leave our Programs’ profitability vulnerable to a downturn or slowdown in such sector and expose our Programs to risks unique to such sector;

•	the geographic concentration of investments in a limited number of regions may expose our Programs to adverse conditions in such regions;

•	properties that have significant vacancies could be difficult to sell, which could diminish the return on these properties;

•	lease defaults or terminations by tenants could reduce our Programs’ net income;

•	the profitability of investments in retail properties will be significantly impacted by the success and economic viability of the retail anchor tenants;

•	potential development and construction delays and resultant increased costs and risks may hinder our Programs’ results of operations and decrease net income;

•	actions of any joint venture partners that our Programs may have could reduce the returns on joint venture investments;

•	the commercial real estate loans our Programs originate or invest in could be subject to delinquency, foreclosure and loss, which could result in losses to our Programs;

•	investments in non-conforming or non-investment grade rated loans involve greater risk of loss;

•	changes in interest rates and/or credit spreads could negatively affect the value of any debt investments our Programs may make, which could result in reduced earnings or losses;

•	prepayments can adversely affect the yields on any debt investments our Programs may make;

•	many of our Programs’ investments are illiquid and our Programs may not be able to vary their portfolios in response to changes in economic and other conditions; and

•	if our Programs overestimate the value or income-producing ability or incorrectly price the risks of investments, they may experience losses.

Fees received in connection with the management of our Programs comprise a significant portion of our revenues and a reduction in or elimination of such fees, including from the termination of certain relationships with our Programs, could have an adverse effect on our revenues and results of operations.

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Our primary sources of revenue currently consist of (i) origination fees from debt and equity investments paid by the real estate operators with which we partner, (ii) asset management fees paid quarterly by investors in our Programs, and (iii) interest income. However, despite that, for the years ended December 31, 2014 and December 31, 2015, a significant portion of our revenue was generated from the net interest income we earned as a result of the Project Dependent Note Program. We have, as of September 2016, suspended the Project Dependent Note Program, indefinitely, and thus interest income is not expected to be a material part of our future revenue. For the year ended December 31, 2015, these and other fees that we earned in connection with the management of our Programs were approximately 65% of our total net revenue, in the aggregate. If the total assets or net investment income of our Programs were to decline significantly for any reason, including without limitation, due to short-term changes in market value, mark-to-market accounting requirements, the poor performance of our Programs’ investments or the failure to successfully access or invest capital, the amount of the fees we receive would also decline significantly, which could have an adverse effect on our revenues and results of operations.

In addition, fees paid to us could vary from quarter to quarter due to a number of factors, including a Program’s ability to invest in properties or other real estate assets that meet its investment criteria, the interest rate payable on the debt securities it acquires, the level of its expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which it encounters competition in the market, its ability to fund investments and general economic conditions. Variability in fees we received would have an adverse effect on our revenues, results of operations and could cause volatility or a decline in the value of our Class B Common Stock.

In addition, the advisory, management or other arrangements between us or our affiliates on one hand, and any of our Programs on the other hand, may be terminated. For example, the manager of an eREITTM may be removed for “cause” upon the affirmative vote or consent of the holders of two-thirds of the then issued and outstanding common shares of such eREITTM. Additionally, the arrangement between Fundrise Servicing, LLC (which is a wholly owned subsidiary of ours) and our Programs, pursuant to which Fundrise Servicing, LLC receives certain servicing and other fees, may be terminated upon the occurrence of certain events, such as the insolvency of Fundrise Servicing, LLC or its failure to comply with the terms of the applicable servicing agreement. If any such arrangements between us or our affiliates on one hand, and any of our Programs on the other hand, are terminated, we would experience a reduction in or elimination of such fees, resulting in a significant decline in revenues.

Future pressures to lower, waive or credit back our fees could reduce our revenue.

We have on occasion lowered, waived or credited the fees otherwise payable to us in connection with our management of our Programs to improve projected investment returns and attract investors. There has also been a trend toward lower fees in some segments of the third-party asset management business, and fees payable to us in connection with our management of our Programs could follow these trends. In order for us to maintain our fee structure in a competitive environment, we must be able to provide investors with investment returns and service that will incentivize them to pay such fees. We cannot assure you that we will succeed in providing investment returns and service that will allow us to maintain our current fee structure. Fee reductions on existing or future Programs could have an adverse impact on our revenue.

The historical returns attributable to our Programs may vary significantly from the future results of our Programs, our new investment strategies, our operations or any returns expected on an investment in our Class B Common Stock.

We have presented in this offering circular the returns relating to the historical performance of our Programs. The returns are relevant to us primarily insofar as they are indicative of revenues we have earned in the past and may earn in the future, our reputation and our ability to form new Programs. The returns of our Programs are not, however, directly linked to returns on our Class B Common Stock, since an investment in our Class B Common Stock is not an investment in any of our Programs (although we typically invest capital in our Programs to create an alignment of interest with investors in our Programs). Therefore, you should not conclude that continued positive performance of our Programs will necessarily result in positive returns on an investment in our Class B Common Stock. However, poor performance of our Programs will cause a decline in our revenue from such Programs, and would therefore have a negative effect on our performance and the value of our Class B Common Stock. Moreover, the historical returns of our Programs should not be considered indicative of, and may vary significantly from, the future returns of these or any future Programs we may form, in part because our Programs’ returns have benefited from investment opportunities and general market conditions that may not repeat themselves, including the availability of debt capital on attractive terms, and there can be no assurance that our current or future Programs will be able to avail themselves of profitable investment opportunities.

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In addition, the internal rate of return, or IRR, for any current or future Program may vary considerably from the historical IRR generated by any particular Programs, or for our Programs as a whole. Future returns will also be affected by the risks described elsewhere in this offering circular, including risks of the industries and businesses in which a particular Program invests.

The Programs face competition for investment opportunities, which could reduce returns and result in losses to the Programs and reduce our revenues.

Even though our Programs are focusing on investments consisting primarily of small balance commercial real estate assets, which we believe are not targeted by institutional funds, the Programs compete for the acquisition of properties and other investments and the origination of loans with certain other companies, including REITs, insurance companies, commercial banks, certain private investment funds, hedge funds, specialty finance companies, online investment platforms and other investors. Several of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we or our Programs do. For example, some competitors may have a lower cost of capital and access to funding sources that are not available to us or the Programs. In addition, some of our competitors may have higher risk tolerances or different risk assessments than we or our Programs have. These characteristics could allow our competitors to consider a wider variety of investments, establish more relationships and offer better pricing and more flexible structuring than we are able to do for our Programs. We may lose investment opportunities for our Programs if we do not match our competitors’ pricing, terms and structure. If we are forced to match our competitors’ pricing, terms and/or structure, we may not be able to achieve acceptable returns on investments for the Programs or such investments may bear substantial risk of capital loss, particularly relative to the returns to be achieved. Furthermore, a significant increase in the number and/or the size of our competitors in our target market could force us to accept less attractive investment terms for the Programs. Moreover, some of our competitors have greater experience operating under, or are not subject to, the regulatory restrictions that the Investment Advisers Act of 1940 imposes on the manager of our eREITsTM.

The significant growth we have experienced, particularly with respect to assets under management and revenues, will be difficult to sustain.

Our assets under management increased from approximately $4.8 million as of December 31, 2014 to approximately $112.2 million as of August 1, 2016. The continued growth of our business will depend on, among other things, our ability to devote sufficient resources to maintaining existing investment strategies and developing new investment strategies and Programs, our ability to raise adequate capital for our Programs, our ability to identify and source appropriate real estate assets and investments, our ability to maintain and further develop relationships with real estate operators and other sources of investment opportunities, our success in producing attractive returns from our investment strategies, our ability to extend our distribution capabilities and direct investor traffic to the Fundrise Platform, our ability to deal with changing market conditions, our ability to maintain adequate financial and business controls and our ability to comply with legal and regulatory requirements arising in response to the increased sophistication of the real estate investment management market. Any failure to sustain the level of growth we have achieved historically could adversely affect our ability to generate revenues and control our expenses.

Our failure to manage future growth effectively may have an adverse effect on our financial condition and results of operations.

We may experience continued rapid growth in our operations, which may place a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part upon the ability of our executive officers to manage growth effectively. Our ability to grow also depends upon our ability to successfully hire, train, supervise and manage new employees, obtain financing for our capital needs, expand our systems effectively, allocate our human resources optimally, maintain clear lines of communication between our transactional and management functions and our finance and accounting functions and manage the pressures on our management, administrative, operational and financial infrastructure. We also cannot assure you that we will be able to accurately anticipate and respond to the changing demands we will face as we continue to expand our operations, and we may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have an adverse effect on our business, financial condition and results of operations.

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We intend to expand into new investment strategies and geographic markets and may enter into new lines of business, each of which may result in additional risks and uncertainties in our businesses.

If market conditions warrant, we intend to grow by increasing assets under management in existing businesses and expanding into new investment strategies and geographic markets and may enter into new lines of business. We may develop new strategies and Programs organically through the Fundrise Platform. We may also pursue growth through acquisitions of critical business partners or other strategic initiatives.

Attempts to expand our businesses involve a number of special risks, including some or all of the following:

•	the required investment of capital and other resources;

•	the diversion of management’s attention from our core businesses;

•	the levels of experience of our executive officers, investment professionals and senior management in operating new investment strategies and Programs;

•	the assumption of liabilities in any acquired business;

•	unexpected difficulties or the incurrence of unexpected costs associated with integrating and overseeing the operations of new businesses and activities;

•	entry into geographic markets or lines of business in which we may have limited or no experience;

•	increasing demands on our operational and management systems and controls;

•	new investment strategies and Programs may provide for less profitable fee structures and arrangements than our existing investment strategies and Programs;

•	compliance with additional regulatory requirements; and

•	the broadening of our geographic footprint, increasing the risks associated with conducting operations in certain jurisdictions where we currently have no presence.

Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business does not generate sufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, controls and personnel that are not under our control. Further, as we expand existing and develop new Programs that are not permanent capital vehicles, we may be subject to a greater risk of, among other things, investor redemptions and reallocation. Because we have not yet identified these potential new investment strategies, geographic markets or lines of business, we cannot identify all the risks we may face and the potential adverse consequences on us and your investment that may result from any attempted expansion. The risks described above, including those we cannot identify, may prevent us from growing our business through expanded product offerings or result in unexpected costs that may lead to a decline in our financial position and the value of our Class B Common Stock.

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Operational risks may disrupt our business, result in losses or limit our growth.

We are heavily dependent on the capacity and reliability of the technology systems supporting our operations, whether owned and operated by us or by third parties. Operational risks such as interruption of our financial, accounting, compliance and other data processing systems, whether caused by fire, other natural disaster, power or telecommunications failure, cyber-attacks or other cyber incidents, act of terrorism or war or otherwise, could result in a disruption of our business, liability to investors, regulatory intervention or reputational damage. If any of these systems do not operate properly or are disabled for any reason or if there is any unauthorized disclosure of data, whether as a result of tampering, a breach of our network security systems, a cyber-incident or attack or otherwise, we could suffer financial loss, a disruption of our businesses, liability to our Programs, regulatory intervention or reputational damage. Insurance and other safeguards might be unavailable or might only partially reimburse us for our losses. Although we have back-up systems in place, our back-up procedures and capabilities in the event of a failure or interruption may not be adequate.

The inability of our systems to accommodate an increasing volume of transactions also could constrain our ability to expand our businesses. Additionally, any upgrades or expansions to our operations or technology may require significant expenditures and may increase the probability that we will suffer system degradations and failures.

Employee misconduct and unsubstantiated allegations against us could expose us to significant reputational harm.

We are vulnerable to reputational harm, as we operate in an industry where integrity and the confidence of investors in our Programs are of critical importance. If an employee were to engage in illegal or suspicious activities, or if unsubstantiated allegations are made against us by employees, stockholders or others, we may suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities or allegations), financial position, relationships with key persons and companies in the real estate market, and our ability to attract new investors. Our business often requires that we deal with confidential information. If our employees were to improperly use or disclose this information, we could suffer serious harm to our reputation, financial position and current and future business relationships.

It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. Misconduct by our employees, or even unsubstantiated allegations of misconduct, could subject us to regulatory sanctions and result in an adverse effect on our reputation and our business. See “Directors, Executive Officers and Significant Employees—Recent Developments Regarding a Former Executive Officer.”

If our techniques for managing risk are ineffective, we may be exposed to unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to market, operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation or as a result of the lack of adequate, accurate or timely information. If our risk management efforts are ineffective, we could suffer losses or face litigation, particularly from our clients, and sanctions or fines from regulators.

Our techniques for managing risks in our Programs may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks in those Programs or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause fund losses to be significantly greater than historical measures predict. Our more qualitative approach to managing those risks could prove insufficient, exposing us to unanticipated losses in the net asset value of the Programs and therefore a reduction in our revenues.

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We may be required to repay loans that we guarantee in order for our Programs to finance the acquisition of properties.

From time to time we may provide certain guarantees of loans in order for our Programs to finance the acquisition of properties. If, in the future, we are called upon to satisfy a substantial portion of these guarantees, our results of operations and financial condition could be harmed.

A significant amount of our Programs are qualified as REITs, which are generally not subject to federal corporate income tax on their net income that is distributed. If any such Program fails to satisfy the requirements necessary to permit this favorable tax treatment, we could be subject to claims by investors and our reputation for structuring these Programs would be negatively affected, which would have an adverse effect on our financial condition and results of operations.

We structure some of our Programs as public non-traded REITs. A REIT is generally not subject to federal corporate income tax on its net income that is distributed, which substantially eliminates the “double taxation” (i.e., taxation at both the corporate and shareholder levels) treatment that generally results from an investment in a corporation. This treatment permits REITs to make larger distributions to investors (i.e. without reduction for federal corporate income tax). If a REIT fails to satisfy the complex requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended, we could be subject to claims by investors as a result of such REIT being subject to federal corporate income (and possibly increased state and local) tax and a reduction in the funds available for distribution to investors in our Programs. In addition, any failure to satisfy applicable tax REIT requirements in structuring our Programs would negatively affect our reputation, which would in turn affect our ability to earn additional fees from new Programs. Claims by investors could lead to losses and any reduction in our fees would have an adverse effect on our revenues.

The investment management industry faces substantial litigation risks that could adversely affect our business, financial condition or results of operations or cause significant reputational harm to us.

We depend to a large extent on our network of relationships and on our reputation in order to attract and retain investors. If an investor in our Programs is not satisfied with our products or services, such dissatisfaction, especially communicated to others, may be more damaging to our business than to other types of businesses. We make investment decisions on behalf of investors in our Programs that could result in substantial losses to them. If investors in our Programs suffer significant losses, or are otherwise dissatisfied with our services, we could be subject to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty, breach of contract, unjust enrichment or fraud. These risks are often difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time, even after an action has been commenced. We may incur significant legal expenses in defending against litigation. Substantial legal liability or significant regulatory action against us could cause significant reputational harm to us and could adversely affect our business, financial condition or results of operations.

Any failure to protect our own intellectual property rights could impair our brand, or subject us to claims for alleged infringement by third parties, which could harm our business.

We rely on a combination of copyright, trade secret, trademark and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. However, the steps we take to protect our intellectual property rights may be inadequate. Third parties may seek to challenge, invalidate or circumvent our copyright, trade secret, trademark and other rights or applications for any of the foregoing. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, third parties may claim that we are infringing on their intellectual property rights, and we may be found to be infringing on such rights. We may, however, be unaware of the intellectual property rights that others may claim cover some or all of our technology or services.

In order to protect our intellectual property rights, we may be required to spend significant resources. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. In addition, any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering investments in our Programs or operating the Fundrise Platform or require that we comply with other unfavorable terms. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and our business.

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Risks Related to this Offering and our Structure

Because no public trading market for our shares currently exists, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the public offering price.

Our amended and restated certificate of incorporation does not require us to list our shares for trading on a national securities exchange by a specified date. There is no public market for our shares and we currently have no plans to list our shares on a stock exchange or other trading market. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. Additionally, we currently have no redemption plan in place and do not expect to adopt any redemption plans in the future. Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to their public offering price. It is also likely that your shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, you should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

If we do not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period.

Although we presently intend to list our shares of Class B Common Stock on a stock exchange or other trading market at some point in the future in order to provide liquidity to our stockholders, our amended and restated certificate of incorporation does not require us to pursue such a liquidity transaction, nor will we enter into any registration rights agreement with stockholders. Market conditions and other factors could cause us to delay the listing of our shares on a stock exchange or other trading market exchange. If we decide to pursue a liquidity transaction, we would be under no obligation to conclude the process within a set time. If we decide to list our shares on a stock exchange or other trading market, the timing of such listing will depend on real estate and financial markets, economic conditions, and federal income tax effects on stockholders, that may prevail in the future. We cannot guarantee that we will be successful in listing our shares. If we do not decide to list our shares, or delay such a listing due to market conditions, your shares may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment to cash easily and could suffer losses on your investment.

This offering and the offerings of our eREITsTM are focused on attracting a large number of investors that plan on making relatively small investments. An inability to attract such investors may have an adverse effect on the success of our and our eREITs’TM offerings, and we may not raise adequate capital to implement our business strategy.

Our Class B Common Stock and the common shares of our eREITsTM are being offered and sold only to “qualified purchasers” (as defined in Regulation A). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D (which, in the case of natural persons, (A) have an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person, or (B) earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year) and (ii) all other investors so long as their investment in the particular issuer does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our Class B Common Stock and the common shares of our eREITsTM are currently being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our Class B Common Stock or in the common shares of an eREITTM, as applicable, does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Therefore, our target investor base inherently consists of persons that may not have the high net worth or income that investors in a traditional initial public offerings have, where the investor base is typically composed of “accredited investors.”

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Our reliance on attracting investors that may not meet the net worth or income requirements of “accredited investors” carries certain risks that may not be present in traditional initial public offerings. For example, certain economic, geopolitical and social conditions may influence the investing habits and risk tolerance of these smaller investors to a greater extent than “accredited investors,” which may have an adverse effect on our ability to raise adequate capital to implement our business strategy. Additionally, our focus on investors that plan on making, or are able to make, relatively small investments requires a larger investor base in order to meet our goal of raising $[__] in this offering and each eREIT’sTM annual goal of raising $50,000,000 in its offering. We may have difficulties in attracting a large investor base, which may have an adverse effect on the success of this offering and the eREITs’TM offerings, and a larger investor base involves increased transaction costs, which will increase our and our eREITs’TM expenses. Further, if our eREITsTM are unable to successfully raise capital for their respective business strategies, we will experience a decrease in the fees that we collect from our eREITsTM or from real estate operators that may be borrowers or joint venture partners with our eREITsTM, which would have a negative effect on our growth prospects.

Because we are limited in the amount of funds we can raise in this offering, we may be unable to form an adequate number of new Programs in order to achieve our growth potential.

This offering is being made on a “best efforts” basis and we may begin to use net proceeds from this offering immediately after we have received subscriptions for at least $1,000,000 in this offering. See “How to Subscribe.” Under Regulation A, we are allowed to raise only up to $50,000,000 in any 12 month period (although we may raise capital in other ways). Failure to raise substantial funds may limit our ability to expand our business, preventing us from attaining our growth objectives. Further, we will have certain fixed operating expenses, including certain expenses as a public reporting company, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of revenue.

We will continue to be controlled by our executive officers who hold shares of our capital stock, and their interests may conflict with those of our other stockholders.

Upon the completion of this offering (that is, assuming that we are able to raise $[ ] in this offering), our executive officers who hold shares of our capital stock, one of whom is Benjamin Miller, our Chief Executive Officer, will collectively hold more than fifty percent (50%) of the combined voting power of our capital stock (after giving effect to the voting rights of the holders of preferred stock, voting on an as-converted basis). So long as our executive officers continue to collectively hold, directly or indirectly, shares of capital stock representing more than 50% of the voting power of our capital stock, they will be able to exercise control over all matters requiring stockholder approval, including the election of directors (and therefore our management and policies), amendment of our amended and restated certificate of incorporation and approval of significant corporate transactions. The control exercised by our executive officers may have the effect of delaying or preventing a change in control of our Company or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them. The interests of our executive officers may not always coincide with the interests of other stockholders, and our executive officers may act in a manner that advances their best interests and not necessarily those of our other stockholders.

The holders of our Series A Preferred Stock and Class F Common Stock could restrict our ability to enter into various corporate transactions that may be beneficial to our business strategy.

So long as at least 2,500,000 shares of Series A Preferred Stock remain outstanding, without the prior consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, we are generally prohibited from, among other things, the following:

•	effecting a sale or transfer of all or substantially all of our assets;

•	entering into any merger or consolidation;

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•	effecting a change of control;

•	effecting a liquidation or dissolution;

•	amending our amended and restated certificate of incorporation or bylaws;

•	authorizing or issuing equity securities that are senior to, or on parity with, our preferred stock;

•	redeeming or otherwise acquiring any shares of preferred stock or common stock;

•	changing the size of our board of directors;

•	paying or declaring any dividends;

•	approving any transaction that is outside of the annual budget approved by our board of directors and involves a capital expenditure in excess of $1,000,000;

•	entering into certain affiliate transactions;

•	entering into an agreement relating to the compensation of our Chief Executive Officer;

•	changing our material accounting methods or policies to those that are not in compliance with U.S. generally accepted accounting principles, or GAAP;

•	issuing any equity securities for consideration other than cash;

•	increasing the number of shares reserved under the 2014 Stock Option and Grant Plan or adopting any new stock options or incentive plans;

•	changing our primary lines of business; and

•	licensing or encumbering any of our intellectual property.

Additionally, so long as any shares of Class F Common Stock are outstanding, without the prior consent of the holders of a majority of the then outstanding shares of Class F Common Stock, we are generally prohibited from, among other things, the following:

•	amending our amended and restated certificate of incorporation or bylaws if such amendment would adversely affect the rights of the holders of Class F Common Stock;

•	changing the authorized number of shares of Class F Common Stock;

•	authorizing or issuing equity securities that have voting rights more favorable than those grants to the Class F Common Stock; and

•	changing the size of our board of directors.

These restrictions may limit our ability to engage in activities which could expand our business, including obtaining future financing, making needed capital expenditures, or taking advantage of business opportunities such as strategic acquisitions and dispositions.

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Holders of our Class B Common Stock have no voting rights, except under limited circumstances, and your ability to influence the outcome of important transactions of the company, including a change in control, are limited.

Holders of our Class B Common Stock do not have voting rights, except as may be required by Delaware law, and will have no right to vote for any members of our board of directors. The holders of our Class A Common Stock, Class F Common Stock, Class M Common Stock and Series A Preferred Stock are entitled to vote on all matters submitted to a vote of stockholders. The holders of our Class F Common Stock are entitled to ten (10) votes per share and the holders of our Class M Common Stock are entitled to nine (9) votes per share on all matters submitted to a vote of stockholders. The holders of Class F Common Stock and Class M Common Stock control the voting power of our capital stock and therefore will control all matters submitted to our stockholders for approval. Furthermore, the holders of Series A Preferred Stock have contractual rights to approve certain corporate transactions, including effecting a change of control of our company. The holders of our Class F Common Stock, Class M Common Stock and Series A Preferred Stock may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might ultimately affect the market price of our Class B Common Stock.

Our Class B Common Stock is subject to restrictions on transfer and a company repurchase option, both of which could restrict your ability to sell your shares or realize a profit on your shares.

Pursuant to our amended and restated certificate of incorporation, holders of our Class B Common Stock may not transfer, assign, pledge or otherwise dispose of or encumber shares of Class B Common Stock (or any interest therein) without the prior written consent of our board of directors or our chief executive officer, except for certain exempt transfers. Our board of directors or chief executive officer may withhold consent to any prohibited transfer in its absolute discretion. Accordingly, if you intend to sell or otherwise transfer your shares of Class B Common Stock, and the intended transfer is prohibited, you may not be able to consummate the sale or transfer without prior consent, and the board of directors or chief executive officer have no obligation to approve the sale or transfer. In such circumstance, you may be required to hold your shares indefinitely or transfer them at a later time and for a lower price per share than you originally proposed selling them for.

Additionally, pursuant to subscription agreements that we will enter into with each holder of Class B Common Stock, we have the right to repurchase, at the original purchase price, all of the shares of Class B Common Stock held by a holder if such holder fails to conform their personal conduct to accepted standards of good citizenship or if such holder conducts itself in a way that reflects poorly on our company, as determined by our board of directors or chief executive officer in their sole discretion. If we repurchase your shares of Class B Common Stock under the above circumstances, you will not realize any profit on your shares, regardless of the current fair market value of those shares. These restrictions on transfer and our repurchase option on the Class B Common Stock could also have an adverse effect on the marketability of our Class B Common Stock, which could decrease the value of the Class B Common Stock.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board committees.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be. Accordingly, while we have a board of directors and have adopted guidelines relating to director conflicts of interests and policies relating to related-party transactions, we do not have, nor are we required to have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange’s requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

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Certain provisions of our amended and restated certificate of incorporation, our bylaws and Delaware law could hinder, delay or prevent a change of control of the Company.

Certain provisions of our amended and restated certificate of incorporation, our bylaws and Delaware law could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of the Company, even if a change of control would be beneficial to the interests of our stockholders. For example, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting shares. Although Section 203 is not applicable to us as of the date of this offering circular, because we do not currently have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders (one of which must be true in order for Section 203 to apply), we may become subject to Section 203 in the future. As an additional example, our amended and restated certificate of incorporation provides that so long as at least 2,500,000 shares of Series A Preferred Stock remain outstanding, without the prior consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, we are generally prohibited from effecting a change of control.

The offering price of our shares of Class B Common Stock was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.

We established the offering price of our shares of Class B Common Stock on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any independent valuation, the offering price may be substantially more than the actual value of your investment. Further, the offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.

Potential investors in this offering do not have preemptive rights to any shares we issue in the future. Under our amended and restated certificate of incorporation, we have authority to issue an aggregate of [____] shares of capital stock, consisting of [____] shares of common stock (of which 43,000,000 are Class A Common Stock, [____] are Class B Common Stock, 10,000,000 are Class F Common Stock, and 18,000,000 are Class M Common Stock) and 15,000,000 shares of preferred stock, and, subject to certain protective provisions, our stockholders may amend our amended and restated certificate of incorporation to increase the number of authorized shares, although, under Regulation A, we are only allowed to sell up to $50,000,000 of our shares of Class B Common Stock in any 12 month period (although we may raise capital in other ways). After your purchase in this offering, our board of directors may elect to issue or sell additional shares in future public or private offerings. To the extent we issue additional shares after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value of your shares.

By purchasing shares in this offering, you are bound by the arbitration provisions contained in our subscription agreement which limits your ability to bring class action lawsuits or seek remedy on a class basis.

By purchasing shares in this offering, investors agree to be bound by the arbitration provisions contained in Section 13 of our subscription agreement. Such arbitration provision applies to claims that may be made regarding this offering and, among other things, limits the ability of investors to bring class action lawsuits or similarly seek remedy on a class basis.

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Section 13 of the subscription agreement allows for either us or an investor to elect to enter into binding arbitration in the event of any claim in which we and the investor are adverse parties, including claims regarding this offering. While not mandatory, in the event that we elected to invoke the arbitration clause of Section 13, the rights of the adverse stockholder to seek redress in court would be severely limited.

Further, Section 13(f) of the subscription agreement restricts the ability of individual investors to bring class action lawsuits or to similarly seek remedy on a class basis, unless otherwise consented to by us. These restrictions on the ability to bring a class action lawsuit is likely to result in increased costs, both in terms of time and money, to individual investors who wish to pursue claims against us.

By purchasing shares in this offering, an investor agrees to waive certain inspection rights set forth in Section 220 of the General Corporation Law of Delaware, which limits such investor’s ability to obtain certain corporate information from us.

Section 220 of the General Corporation Law of Delaware allows a stockholder of a company to inspect for any proper purpose, a company’s stock ledger, list of stockholders, and other books and records and the books and records of a company’s subsidiary in certain circumstances. By purchasing shares in this offering, investors agree to waive the inspection rights set forth in Section 220 of the General Corporation Law of Delaware. Despite our obligation to publicly file certain reports under Regulation A, such waiver will limit an investor’s ability to obtain information from us for certain proper purposes under the General Corporation Law of Delaware, which may prevent or delay an investor from evaluating our business or such investor’s investment in our securities.

We do not expect to declare dividends in the foreseeable future.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business, and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of the value of our Class B Common Stock, which may never occur.

Risks Relating to Economic Conditions

Economic recessions or downturns may have an adverse effect on our business, financial condition and results of operations.

Economic recessions or downturns may result in a prolonged period of market illiquidity, which could have an adverse effect on our business, financial condition and results of operations. Unfavorable economic conditions also could reduce investments on our Fundrise Platform by Program investors and engagement by real estate operators. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, or the public perception that any of these events may occur, have resulted in and could continue to result in a general decline in acquisition, disposition and leasing activity, as well as a general decline in the value of real estate and in rents. These events could adversely affect our demand among investors and negatively impact our ability to generate the fees that we collect from our Programs or from real estate operators that may be borrowers or joint venture partners with our Programs, which will impact our results of operations.

During an economic downturn, it may also take longer for our Programs or for the real estate operators that may be borrowers or joint venture partners with our Programs to dispose of real estate investments, or the disposition prices may be lower than originally anticipated. As a result, the carrying value of such real estate investments may become impaired and our Programs could record losses as a result of such impairment or could experience reduced profitability related to declines in real estate values. These events could adversely affect the performance of our Programs and, in turn, our business, and negatively impact our results of operations.

Negative general economic conditions could continue to reduce the overall amount of sale and leasing activity in the commercial real estate industry, and hence the demand for the securities offered by our Programs, which may in turn adversely affect our revenues. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the United States and other countries.

Further downgrades of the U.S. credit rating, impending automatic spending cuts or a government shutdown could negatively impact our liquidity, financial condition and earnings.

Recent U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit rating downgrades and economic slowdowns, or a recession in the United States. Although U.S. lawmakers passed legislation to raise the federal debt ceiling on multiple occasions, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States. The impact of this or any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the United States and global financial markets and economic conditions. With the improvement of the U.S. economy, the Federal Reserve may continue to raise interest rates, which would increase borrowing costs and may negatively impact our ability or the ability of our Programs to access the debt markets on favorable terms. In addition, disagreement over the federal budget has caused the U.S. federal government to essentially shut down for periods of time. Continued adverse political and economic conditions could have an adverse effect on our business, financial condition and results of operations.

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Global economic, political and market conditions and economic uncertainty may adversely affect our business, results of operations and financial condition.

The current worldwide financial market situation, as well as various social and political tensions in the United States and around the world, may continue to contribute to increased market volatility, may have long-term effects on the United States and worldwide financial markets, and may cause further economic uncertainties or deterioration in the United States and worldwide. Economic uncertainty can have a negative impact on our business through changing spreads, structures and purchase multiples, as well as the overall supply of investment capital. Since 2010, several European Union, or EU, countries, including Greece, Ireland, Italy, Spain, and Portugal, have faced budget issues, some of which may have negative long-term effects for the economies of those countries and other EU countries. Additionally, the precise details and the resulting impact of the United Kingdom’s vote to leave the EU, commonly referred to as “Brexit,” are impossible to ascertain at this point. The effect on the United Kingdom’s economy will likely depend on the nature of trade relations with the EU following its exit, a matter to be negotiated. The decision may cause increased volatility and have a significant adverse impact on world financial markets, other international trade agreements, and the United Kingdom and European economies, as well as the broader global economy for some time. Further, there is continued concern about national-level support for the Euro and the accompanying coordination of fiscal and wage policy among European Economic and Monetary Union member countries. In addition, the fiscal policy of foreign nations, such as China, may have a severe impact on the worldwide and United States financial markets. We do not know how long the financial markets will continue to be affected by these events and cannot predict the effects of these or similar events in the future on the United States economy and securities markets or on our investments. As a result of these factors, there can be no assurance that we will be able to successfully monitor developments and manage the investments of our Programs in a manner consistent with achieving their investment objectives.

Risks Related to our Development and the Fundrise Platform

Our ability to implement our business strategy is dependent, in part, upon our ability to successfully conduct this offering, and the ability of our Programs to conduct their offerings, through the Fundrise Platform, which makes an investment in us more speculative.

We will conduct this offering primarily through the Fundrise Platform, which we own through our wholly-owned subsidiary, Fundrise, LLC. Only a limited number of investment opportunities, including investment opportunities in our Programs, have been offered through the Fundrise Platform prior to this offering. The success of this offering, and our ability to implement our business strategy, is dependent upon our ability to sell shares of Class B Common Stock to investors through the Fundrise Platform. If we are not successful in selling shares of Class B Common Stock through the Fundrise Platform, our ability to raise proceeds through this offering will be limited and we may not have adequate capital to implement our business strategy. If we are unsuccessful in implementing our business strategy, you could lose all or a part of your investment.

Our ability to implement our business strategy is also dependent upon the ability of our Programs to conduct their offerings through the Fundrise Platform. If our Programs are not successful in conducting their offerings through the Fundrise Platform, their abilities to raise proceeds through their offerings will be limited and they may not have adequate capital to implement their business strategies. If our Programs are unsuccessful in implementing their business strategies, we would experience a reduction in or elimination of the fees that we collect in connection with our management of our Programs, which could harm our business and results of operations.

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We are a development stage company with limited operating history and no profits to date. As a company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

We have a limited operating history. In order for us to be successful, the volume of Programs sponsored on the Fundrise Platform will need to increase, which will require us to increase our facilities, personnel and infrastructure to accommodate the greater obligations and demands on the Fundrise Platform. The Fundrise Platform is dependent upon the website to maintain current listings and transactions in real estate-related assets comprising our Programs. We also expect to constantly update our software and website, expand our customer support services and retain an appropriate number of employees to maintain the operations of the Fundrise Platform. If our business grows substantially, we may need to make significant new investments in personnel and infrastructure to support that growth. If we are unable to increase the capacity of the Fundrise Platform and maintain the necessary infrastructure, or if we are unable to make significant investments on a timely basis or at reasonable costs, the Fundrise Platform may experience periodic downtime, which may cause disruptions to the business and operations of our Programs. Such disruptions may in turn adversely affect our business and results of operations.

We will need to raise substantial additional capital to fund our operations, and if we fail to obtain additional funding, we may be unable to continue operations.

At this early stage in our development, we have funded substantially all of our operations with proceeds from private financings from individual investors. To continue the development of the Fundrise Platform, we will require substantial additional funds. To meet such financing requirements in the future, we may raise funds through equity offerings (such as this offering), debt financings or strategic alliances. Raising additional funds may involve agreements or covenants that restrict our business activities and options. Additional funding may not be available on favorable terms, or at all. If we are unable to obtain additional funds for the operation of the Fundrise Platform, we may be forced to reduce or terminate its operation, which may adversely affect our business and results of operations.

If we were to enter bankruptcy proceedings, the operation of the Fundrise Platform and the activities with respect to our operations and business would be interrupted and subscription proceeds held in a segregated account may be subject to the bankruptcy.

If we were to enter bankruptcy proceedings or to cease operations, we would be required to find other ways to meet obligations regarding our operations and business. Such alternatives could result in delays in the filing of reports or could require us to pay significant fees to another company that we engage to perform services for us.

If the security of the confidential information of investors in our Programs stored in our systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen.

The Fundrise Platform may store investors’ bank information and other personally-identifiable sensitive data. The Fundrise Platform is hosted in data centers that are compliant with payment card industry security standards and the website uses daily security monitoring services provided by Symantec Corporation. However, any accidental or willful security breach or other unauthorized access could cause your secure information to be stolen and used for criminal purposes, and you would be subject to increased risk of fraud or identity theft. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, the Fundrise Platform and its third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors in our Programs and our partner real estate operators to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, resulting in a potential loss of investors and adverse effect on the value of your investment in us.

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Any significant disruption in service on the Fundrise Platform or in its computer systems could reduce the attractiveness of the Fundrise Platform and result in a loss of members.

If a catastrophic event resulted in a platform outage and physical data loss, the Fundrise Platform’s ability to perform its functions would be adversely affected. The satisfactory performance, reliability, and availability of our technology and our underlying hosting services infrastructure are critical to our operations, level of customer service, reputation and ability to attract new members and retain existing members. Our hosting services infrastructure is provided by a third party hosting provider (the “Hosting Provider”). We also maintain a backup system at a separate location that is owned and operated by a third party. The Hosting Provider does not guarantee that members’ access to the Fundrise Platform will be uninterrupted, error-free or secure. Our operations depend on the Hosting Provider’s ability to protect its and our systems in its facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our arrangement with the Hosting Provider is terminated, or there is a lapse of service or damage to its facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in our service, whether as a result of an error by the Hosting Provider or other third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm the success of this offering, our Programs’ ability to perform any services for project investments or maintain accurate accounts, our relationships with our members and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and it may not have sufficient capacity to recover all data and services in the event of an outage at a facility operated by the Hosting Provider. These factors could prevent our Programs from processing or posting payments on the corresponding investments, damage our brand and reputation, divert our employees’ attention, and cause members to abandon the Fundrise Platform.

We rely on third-party banks and on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and our Programs’ ability to service the corresponding project loans and equity investments may be adversely affected.

Our Programs and the Fundrise Platform rely on third-party and FDIC-insured depository institutions to process their transactions, including payments of corresponding loans and equity investments and distributions to their shareholders or noteholders. Additionally, we rely on such institutions to process subscriptions under this offering. Under the Automated Clearing House (ACH) rules, if we experience a high rate of reversed transactions (known as “chargebacks”), we may be subject to sanctions and potentially disqualified from using the system to process payments. The Fundrise Platform also relies on computer hardware purchased and software licensed from third parties. This purchased or licensed hardware and software may be physically located off-site, as is often the case with “cloud services.” This purchased or licensed hardware and software may not continue to be available on commercially reasonable terms, or at all. If the Fundrise Platform cannot continue to obtain such services elsewhere, or if it cannot transition to another processor quickly, our and our Programs’ ability to process payments will suffer.

Risks Related to Compliance and Regulation

We are subject to extensive regulation, and failure to comply with such regulation could have an adverse effect on our business.

We and our subsidiaries are subject to extensive regulation. In particular, we are subject to regulation by the SEC under the federal securities laws, and the manager of our eREITsTM is subject to regulation under the Investment Advisers Act of 1940, or the Advisers Act.

The various legal statutes and regulatory rules that we and our subsidiaries are subject to are extremely complex, and compliance with them can be a time-consuming and difficult task. For example, the Advisers Act imposes numerous obligations on investment advisers, including record keeping, advertising and operating requirements, disclosure obligations and prohibitions on misleading or fraudulent activities. The Advisers Act also imposes an overriding fiduciary duty on investment advisers. As we develop new investment strategies and businesses, we expect to become subject to additional regulations and oversight by regulatory agencies with which we do not currently have experience.

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Failure to comply with various laws and regulations applicable to us and our subsidiaries could have an adverse impact on our business. These include the possibility of significant civil or criminal fines, censure, suspensions of personnel or other sanctions (including the possibility of being barred from the industry) or the revocation of the registration of the manager of our eREITsTM as an investment adviser. Moreover, even if the announcement of a sanction imposed against us, one of our subsidiaries or our personnel by a regulator is for a small monetary amount, the adverse publicity related to the sanction could harm our reputation, which in turn could have an adverse effect on our businesses in a number of ways, making it harder for us to form new Programs and discouraging others from doing business with us. Additionally, the bringing of a significant enforcement action against us could cause irreparable damage to our business reputation and ability to remain in business, regardless of the merits of the claim against us.

Pursuant to the Advisers Act, operating agreements between certain of our subsidiaries who are U.S. registered investment advisers, and the eREITsTM are not assignable without the consent of the relevant eREITsTM. Assignment, as generally defined, includes direct assignments as well as assignments that may be deemed to occur, under certain circumstances, upon the direct or indirect transfer of a “controlling block” of the voting securities of the respective subsidiary. A transaction is not an assignment under the Advisers Act, however, if it does not result in a change of actual control or management of the relevant subsidiary.

We could decide to sell a controlling block of our voting securities in the future, in which event the contractual anti-assignment and termination provisions of the operating agreements between our U.S. registered investment adviser subsidiaries and the eREITsTM may be implicated. If an assignment of the operating agreements between the eREITsTM and our U.S. registered investment adviser subsidiaries is deemed to occur, and the eREITsTM do not consent to the assignment or enter into new agreements, our results of operations could be materially and adversely affected.

The regulatory environment in which we operate is subject to continual change and regulatory developments designed to increase oversight and may adversely affect our business.

The regulatory environment in which we operate has undergone significant changes in the recent past, including the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the adoption of many new rules and regulations in response. We believe there may be more regulatory changes in our industry, which would result in subjecting participants to significant additional regulation. The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect investors and other third parties who deal with us. These regulations often serve to limit our activities, including through customer protection and market conduct requirements. New laws or regulations, or changes in the enforcement of existing laws or regulations, applicable to us may adversely affect our business. Our ability to function in this environment will depend on our ability to constantly monitor and promptly react to legislative and regulatory changes. For investment management firms in general, there have been a number of highly publicized regulatory inquiries that focus on the asset management industry. These inquiries already have resulted in increased scrutiny in the industry and new rules and regulations for investment managers. This regulatory scrutiny may limit our ability to engage in certain activities that might be beneficial to our stockholders.

In addition, as a result of the recent economic downturn, acts of serious fraud in the asset management industry and perceived lapses in regulatory oversight, U.S. governmental and regulatory authorities may increase regulatory oversight of our businesses. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. The enactment of new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

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We are offering our shares of Class B Common Stock pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our shares of Class B Common Stock less attractive to investors as compared to a traditional initial public offering.

As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements, which may make our shares of Class B Common Stock less attractive to investors who are accustomed to traditional initial public offerings that are subject to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of our shares of Class B Common Stock, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of our shares of Class B Common Stock, we may be unable to raise the necessary funds necessary to continue developing our Programs, which could severely affect the value of our shares of Class B Common Stock.

Under Section 107 of the JOBS Act, we are permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standard that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, our financial statements may not be comparable to companies that comply with all public accounting standards.

This offering and the offerings of many of our sponsored Programs rely on new and relatively untested regulatory regimes, most notably Regulation A promulgated pursuant to the Jumpstart Our Business Act.  Accordingly, we and many of our sponsored Programs face heightened regulatory uncertainty regarding how to conduct such offerings, as well as potential enforcement actions from state and federal regulators regarding the compliance of such offerings with applicable regulatory regimes.

Given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of our shares of Class B Common Stock and our Programs’ common shares, as well as any ongoing compliance that we may be subject to.  As the first company to sponsor multiple offerings under Regulation A, we have led the way in establishing regulatory norms and precedents for offerings undertaken as a Tier 2 issuer, including with regard to our scaled disclosure and reporting requirements and our plan of distribution. While we endeavor to comply with all regulatory regimes with regard to this offering and our sponsored Programs’ Regulation A offerings, as a result of the novelty of our business practices surrounding such offerings, we expect to be subject to heightened regulatory focus while the regulatory norms and precedents surrounding Regulation A offerings become established, which may result in inquiries, investigations, or other enforcement actions from state or federal regulators, which could severely affect the value of our shares of Class B Common Stock.

Our use of Form 1-A and our reliance on Regulation A for this offering may make it more difficult to raise capital as and when we need it, as compared to if we were conducting a traditional initial public offering on Form S-1.

Because of the exemptions from various reporting requirements provided to us under Regulation A and because we are only permitted to raise up to $50,000,000 in any 12-month period under Regulation A (although we may raise capital in other ways), we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be adversely affected.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

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If we or our Programs were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

An entity will generally be deemed to be an “investment company” for purposes of the Investment Company Act of 1940, as amended (the “Investment Company Act”), if: (a) it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; (b) it is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type; or (c) it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are engaged primarily in the business of providing asset management services and not in the business of investing, reinvesting or trading in securities. We do not issue face-amount certificates of the installment type. We hold ourselves out as an asset manager and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Furthermore, we do not have any material assets other than (i) equity interests in certain wholly owned subsidiaries, which in turn have no material assets (other than intercompany debt and/or real estate-related assets, including capital or debt interests in our Programs), (ii) equity interests in certain wholly owned subsidiaries that are managers of entities that in turn invest in real estate-related assets, (iii) equity interests in a wholly owned subsidiary that is the manager of the general partner of Fundrise, L.P., which was formed to provide warehousing and financing support to assets originated and facilitated by the Fundrise Platform, (iv) equity interests in a wholly owned subsidiary that is the trustee of an entity that issues the Project Dependent Notes and (v) cash and cash equivalents. The wholly owned subsidiaries are vested with all management and control, directly or indirectly, over their subsidiaries. We do not believe that our equity interests in these wholly owned subsidiaries are investment securities. Moreover, because we believe that our capital interests in the Programs are neither securities nor investment securities, we believe that less than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis are comprised of assets that could be considered investment securities. Accordingly, we do not believe we are an investment company as defined in Section 3(a)(1) of the Investment Company Act. In addition, we believe we are not an investment company under Section 3(b)(1) of the Investment Company Act because we are primarily engaged in a non-investment company business.

We do not believe that any of our Programs are investment companies as defined the Investment Company Act. Our Programs make equity and debt investments in diversified portfolios of commercial real estate and real estate-related assets (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries. In connection with the Section 3(a)(1)(C) analysis, the determination of whether an entity is a majority-owned subsidiary of a Program (which generally means that the interests of such Program in such entity are not “investment securities” for purposes of Section 3(a)(1)(C)) is made by such Program. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting security as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. Our Programs treat companies in which they own at least a majority of the outstanding voting securities as majority-owned subsidiaries. Our Programs also treat subsidiaries of which they or their wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our Programs’ agreement or the agreement of our Programs’ wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. Our Programs reached this conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. Our Programs have not asked the SEC staff for concurrence of their analysis, their treatment of such interests as voting securities, or whether the Controlled Subsidiaries, or any other of their subsidiaries, may be treated in the manner in which they intend, and it is possible that the SEC staff could disagree with any of our Programs’ determinations. If the SEC staff were to disagree with our Programs’ treatment of one or more companies as majority-owned subsidiaries, our Programs would need to adjust their strategy and assets.

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Certain of our Programs’ subsidiaries may rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C) is designed for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion generally requires that at least 55% of the entity’s assets on an unconsolidated basis consist of qualifying real estate assets and at least 80% of the entity’s assets consist of qualifying real estate assets or real estate-related assets. These requirements limit the assets those subsidiaries can own and the timing of sales and purchases of those assets. To classify the assets held by our Programs’ subsidiaries as qualifying real estate assets or real estate-related assets, we will rely on no-action letters and other guidance published by the SEC staff regarding those kinds of assets, as well as upon our analyses (in consultation with outside counsel) of guidance published with respect to other types of assets. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the SEC or its staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations. Furthermore, although we and our affiliates intend to monitor the assets of our Programs’ subsidiaries regularly, there can be no assurance that our Programs’ subsidiaries will be able to maintain their exclusion from registration.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We and our Programs intend to conduct our operations so that neither we nor our Programs will be deemed to be an investment company under the Investment Company Act. If anything were to happen which would cause us or our Programs to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our and our Programs’ capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us and our Programs to continue our respective businesses as currently conducted, impair the agreements and arrangements between and among us, our Programs, our and their affiliates and our and their executive officers and directors, or any combination thereof, and adversely affect our and their business, financial condition and results of operations. In addition, we and they may be required to limit the amount of investments that we and they make as a principal or otherwise conduct our or their business in a manner that does not subject us or them to the registration and other requirements of the Investment Company Act.

We are not subject to the banking regulations of any state or federal regulatory agency.

We are not subject to the periodic examinations to which commercial banks and other thrift institutions are subject. Consequently, our financing decisions and our decisions regarding establishing loan loss reserves are not subject to periodic review by any governmental agency. Moreover, we are not subject to regulatory oversight relating to our capital, asset quality, management or compliance with laws.

Recent legislative and regulatory initiatives have imposed restrictions and requirements on financial institutions that could have an adverse effect on our business.

The financial industry is becoming more highly regulated. There has been, and may continue to be, a related increase in regulatory investigations of the trading and other investment activities of alternative investment funds. Such investigations may impose additional expenses on us, may require the attention of our senior management and may result in fines if we are deemed to have violated any regulations.

As Internet commerce develops, federal and state governments may adopt new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our and the Fundrise Platform’s business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to our business. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could negatively impact our Programs. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet. These taxes could discourage the use of the Internet as a means of raising capital, which would adversely affect the viability of the Fundrise Platform.

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Laws intended to prohibit money laundering may require us to disclose investor information to regulatory authorities.

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”) requires that financial institutions establish and maintain compliance programs to guard against money laundering activities, and requires the Secretary of the U.S. Treasury (“Treasury”) to prescribe regulations in connection with anti-money laundering policies of financial institutions. The Financial Crimes Enforcement Network (“FinCEN”), an agency of the Treasury, has announced that it is likely that such regulations would subject certain pooled investment vehicles to enact anti-money laundering policies. It is possible that there could be promulgated legislation or regulations that would require us or our service providers to share information with governmental authorities with respect to prospective investors in connection with the establishment of anti-money laundering procedures. Such legislation and/or regulations could require us to implement additional restrictions on the transfer of our shares of Class B Common Stock to comply with such legislation and/or regulations. We reserve the right to request such information as is necessary to verify the identity of prospective stockholders and the source of the payment of subscription monies, or as is necessary to comply with any customer identification programs required by FinCEN and/or the SEC. In the event of delay or failure by a prospective stockholder to produce any information required for verification purposes, an application for, or transfer of, our shares of Class B Common Stock may be refused.

Risks Related to Conflicts of Interest

There are conflicts of interest between us and our affiliates.

All of the agreements and arrangements between us and our affiliates, including those relating to fees and compensation, are not the result of arm’s length negotiations. Rather, such arrangements are determined by our executive officers based on industry standards and expectations of what our executive officers would be able to negotiate with a third party on an arm’s length basis. Some of the conflicts inherent in transactions with our affiliates, and the limitations on such parties adopted to address these conflicts, are described below. We will attempt to balance our interests with those of our affiliates. However, to the extent that such parties take actions that are more favorable to other entities than us, these actions could have negative impact on financial performance.

The interests of our executive officers, directors and affiliates may conflict with our interests.

We may have conflicts of interests with our executive officers, directors and affiliates. This risk is increased by the involvement of Benjamin Miller, who is our Chief Executive Officer and who participates, or expects to participate, directly or indirectly in offering by us and our affiliates, as well as in the management of our Programs. Potential conflicts of interest include, but are not limited to, the following:

•	our executive officers, directors and/or our affiliates may make investments in real estate assets for their own respective accounts, whether or not competitive with our business;

•	our executive officers, directors and/or our affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separately from us, and you will not be entitled to receive or share in any of the profits return fees or compensation from such businesses;

•	our executive officers, directors and/or our affiliates are not required to devote all of their time and efforts to our affairs; and

•	we experience conflicts of interests with certain of our directors, officers and affiliates from time to time with regard to any of our investments, transactions and agreements in which they hold a direct or indirect pecuniary interest.

We have adopted guidelines relating to director conflicts of interests and policies relating to related-party transactions. However, we cannot assure you that conflicts of interest, such as those listed above, will not result in claims by investors, which could have an adverse effect on our results of operations and financial condition.

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As we establish additional Programs in the future, there may be conflicts of interests among the various Programs, which may result in opportunities that would benefit some Programs over others. Our failure to adequately address such conflicts of interest could damage our reputation and adversely affect our business.

We have in the past, and expect to continue in the future, to establish and sponsor additional eREITTM offerings, and to continue to offer investment opportunities primarily through the Fundrise Platform, including offerings that will acquire or invest in commercial real estate equity investments, commercial real estate loans, and other select real estate-related assets. Some of our eREITsTM have overlapping investment objectives, and potential conflicts of interest may arise with respect to our decisions regarding how to allocate investment opportunities among those Programs. The manager of our eREITsTM has adopted an investment allocation policy that governs the allocation of investment opportunities among our Programs. To the extent an investment opportunity is appropriate for one of our eREITsTM, the manager of our eREITsTM will adhere to its investment allocation policy in order to determine to which eREITTM to allocate the opportunity. If a sale, financing, investment or other business opportunity would be suitable for more than one eREITTM, the manager’s investment committee will allocate it according to the policies and procedures adopted by the manager. Any allocation of this type may involve the consideration of a number of factors that the manager’s investment committee determines to be relevant. Although the manager’s investment committee will endeavor to allocate investment opportunities in a fair and equitable manner, any of our eREITsTM could be adversely affected to the extent investment opportunities are allocated to other eREITsTM. There is no guarantee that the manager’s investment committee will make the correct decision in such allocation.

Except under any policies that may be adopted by us or the manager in the future, no eREITTM or other Program will have any duty, responsibility or obligation to refrain from:

•	engaging in the same or similar activities or lines of business as any other eREITTM or other Program;

•	doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any eREITTM or other Program;

•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of any eREITTM or other Program;

•	establishing material commercial relationships with another eREITTM or other Program; or

•	making operational and financial decisions that could be considered to be detrimental to another eREITTM or other Program.

In addition, any decisions by our us or our affiliates to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit one Program more than another Program or limit or impair the ability of any Program to pursue business opportunities. In addition, third parties may require as a condition to their arrangements or agreements with or related to any one particular Program that such arrangements or agreements include or not include another Program, as the case may be. Any of these decisions may benefit one Program more than another Program.

Potential, perceived or actual conflicts of interest, such as those described above, could give rise to investor or stockholder dissatisfaction, litigation or regulatory enforcement actions. Adequately addressing conflicts of interest is complex and difficult and we could suffer significant reputational harm if we fail, or appear to fail, to adequately address potential, perceived or actual conflicts of interest. This could result in a loss of assets under management and adversely affect our business and financial condition.

The conflicts of interest policies we have adopted may not adequately address all of the conflicts of interest that may arise with respect to our activities and are subject to change or suspension.

In order to avoid any actual or perceived conflicts of interest, such as those described above, we have adopted conflicts of interest policies to specifically address some of the conflicts relating to our activities. There is no assurance that these policies will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to us. Our board of directors may modify, suspend or rescind such policies, including any resolution implementing the provisions of such policies, in each case, without a vote of our stockholders.

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this offering circular that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this offering circular or in the information incorporated by reference into this offering circular.

The forward-looking statements included in this offering circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our dependence on the success of real estate investment programs for generating revenue and raising new capital;

•	our ability to attract and retain members to the Fundrise Platform;

•	risks associated with breaches of our data security;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	a failure to satisfy requirements for favorable tax treatment of our Programs;

•	fluctuation in our cash flow or earnings as a result of any co-investments, especially in the event we are required to make future capital contributions;

•	risks related to the real estate industry in general, including risks related to potential increases in interest rates and tenant defaults and declines in real estate values and rental and occupancy rates;

•	the other risks identified in this offering circular including, without limitation, those under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this offering circular. All forward-looking statements are made as of the date of this offering circular and the risk that actual results will differ materially from the expectations expressed in this offering circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this offering circular, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this offering circular, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this offering circular will be achieved.

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USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of Class B Common Stock in this offering will be approximately $[  ] million, based upon (i) the sale of the maximum number of shares of Class B Common Stock being offered under this offering circular and (ii) an offering price of $[  ] per share, and after deducting estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility. As of the date of this offering circular, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Currently, we intend to use the net proceeds to us from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. Other than the payment of officers’ salaries, none of the proceeds of this offering will be used to compensate or otherwise make payments to our or our subsidiaries’ officers or directors.

Additionally, we may use a portion of the net proceeds to us to acquire businesses, products, services or assets. We do not, however, have agreements or commitments for any material acquisitions at this time. Accordingly, our management will have discretion in the application of the net proceeds to us from this offering, and investors will be relying on the judgment of our management regarding the use of these net proceeds. Pending the use of the net proceeds to us as described above, we plan to invest the net proceeds to us in short-term and long-term interest-bearing obligations, including government and investment-grade debt securities and money market funds. We cannot predict whether the proceeds invested will yield a favorable return.

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DIVIDEND POLICY AND DIVIDENDS

We have never declared or paid cash dividends on our capital stock, including the Class B Common Stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, contractual restrictions and other factors that our board of directors considers relevant.

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DILUTION

If you invest in our Class B Common Stock, your interest will be diluted to the extent of the difference between the offering price per share of our Class B Common Stock and the pro forma net tangible book value per share of our Class B Common Stock immediately after this offering. Dilution results from the fact that the per share offering price of our Class B Common Stock is substantially in excess of the pro forma net tangible book value per share attributable to the existing equity holders. Net tangible book value represents net book equity excluding intangible assets, if any.

Our pro forma net tangible book value per share as of June 30, 2016 was approximately $[_________], or approximately $[_________] per share of our Class B Common Stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of Class B Common Stock outstanding.

The following table illustrates the substantial and immediate dilution per share of Class B Common Stock to a purchaser in this offering:

Assumed offering price per share			$	[ ]
Pro forma net tangible book value per share as of June 30, 2016	$	[ ]
Increase in pro forma net tangible book value per share attributable to new investors		[ ]
Pro forma net tangible book value per share as of June 30, 2016, net of new investors				[ ]
Dilution in pro forma net tangible book value per share to new investors			$	[ ]

The following table sets forth, on the same pro forma basis, as of June 30, 2016, the number of shares of Class B Common Stock purchased from us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by the new investors, calculated at an assumed offering price of $[______] per share, before deducting estimated offering expenses payable by us:

	Shares Purchased			Total Consideration				Average Price
	Number	Percent		Amount		Percent		Per Share
Existing stockholders	[_________]	[____]	%	$	[_________]	[___]	%	$	[____]
New Investors	[_________]	[____]			[_________]	[___]			[____]
Total	[_________]	[____]	%	$	[_________]	[___]	%	$	[____]

The table above does not give effect to shares of our Class B Common Stock that may be issued upon the conversion of restricted shares or the exercise of options that we expect to grant under our stock-based compensation plans after the time of this offering. To the extent shares of our Class B Common Stock are issued upon exercise or conversion, there will be further dilution to new investors.

In July 2016, certain of our officers and directors purchased shares of our Class M Common Stock for a price per share of $0.0001, which is $[_____] less than the per share offering price of the Class B Common Stock offered in this offering circular.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes that appear in this offering circular. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and in this offering circular, particularly in the section entitled “Risk Factors.”

Overview

We own and operate the Fundrise Platform, a leading online, direct investment platform located at www.fundrise.com. We believe technology-powered real estate investment is a more efficient mechanism than the conventional financial system to invest in real estate and other alternative assets. Enabled by our proprietary technology, we aggregate thousands of individuals from across the country to create the scale of an institutional investor without the high fees and overhead typical of the old-fashioned investment business. Individuals can invest through the Fundrise Platform at ultra-low costs for what we believe is a better, more transparent web-based experience. Investors use the Fundrise Platform to potentially earn attractive risk-adjusted returns from asset classes that have generally been closed to many investors and only available to high net worth investors and institutions.

We believe that, as our business scales, while our growth may increase in absolute terms, our individual performance metrics are likely to slow. Accordingly, it may be insufficient to rely solely on any specific performance metric as a measurement of our success.

We have originated approximately $150 million in both equity and debt investments deployed across more than approximately $650 million of real estate property, while collecting and processing more than 55,000 investor dividends, distributions, investments and principal re-payments since we sponsored our first online investment in 2012. Our real estate debt and equity originations have increased at a compound annual growth rate of 802% (from $0.9 million to $75.2 million) for the two year period starting January 1, 2014 and ending December 31, 2015 and had a year-over-year growth rate of 118% (from $31.1 million to $67.8 million) for the six months ended June 30, 2016. As of September 22, 2016, none of our sponsored Programs (as described below) have suffered any loss of principal or projected interest; however, there can be no assurance that such performance will continue in the future. In addition, as of September 22, 2016, we have yet to generate any profits from our operations and are incurring net losses, and do not expect to generate any profits, if ever, until our assets under management, or AUM, through our Programs reaches at least $750 million.

We generate the majority of our revenue from (i) origination fees from debt and equity investments paid by the real estate operators with which we partner, (ii) asset management fees paid quarterly by investors in our Programs, and (iii) interest income. However, despite that, for the years ended December 31, 2014 and December 31, 2015, a significant portion of our revenue was generated from the net interest income we earned as a result of the Project Dependent Note Program. We have, as of September 2016, suspended the Project Dependent Note Program, indefinitely, and thus interest income is not expected to be a material part of our future revenue.

The origination fees we receive from originating debt and equity investments range from 1% to 2% of the initial principal amount of the investment. During the years ended December 31, 2014 and December 31, 2015, we generated gross origination fee revenue of $1.4 million and $0.2 million, respectively. In accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) we are required to defer the net of debt origination fees and costs and recognize the revenue over the life of the loan. This treatment may not accurately reflect the amount of origination fee income received by us and used in operations for a given year.

Investors pay us an annual asset management fee that is currently generally equal to 1% annually of the net offering proceeds as of the end of each quarter or the net asset value (“NAV”) at the end of each prior quarter as set forth in the filings of each respective eREITTM. In some instances, Fundrise Advisors, LLC, our wholly-owned subsidiary and the Manager of the eREITsTM may waive the asset management fee in whole or in part and will, as a result, forfeit any portion of the asset management fee that is waived.

The equity capital we invest in the real estate assets enabled through the Fundrise Platform comes directly from investors. Our model is built specifically to leverage the economies of scale created by the Internet to cut out excessive fees, while also lowering execution costs and reducing both time and manual resources. Our end-to-end integrated web-platform transforms the real estate origination, underwriting, funding, and servicing processes, replacing expensive sales and management teams with online applications, implementing data driven decision making, and automating transactions through payment processing APIs (application programming interfaces).

In November 2015, we expanded our product offerings by launching the first ever eREITTM investment, an intended diversified real estate investment trust, available directly to investors online. Through the Fundrise Platform, we reduced upfront fees and costs by up to 90% when compared to publicly traded REITs and public non-traded REITs, by eliminating high-fee broker-dealers and investment bankers, while removing the double promote (where sponsors receive returns in more than one place in the distribution waterfall) common with real estate private equity.  Our direct online investment model allows us, through our sponsored programs, to more efficiently raise capital than conventional institutional capital.  The average size of the real estate assets originated by us and our affiliates has increased from $543,000 to $1,722,000 for the fiscal years ended December 31, 2014 and 2015, respectively.

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Other than our co-investments as the sponsor in the various eREITsTM, we typically do not assume the long-term credit risk of the investments facilitated through the Fundrise Platform. However, from time to time, we or our affiliates, may bridge or warehouse investments for the eREITsTM or other sponsored programs. See “Management’s Discussion and Analysis Of Financial Condition And Results Of Operations – Liquidity and Capital Resources – Fundrise, L.P. – Sidecar Investment Fund.” As a result, a portion of our revenue comes from (i) interest earned from real estate assets we hold in this warehousing capacity and (ii) distributions from investments we make in our Programs.

Program investors can invest in one or all of the following channels that are offered through the Fundrise Platform, which we refer to in this offering circular as our Programs:

•	eREITsTM. As of August 1, 2016, we have sponsored five (5) separate eREITsTM, all of which had qualified offerings under Regulation A as of September 30, 2016, allowing any U.S. investor—not just high net worth individuals and other accredited investors—to invest directly in a diversified portfolio of commercial real estate investments.

•	Project Dependent Notes. Accredited investors may invest in promissory notes tied to the performance of specific real estate assets, in offerings exempt from registration pursuant to Section 4(a)(2) and Rule 506 of Regulation D. The Project Dependent Notes are typically issued by the National Commercial Real Estate Trust or a separate limited liability entity, each of which are ultimately under our control. The Project Dependent Notes are settled with cash flows from the underlying real estate assets selected by each investor through the Fundrise Platform. Since the introduction of our eREITTM Programs, we have not sponsored any additional series of Project Dependent Notes, and, beginning in September 2016, we suspended, indefinitely, our Project Dependent Notes Program. While, as of September 2016, $36,330,737.91 of securities remain outstanding under the Project Dependent Notes Program, we have no plans to sponsor the offering of any additional series of Project Dependent Notes in the immediate future.

We have experienced significant growth since the Fundrise Platform launched in 2012. For the years ended December 31, 2014 and 2015, we sponsored investments available to third party investors through our platform of approximately $9.0 million and $58.0 million, respectively, representing a year-over-year increase of approximately 544%. For the six months ended June 30, 2016, we sponsored $65.3 million in investment through the Fundrise Platform, representing an increase of approximately 109% from the six months ended June 30, 2015.

For the years ended December 31, 2014 and 2015, our total net revenue was $0.2 million and $2.3 million, respectively, representing a year-over-year increase of over 1,000%. We believe that our revenue in 2015 has lagged our growth in assets under management as a result of a deliberate low-fee model similar to the Vanguard mutual fund investment philosophy, where the costs of investment vehicles are kept to a strict minimum. For example, with respect to the Income eREITTM, which is the first eREITTM investment vehicle we sponsored, our wholly-owned affiliated manager, Fundrise Advisors, LLC, agreed to waive its asset management fees until December 31, 2017 if the Income eREITTM does not achieve an annual, non-compounded return equal to 15%. We consider this low-fee, investor-centric approach a form of radical investment accountability.

Our historical measured growth rates in facilitating investments through the Fundrise Platform reflect a deliberate strategy that allowed us to build and develop the various enterprise functions to support our scale, including operations, risk controls, customer support, compliance and technology. Demand from real estate operators and investors will continue to inform our business and investment product decisions, but we have so far refused to compromise the long-term quality of our underwriting to pursue excessive near-term growth rates that we believe would result in investment performance below our standards.

We have achieved the following significant milestones since our founding:

•	In June 2012, we invented online real estate investing (what some refer to as “real estate crowdfunding”), when our founders sponsored the first ever online real estate offering under Regulation A (available to all residents of the District of Columbia and the Commonwealth of Virginia) for a property at 1351 H Street NE, Washington, DC.

•	In April 2013, we continued to lead the evolution of online real estate investing, when our founders sponsored the second ever online real estate offering under Regulation A (available to all residents of the District of Columbia and the Commonwealth of Virginia) for a property located at 906 H Street NE, Washington, DC.

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•	In March 2014, we continued to lead the evolution of online real estate investing, when our founders sponsored the third ever online real estate offering under Regulation A (available to all residents of the District of Columbia, the Commonwealth of Virginia and the State of Maryland) for a property located at 1539 7th Street NW, Washington, DC.

•	In April 2014, Renren Inc. led our approximately $24.7 million Series A Preferred Stock financing round.

•	In November 2013, we introduced the first generation of the Fundrise Rating, which analyzed 25 key data variables relevant to real estate asset creditworthiness.

•	In June 2014, we introduced Project Dependent Notes that allowed investors to deploy capital targeting returns tied to select specific real estate assets through a standardized and simplified online investment process.

•	In February 2015, we sponsored an offering of limited liability company interests in Fundrise 3 World Trade Center, LLC, which owned approximately $2 million worth of Revenue Bonds, Series 2014 (backed by the 3 World Trade Center Project), Class 1, which had been issued by the New York Liberty Development Corporation.

•	In November 2015, we sponsored the first online real estate investment trust available to anyone in the U.S., called the Fundrise Real Estate Investment Trust, LLC (the Income eREITTM).

•	In January 2016, we surpassed $100 million in cumulative originations of debt and equity investments.

•	For the fiscal year ended December 31, 2015, we had earned a cumulative 13% gross annual return for the entirety of the Project Dependent Notes program, which totaled 43 separate underlying real estate assets.

•	In February 2016, we sponsored the second online real estate investment available to anyone in the U.S., called the Fundrise Equity REIT, LLC (the Growth eREITTM).

•	In July 2016, we surpassed 100,000 members on the Fundrise Platform.

•	In September 2016, we suspended, indefinitely, our Project Dependent Notes program.

•	In September 2016, we sponsored three additional eREITsTM, which vary based on geographic focus— Fundrise West Coast Opportunistic REIT, LLC (the West Coast eREITTM), Fundrise Midland Opportunistic REIT, LLC (the Heartland eREITTM), and Fundrise East Coast Opportunistic REIT, LLC (the East Coast eREITTM), each of which is available to anyone in the U.S., allowing investors to make their investment decisions through a custom product application.

•	In October 2016, we surpassed $100 million in assets under management under the eREITTM program.

The following graph represents the total, cumulative dollar amount of debt and equity investments that we (or our affiliates) have originated from third-party sources since January 2013 through June 30, 2016:

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We incurred net losses of $4.1 million and $3.7 million for the years ended December 31, 2014 and 2015, respectively. As of June 30, 2016, we have thirty-one (31) full time employees, primarily based in Washington, DC.

Key Factors Affecting Our Performance

Investment in Long-Term Growth

The core elements of our growth strategy include enrolling new investors, broadening our origination capabilities, enhancing our technology infrastructure, expanding our product offerings, and extending customer lifetime value. We plan to continue to invest significant resources to accomplish these goals, and we anticipate that our operating expenses will continue to increase for the foreseeable future, particularly our sales and marketing, technology, and origination expenses. These investments are intended to contribute to our long-term growth, but they may affect our near term profitability.

Originations

Our revenues have grown since 2014 primarily as a result of growth in originations. Growth in originations has been driven by the addition of new assets under management, increasing investment from our existing and new investors, and increasing average investment size.

We anticipate that our future growth will continue to depend in part on attracting new investors and real estate operators. We plan to increase our sales and marketing spending to attract these customers as well as continuing to increase our origination efforts to better attract potential real estate operators. As we have invested more funds in our digital marketing efforts and focused on developing relationships with real estate operators, we expect to increase our investments at a faster rate than in the past.

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Real Estate Originations

We originate our real estate investments with the Fundrise Platform and through our in-house real estate team. We generate revenue from origination fees paid by real estate operators in connection with debt and equity investment originations. We believe originations are a key indicator of the growth rate of our marketplace, credibility of our brand, scale of our business, strength of our network effect, and economic competitiveness of our products and future growth. Real estate originations have increased significantly over time due to the increased awareness of our brand, our high real estate operator and investor satisfaction rates, the effectiveness of our acquisition channels, a strong track record of investment performance and the expansion of our capital base. Factors that could affect debt and equity investment originations include the interest rate and economic environment, the competitiveness of our cost of capital, the success of our operational efforts to balance demands from investors and real estate operators, our ability to develop new products or enhance existing products for real estate operators and investors, the success of our sales and marketing initiatives and the success of developing relationships with real estate operator and acquiring and retaining investors.

Factors Affecting Our Results

Economic Environment

The demand for our products from real estate operators and investors is dependent upon, respectively, the cost of capital offered to real estate operators and the return earned by our Program investors relative to other comparable or substitute products. General economic factors and conditions, including the general interest rate environment and unemployment rates, may affect real estate operators’ willingness to seek investment capital for real estate investment opportunities and investor ability and desire to invest in real estate. For example, a significant interest rate increase could cause potential real estate operators to defer new projects or financing. Additionally, if weakness in the economy emerges and actual or expected default rates increase, investors in our Programs may delay or reduce their investments. However, we believe our platform will continue to offer an attractive value proposition to real estate operators and investors in all economic and interest rate environments relative to other alternatives.

Effectiveness of Underwriting Models

Our ability to attract real estate operators and investors to our platform is significantly dependent on our ability to effectively evaluate the quality and future performance of a real estate investment opportunities. Our ability to effectively underwrite the risk impacts our ability to offer attractive investment returns for investors as well as our ability to offer competitive cost of capital for real estate operators with which we partner, both of which directly relate to our members’ confidence in our platform. Our proprietary underwriting process and digital data backbone provide us with an efficient system to assess the risk and creditworthiness of each real estate investment opportunity. Our internal database driven system is constantly collecting new data points. Since our inception through June 30, 2016, we had received and reviewed more than 3,000 real estate transactions through our proprietary underwriting process. As our data set continues to expand with each new investment that is submitted for review and each ongoing monthly and quarterly detailed asset level report received, our internal infrastructure grows and analytical capabilities improve. Because the entire system is built on web-based, cloud technology and utilizes data driven analysis and decision-making, the model is continuously improving and increasing in efficiency as the volume of data points increase exponentially and our automated processes undergoes constant optimization.

Components of Results of Operations

Total Net Revenue

We generate the majority of our revenue from (i) origination fees from debt and equity investments paid by the real estate operators with which we partner, (ii) asset management fees paid quarterly by investors in our Programs, and (iii) interest income. However, despite that, for the years ended December 31, 2014 and December 31, 2015, a significant portion of our revenue was generated from the net interest income we earned as a result of the Project Dependent Note Program. We have, as of September 2016, suspended the Project Dependent Note Program, indefinitely, and thus interest income is not expected to be a material part of our future revenue.

Operating Expenses

Our operating expenses consist of sales and marketing, origination and servicing and general and administrative expenses, which includes engineering and product development and other general and administrative expenses.

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Sales and Marketing

Sales and marketing expense consists primarily of engagement of real estate operators and enrollment of investors in our Programs, including costs attributable to marketing and selling our products. This includes costs of building general brand awareness, and salaries and benefits expense related to our investments and marketing teams.

Sales and marketing expense was $0.9 million and $2.4 million for the years ended December 31, 2014 and 2015, respectively, an increase of 181%. The increase was primarily due to an increase in marketing and push for enrollment of investors as we debuted our first eREITTM.

Origination and Servicing

Origination and servicing expense consists of costs attributable to activities that most directly relate to origination and servicing loans for real estate operators that are borrowers under our Programs and investors in our Programs, in addition to the salaries and benefits expense of our real estate team.

Origination and servicing expense was $0.8 million and $1.0 million for the years ended December 31, 2014 and 2015, respectively, an increase of 27%. The slight increase was primarily due to a greater number of deals originated and serviced, but did not increase at the same rate as deal originations due to a substantial increase in the size of the deals being originated.

Engineering and Product Development

Engineering and product development expense consists primarily of salaries and benefits expense for our engineering and product management teams. These teams work on the development and maintenance of the Fundrise Platform. Engineering and product development expense also includes non-capitalized hardware and software costs.

Engineering and product development expense was $0.3 million and $0.5 million for the years ended December 31, 2014 and 2015, respectively, an increase of 70%. The increase was driven by investment in the Fundrise Platform and product development, which included an increase in personnel-related expenses resulting from increased headcount.

We capitalized $0.3 million, $0.5 million and $0.6 million in software development costs for the years ended December 31, 2013, 2014 and 2015, respectively.

Other General and Administrative

Other general and administrative expense consists primarily of salaries and benefits expense for our accounting, legal, and operations teams, stock-based compensation for all eligible employees, and professional services fees. Other general and administrative expense also includes facilities and depreciation and amortization expenses.

Other general and administrative expense was $1.7 million and $2.0 million for the years ended December 31, 2014 and 2015, respectively, an increase of 18%. The increase was primarily due to an increase in salaries and stock-based compensation expense related to increased headcount as we continue to invest in infrastructure and support teams.

Key Operating and Financial Metrics

We regularly review a number of metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions. (Tabular amounts in thousands, except percentages, or as noted.)

			Year-
			Over-
	December 31,	December 31,	Year
	2014	2015	Change
Originations	$16,670	$82,053	392%

Year Ended December 31,	2014	2015
Net Origination Fees	$98	$826	744%
% of Originations	0.59%	1.01%

Total Operating Revenue	$153	$890	478%
% of Originations	0.92%	1.09%

Total Net Revenue	$198	$2,328	1,072%
% of Originations	1.9%	2.84%

Total Operating Expenses	$3,702	$5,999	62%
% of Originations	22.21%	7.31%

Net Operating Loss	$(3,504)	$(3,671)	5%

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Comparison of Years Ended December 31, 2014 and 2015

For the years ended December 31, 2014 and 2015, our total net revenue was $0.2 million and $2.3 million, respectively, representing a year-over-year increase of over 1,000%. Total net revenue for the year ended December 31, 2014 included $0.1 million of net origination fee revenue and approximately $45,000 of net interest income. Total net revenue for the year ended December 31, 2015 included $0.8 million of net origination fee revenue and $1.4 million of net interest income.

For the years ended December 31, 2014 and 2015, our net origination fee revenue was $0.1 million and $0.8 million, respectively, representing a year-over-year increase of 744%. In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 310, loan origination fees and related loan origination costs for certain loans shall be offset and only the net amount shall be deferred over the life of the loan. Due to this GAAP reporting requirement, our Consolidated Statements of Operations only reflect the net amount of loan origination fee revenue and not the actual amount of loan origination fee income that was received by us and used in operations. Gross origination fee revenue for the years ended December 31, 2014 and December 31, 2015 was $0.2 million and $1.4 million, respectively.

Stock-Based Compensation

Stock-based compensation includes the expense related to restricted Class A Common Stock grants made to our employees. All stock-based awards made to employees are recognized in the consolidated financial statements based on their estimated fair value on the date of grant. The fair value of the shares granted has been established by our board of directors primarily based upon a Section 409A valuation provided by an independent third-party valuation firm or prepared by management.

Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, which is generally the vesting term of 4 years.

Share awards issued to non-employees are recorded at their fair value on the awards’ grant date, which is estimated using the same methodology described above.

Stock-based compensation expense is recorded net of estimated forfeitures, such that expense is recorded only for those stock-based awards that are expected to vest. Forfeitures of awards are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from initial estimates or if future forfeitures are expected to differ from recent actual or previously expected forfeitures. Our management has used an estimated forfeiture rate of 4% to modify the fair value of stock based compensation expense as of date of grant. The assumed forfeiture rate is the annual percentage of unvested stock options that are assumed to be forfeited or cancelled due to grantees discontinuing employment with us. Because service-based share awards normally vest over a four-year period, the forfeiture assumption is used to estimate the number of shares that are expected to vest in future periods, which affects the estimate of the forfeiture-adjusted aggregate stock-based compensation expense related to the shares. The forfeiture assumption was developed considering our actual annual forfeiture rates for unvested stock awards over the past four years and analyzing the distribution of unvested stock awards held by directors, executive officers, and other employees as of December 31, 2015. Holding other assumptions constant, a higher forfeiture rate reduces the number of shares expected to vest in future periods, which lowers the estimated forfeiture-adjusted aggregate stock-based compensation expense related to any affected stock awards.

Liquidity and Capital Resources

Since inception through June 30, 2016, we have financed our operations primarily through private offerings of our equity securities.

We primarily hold our excess unrestricted cash in short-term interest-bearing money market funds at highly-rated financial institutions. We believe that our current capital position is sufficient to meet our current liquidity needs for at least the next 24 months, however, there can be no assurance that our current capital position will meet our liquidity needs for such period.

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Equity Financings

Since inception, we have raised $24.7 million from the sale of convertible preferred stock to third parties and management, in our Series A Preferred Stock financing commencing in April 2014. The funds received from the issuance of our Series A Preferred Stock are currently our primary source of capital for operating expenditures. We also use a portion of this capital to finance a small percentage of the asset volume we originate.

In addition, in July 2016, we raised $1,800 from the sale of Class M Common Stock to management.

Fundrise, L.P. – Sidecar Investment Fund

As part of the 2014 Series A Preferred Stock financing, we raised a $10 million sidecar private fund called Fundrise, L.P., which was formed to provide warehousing and financing support to assets originated and facilitated by the Fundrise Platform. Fundrise, L.P., is managed by Fundrise GP I, LLC, our indirect, wholly-owned subsidiary.

Corporate Debt

As of June 30, 2016, we have issued and outstanding approximately $2 million of unsecured, variable interest rate demand promissory notes (the “Demand Notes”), which are payable upon demand from the holders of such Demand Notes, and have a variable annual interest rate that declines over time, depending on the length of time such Demand Notes are outstanding, as follows: (i) 1-30 days – 3.0%; (ii) 31-60 days – 2.0%; (iii) 61-90 days – 1.0%; (iv) 91+ days – 0.5%. In addition, we may redeem the Demand Notes at any time, without penalty, at our sole discretion. In September 2016 we suspended, indefinitely, the sale of new Demand Notes and redeemed all outstanding Demand Notes.

As of June 30, 2016, other than the Demand Notes, we do not have any material corporate debt.

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BUSINESS

Philosophy

At Rise Companies, our mission is to provide a simple, low-cost alternative for individuals to earn a better, more stable return on their investments.

Today, the primary option for individuals to invest their savings is the Wall Street model of public markets. We believe that these public markets are broken and now operate at the expense of the individual investor rather than on their behalf. Too often, we have seen investment managers choose to maximize their own short-term gains at the expense of their investors. They are bogged down by conflicts of interest and inefficiencies created by an old fashioned, legacy system. This results in high costs and fees, a high degree of uncertainty, and too low returns for individual investors.

Fundrise is a direct-to-investor alternative investment model with a mission to deliver better overall, stable returns by using a vertically integrated web-based platform and new regulations to allow retail investors to invest in real estate.

We believe that to earn the trust of investors in our Programs, we must act differently than the accepted industry norm, and that the early adopters of the eREITTM investment model deserve the opportunity to participate with us in any potential future success of Rise Companies (the occurrence of which cannot be assured).

We believe that in order to continue pursuing this mission, we must not only create a simple, transparent, low-cost model, but must also align our long-term interests with those of investors in our Programs. Accordingly, as the next step in this ongoing mission, we are giving our eREITTM investors an opportunity to become owners with us of Rise Companies.

We intend to initially limit the offer and sale of our Class B Common Stock in this offering solely to investors who have purchased common shares in one or more of the eREITsTM. While a variety of institutional capital options exist (in the form of venture capital funds, private equity funds, and other institutional capital sources), we believe that choosing to offer shares of our Class B Common Stock to our most loyal investors is in the best long-term interests of Rise Companies and its ability to pursue its central mission.

Overview

As real estate investors and developers, our founders saw first-hand the potential benefits of investing in and owning commercial real estate. However, too often, much of the profits from those investments ended up lost in the current inefficient, old-fashioned institutionalized investment system, with little opportunity for individual investors to participate on favorable terms.

So, we created the Fundrise Platform, an online investment platform located at www.fundrise.com, with one simple idea: use technology to drive a better, more stable investment alternative for everyone.

As of August 1, 2016, we have more than 100,000 members and we sponsored approximately $150 million in both equity and debt investments by our members deployed across more than approximately $650 million of real estate property.

Through our proprietary web based technology, we make the process of investing in quality commercial real estate simple, efficient, and transparent. By giving people the power to invest directly online, we are able to dramatically lower costs, which we believe will result in better returns.

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Our Online Platform

We believe:

-	Our new web-based technology can create a lower-cost, more efficient investment model for accessing private real estate than anything else available to individuals today.
-	This online, direct investment model increases transparency, reduces costs, and increases overall risk-adjusted returns.
-	Investing directly in commercial real estate will become a common practice for individual investors seeking a well-balanced, diversified portfolio.
-	Making the long-term interests of investors our singular priority allows us to build a successful and sustainable business.

Semi-Annual Cumulative Investment

The following graph represents the total, cumulative dollar amount of debt and equity investments that we (or our affiliates) have originated from January 2013 through June 30, 2016:

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Relevant Industry Background

We believe the trends in the traditional real estate capital markets have created an opportunity for our online, direct investment model to facilitate more efficient deployment of capital and achieve both lower-cost of financing for real estate operators and more attractive risk-adjusted returns for investors in our Programs.

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Private Equity Funds and Institutional Investors Control the Capital Markets. Since the late 1980s, private equity funds and other institutional investors have increasingly become a larger and larger percentage of the commercial real estate capital markets. Because of high fixed costs related to underwriting and servicing, these funds focus primarily on larger commercial real estate assets with total capitalization in the range of $50 million to $100 million.

Moreover, one of the responses to the 2008 recession, according to Preqin Global Private Equity Report, has been growth in the average size of investment funds, whereby institutional investors have been investing more of their capital with fund managers that have extensive track records, and are therefore, by nature, raising much larger funds. In 2014, funds of a size equivalent to $1.5 billion or more accounted for 58% of all private equity capital raised, while first-time managers only accounted for 7% of capital raised. The average fund size hit a record of greater than $600 million. Larger funds consequently focus on larger deals in order to deploy their capital fully and efficiently.

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Control by Institutional Funds Creates Inefficiencies and Distortions in Commercial Real Estate Markets. We believe that institutional dominance of the commercial real estate capital markets have created several key inefficiencies and distortions:

1)    Individual investors lack the size and market power to access quality real estate investments and therefore must rely on accessing investments through institutional channels. Over time, the control and market-making power enjoyed by traditional institutional players has allowed them to impose excessively large fees, overhead, and profit sharing interests. The result is the individual investor receiving a disproportionately small share of profits generated by the underlying real estate assets.

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2)    Institutional funds operate a model that is heavily dependent on manual processes. This results in high overhead and fixed costs. As a result, institutional funds tend to focus on large transactions in an effort to generate maximum profits relative to a fixed amount of work. This focus on only large transactions distorts the natural demand for these assets, increasing competition, and driving down returns. This further results in the individual, non-institutional investors receiving a lower relative risk-adjusted return.

3)    The excess demand for large assets results in lower supply of capital to small-to-medium sized operators and small balance commercial real estate assets. This inefficiency created by a lack of investors in the space, allows for opportunities to receive a better relative risk-adjusted return.

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Retail investors have limited opportunity to invest in private real estate without paying a heavy fee load. The non-traded REIT industry has seen enormous growth in the past 5 years, raising up to $15 billion a year, according to the Investment Program Association. This success was achieved despite an outdated distribution model dominated by armies of brokers (which are often affiliated with non-traded REIT raising capital) that charge up-front fee loads of as much as 15% to 20% on each investment – some of the highest loads across the entire financial industry. We believe that a lower cost alternative, such as the Programs we sponsor, available through a convenient and direct online platform, would offer compelling competition in the marketplace.

*Note that “Organization & Offering Expenses” may include “Selling Commissions”.

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Our Solution

We own and operate the Fundrise Platform, a leading online, direct investment platform located at www.fundrise.com. We believe technology-powered investment is a more efficient mechanism than the conventional financial system to invest in real estate and other assets. Enabled by our proprietary technology, we aggregate thousands of individuals from across the country to create the scale of an institutional investor without the high fees and overhead typical of the old-fashioned investment business. Individuals can invest through the Fundrise Platform at ultra-low costs for what we believe is a more transparent, web-based experience. Investors use the Fundrise Platform to potentially earn attractive risk-adjusted returns from an asset classes that have generally been closed to many investors and only available to high net worth investors and institutions.

We have originated approximately $150 million in debt and equity investments, deployed across more than approximately $650 million of real estate property, while collecting and processing more than 55,000 investor dividends, distributions, investments and principal re-payments since we sponsored our first online investment in 2012. Our real estate debt and equity originations have increased at a compound annual growth rate of approximately 802% (from $0.9 million to $75.2 million) for the two year period starting January 1, 2014 and ending December 31, 2015, and had a year-over-year growth rate of 118% (from $31.1 million to $67.8 million) for the six months ended June 30, 2016. As of September 22, 2016, none of our sponsored Programs (as described below) have suffered any loss of principal or projected interest; however, there can be no assurance that such performance will continue in the future. In addition, as of September 22, 2016, we have yet to generate any profits from our operations and are incurring net losses, and do not expect to generate any profits, if ever, until our assets under management, or AUM, through our Programs reaches at least $750 million.

Excluding whole loan co-investors and real estate debt and equity originated but not fully drawn down, the average amount invested across both the eREITTM and Project Dependent Notes programs is approximately $15,750 per unique investor and the average amount invested in the eREITTM program is approximately $9,780 per unique investor.

By combining sound investment principles with our proprietary web based technology, we believe we have built a solution that will transform how the real estate capital markets operate, increasing their efficiency and transparency. Our model is built specifically to leverage the economies of scale created by the Internet to cut out excessive fees, while also lowering execution costs and reducing both time and manual resources.

We believe we are participating in and driving the third wave of a paradigm shift in the financial industry similar to the invention of and move to online brokerages and online payment systems that occurred in the late 1990s and 2000s, and the “marketplace lending” and automated registered investment advisors movements in the 2000s and 2010s.

We believe that the first wave of this paradigm was from physical brokerages to online brokerages, such as E*TRADE Financial Corp., TD Ameritrade Corp., and Charles Schwab Corp. According to each of their Quarterly Reports on Form 10-Q for the fiscal period ended March 31, 2016, E*TRADE Financial Corp., TD Ameritrade Corp., and Charles Schwab Corp. have grown their customer bases to 3,254,000, 6,777,000, and 9,869,000 accounts, respectively, with $284.5 billion, $711.2 billion, $2,556.7 billion in client assets, respectively. In addition, this wave of innovation saw the rise of online payment systems companies, such as PayPal Holdings, Inc. and Square, Inc. According to its most recent Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, PayPal, Inc. currently has approximately 188 million active customer accounts and processed approximately $167 billion in online payments during the six-months ended June 30, 2016. In addition, according to its most recent Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2016, Square, Inc. processed approximately $316 million in payments to millions of sellers during the six-months ended June 30, 2016.

We believe the second wave of this paradigm shift is represented by “marketplace lending” companies such as LendingClub Corp. and Prosper Marketplace, Inc., as well as the move towards automated registered investment advisors, such as Wealthfront Inc. and Betterment, LLC. According to their respective Quarterly Reports on Form 10-Q for the fiscal period ended March 31, 2016, LendingClub Corp. and Prosper Marketplace, Inc. have cumulatively originated, since their respective inceptions, approximately $21.5 billion and $4.5 billion in consumer loans, respectively. In addition, according to their Forms ADV, dated August 10, 2016 and August 2, 2016, respectively, Wealthfront Inc. and Betterment, LLC have grown their assets under management to approximately $4.0 billion (with 80,975 accounts) and $5.1 billion (with 215,402 accounts), respectively.

However, unlike online brokerage platforms, online payment processors, marketplace lending platforms, or automated registered investment advisors, we are focused on sponsoring and directly offering to investors (without the costs associated with such intermediaries), alternative investments, in particular real estate, which, according to a February 2015 report by McKinsey & Company, as an asset class (defined as real estate, private equity and hedge funds) hit a record high of $7.2 trillion in 2013 and was growing at 10.7% per year – twice the annualized rate of traditional investments.

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Our end-to-end integrated web-platform transforms the real estate origination, underwriting, funding, and servicing processes; replacing expensive sales and management teams with online applications, implementing data driven decision-making, and automating transactions through payment processing APIs (application programming interfaces). Through our direct-to-the-investor investment platform, we believe we allow an individual investor to invest in the value (price per square foot) and yields available in the private real estate market.

Simultaneously, the web-platform allows for the seamless purchase of interests in private real estate investments, performance tracking and reporting through a personalized dashboard, and automated account management and maintenance, including financial updates and tax reporting. This allows us to service thousands of investors at a fraction of the cost of conventional, offline management typical in real estate.

Because the entire system is built on web-based, cloud technology and utilizes data driven analysis and decision-making, the model is continuously improving and increasing in efficiency as the volume of data points increase exponentially and our automated processes undergo constant optimization. As shown in the chart below, this efficiency has resulted in the fee loads paid by investors potentially being reduced by 490 basis points if they invest in an online platform rather than in a traditional private equity firm.

We believe that investors in general, and younger members in particular, prefer to invest through a web platform rather than a conventional paper or in person process. As of June 30, 2016, the average age of investors in our Programs was 38 years old. According to a 2011 Aite Group report, New Realities in Wealth Management, online brokerages manage 19% of the wealth management industry’s $13.5 trillion in client investment assets, versus the 38% managed by the wirehouses.  The study also reported that, at the end of 2010, the four largest wirehouses (Bank of America Merrill Lynch, UBS, Morgan Stanley, and Wells Fargo Advisors) represented slightly more than 55,000 financial advisors and $5.2 trillion in total client assets. Combined with the fact, per Thomson Reuters, that the average revenue per financial advisor is nearly $700,000 per year, there is approximately $38.5 billion a year in advisory fees at risk of technology driven disintermediation.

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Benefits to Program Investors

•	Public Access to a New Asset Class: Private Real Estate. Anyone can now invest in private real estate through the Fundrise Platform. The asset class has historically been funded and held by financial institutions or large institutional investors. The vast majority of individuals have been barred or largely underserved. By building a direct to consumer model and leveraging the scale of the Internet, individual investors can get access to a primary offering of real estate investments at virtually the same price and terms that institutional investors traditionally enjoy.

•	Strong Historic Track Record Attractive Risk-Adjusted Returns. We have historically offered our Program investors attractive risk-adjusted returns, with average gross annual returns ranging from approximately 13% per annum return in 2015 for the entirety of the Project Dependent Notes program, to a declared annualized 11% quarterly dividend for Fundrise Real Estate Investment Trust, LLC (Income eREITTM) for the fiscal quarter ended September 30, 2016. However, no assurance can be given that either the Project Dependent Note program or the Income eREITTM, or any other Program sponsored by us, will achieve such results in the future, as past performance is not indicative of future results.

•	Lower Costs Drive Higher Returns for Our Program Investors. Through the Fundrise Platform, we reduce upfront fees and costs by up to 90% when compared to publicly traded REITs and public non-traded REITS. Through the Fundrise Platform, we have eliminated the high-fee broker-dealer and investment banker, while removing the promotes common with real estate private equity. Our direct online investment model allows us, through our sponsored Programs, to more efficiently raise capital than conventional institutional capital. According to the Preqin 2015 Fundraising Update, U.S. private equity funds spend an average of 15.7 months on the road marketing to investors. Although this is the same as in 2014, it is less than the average of 19 months that funds closed in 2013 spent on the road. By raising capital solely through the Fundrise Platform, we are able to eliminate the exorbitant costs and time associated with the typical capital raising roadshow.

•	Radical Accountability. We strive to always place our Program investors first, and provide them with the best possible investor experience. To this end, we have adopted a low-fee model similar to the Vanguard investment philosophy, where costs are kept to a strict minimum. For example, with respect to the Income eREITTM, which is the first investment vehicle we sponsored, our wholly-owned affiliated manager, Fundrise Advisors, LLC, agreed to waive its asset management fees until December 31, 2017 if the Income eREITTM does not achieve an annual, non-compounded return equal to 15%. We consider this investor-centric approach a form of radical investment accountability.

•	Customer Experience/Convenience. We are obsessed with our Program investors. Our team provides high tech, personalized support to investors in our Programs. Our team answers questions and provides assistance throughout the investment process and the life of the investment, without ever resorting to high-pressure, active selling efforts that often lead to abuse by traditional distributions channels.

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Flexibility. We recognize that investing in real estate can be a major decision and sometimes things come up in life that can’t be expected. This is why, we’ve created a 90-day introductory period that allows redemption of an investor’s shares at no cost, in full, at the share price they were purchased, within the first 90 days of investing in our eREITsTM. Beyond 90 days, our redemption plan gives investors the flexibility to redeem their shares on a quarterly basis. The details of our eREITTM redemption plan are as follows:

eREITTM Share Redemption Program

Our eREITTM Programs have adopted a redemption plan whereby on a quarterly basis, shareholders may request that the eREITTM redeem at least 25% or more of their shares. Based on an assessment of the eREIT’sTM liquid resources and redemption requests, the eREIT’sTM Manager, Fundrise Advisors, LLC, our wholly-owned subsidiary, has the authority, in its sole discretion, to limit redemptions by each shareholder during any quarter, including if the Manager deems such action to be in the best interest of the shareholders as a whole.

Pursuant to the redemption program, for the first eighty-nine days following the settlement of the common shares subject to the redemption request (the “Introductory Period”), the per share redemption price will be equal to the purchase price of the shares being redeemed less any distributions received during that period. Shareholders that redeemed during the introductory period will not be allocated any dividends that were declared but unpaid during this period.

Beginning on the ninetieth day following the settlement of the common shares the eREITTM may redeem shares with a per share redemption price calculated based on the most current Net Asset Value (“NAV”) per share. The redemption price is subject to the following discounts, depending upon when the shares are redeemed:

Holding Period from Date of Purchase	Effective Redemption Price (as percentage of per share redemption price) (1)
Less than 90 days (Introductory Period)	100%
90 days until 3 years	97%
3 years to 4 years	98%
4 years to 5 years	99%
More than 5 years	100%
(1)	The Effective Redemption Price will be rounded down to the nearest $0.01.

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In addition, the redemption price will be reduced by the aggregate sum of distributions, if any, declared on the shares subject to the redemption request with record dates during the period between the quarter-end redemption request date and the redemption date.

Because the eREIT’sTM NAV per share will be calculated at the end of each quarter based on the schedule set forth by each eREITTM, the redemption price may change between the date the eREITTM receives the redemption request and the date on which redemption proceeds are paid. As a result, the redemption price that a shareholder will receive may be different from the redemption price on the day the redemption request is made.

The following graph shows the total, cumulative amount of distributions, including distributions of returns and principal, that our Programs have made to investors since January 2014 through June 2016:

* “REIT Dividends” represents the total cumulative amount of distributions that have been made to common shareholders of the eREITsTM.

Fundrise Real Estate Investment Trust, LLC’s dividend distributions have been entirely from its operating income.

In Q1 2016 and Q2 2016, Fundrise Equity REIT, LLC’s dividend distributions exceeded income from investments by $0.257 million . This was done to (i) ensure Fundrise Equity REIT, LLC meets the requirement of annually distributing 90% of taxable income to ensure qualification as a real estate investment trust, and (ii) to provide for daily dividends to ensure that early investors were not disadvantaged vis-a-vis later investors once the assets began cash-flowing. Generally, when dividend distributions exceed current quarter funds from operations, a portion of these distributions are sourced by offering proceeds. We believe that, by the beginning of fiscal year 2017, all of the dividend distributions from Fundrise Equity REIT, LLC will be deemed to have been from taxable income and not offering proceeds.

* “Distributions (PDN Portfolios)” represents the total cumulative amount of distributions that have been made to the holders of portfolios of Project Dependent Notes. PDN Portfolios were pre-set bundles of Project Dependent Notes that were made available for purchase by investors. As with the other Project Dependent Notes, while certain amounts of securities remain outstanding, the offering of PDN Portfolios was suspended indefinitely in September 2016.

* “Distributions (Project Dependent Notes)” represents the total cumulative amount of distributions that have been made to the holders of individual series of Project Dependent Notes.

Benefits to Real Estate Operators

•	Real Estate Operators are Embracing Technology. Real estate operators are increasingly using online services to manage their operations – to market and lease space, to search for capital, to gather and analyze asset management data. We believe real estate operators will come to expect an online, user-friendly capital source.

•	Access to Reasonably Priced Capital. Our innovative online, direct investment model and business process automation enable us to offer real estate operators, who may be borrowers or joint venture partners, a lower cost of capital than typically demanded by hedge funds or private equity. As a result of eliminating traditional intermediaries and digitizing the traditional offline investment infrastructure, through the Fundrise Platform, we can compete with a generally lower cost of capital when compared to traditional capital sources.

•	Superior Online Experience. We offer a fast and easy-to-use online application process and provide real estate operators with access to live support and online tools throughout the process. Our goal is to form long-term relationships with real estate operators, facilitating their access to an array of financial products that meet their evolving needs over time.

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•	The Digital Footprint of Real Estate is Expanding. There is a vast amount of real-time digital data about real estate properties that can be used to generate valuable insights that help better assess the creditworthiness of an investment.

•	Efficient Execution and Speed of Decision-Making. Typically, real estate operators inefficiently seek capital, using brokers or personal social networks, both of which can be limited and arbitrary. The process is time consuming and inefficient. Through the Fundrise Platform, real estate operators can submit an application to us online in mere minutes. We leverage the Fundrise Platform to quickly assess properties, determine a Fundrise rating and assign appropriate risk-adjusted return hurdles. Qualified applicants receive responses in just days and our sponsored Programs can close in as little time as one week.

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Small Real Estate Operators are not Adequately Served by Traditional Capital.  In our experience, the majority of institutional investors will not write checks less than $5 million to $10 million, and most prefer to invest $20 million to $50 million per deal. Due to their manual processes and expensive overhead, traditional institutional investors require larger deals to amortize their costs and generate greater fees and back-end carried interests. Through the Fundrise Platform, we are able to utilize a computerized, rules-based engine for filtering deal flow, removing the institutional bias associated with reviewing applications. We believe traditional investment funds face a number of challenges and limitations that make it difficult to address the capital needs of small to medium sized real estate operators.

The inefficiency and fragmentation of the small balance commercial (“SBC”) market has resulted in a relatively lower pricing for SBC properties as compared to core commercial. As of July 2006, there was the largest spread in prices between the Core Commercial CPPI component (an index created by Moody’s and Real Capital Analytics that tracks the price of large-scale, institutional-sized commercial real estate) and the Boxwood SCPI-117 (an index created by Boxwood Means that tracks the price of small-scale commercial real estate) since 2006, as shown in the chart below. The size of the gap illustrates the potential value discrepancy of small cap commercial real estate relative to institutional properties.

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We believe, over time, real estate capital sourcing will move online to a digital search and online application process due to our superior process and pricing.

Our Competitive Strengths

We believe the following competitive strengths differentiate us and serve as barriers for others seeking to enter our market:

•	First Mover Advantage. We have been largely credited as being one of the first, if not the first, online real estate investment platforms, and were the first to offer real estate investments online through Regulation A, with our first sponsored offering being declared qualified on June 19, 2012, three years to the day before the revisions to Regulation A mandated by the JOBS Act became effective. In 2015, we reinvented the online real estate investment industry with the launch of our proprietary eREITTM investment model, opening up online direct real estate investing to anyone in the United States. Since our inception, we have been a pioneer, innovator and thought leader in the real estate finance industry. We believe that our brand, reputation and scale has continuously allowed us to attract both a greater volume of new investors as well as the top real estate operators, which in turns leverages a lower operating cost structure, resulting in a snowball effect in our ability to consistently provide both better risk-adjusted returns and attractively priced flexible financing capital.

•	End-to-End Integrated Technology Platform. We built a single, fully integrated end-to-end web platform specifically designed to reduce the cost and increase the efficiency in the commercial real estate capital markets. Our Fundrise Platform touches every aspect of the property’s lifecycle, including deal origination, underwriting, funding, asset management and investor servicing. This allows us to automate and streamline the traditionally separate processes into a single seamless model.

•	Significant Scale. We believe we have the largest and fastest growing user base of investors in the industry. This ever-growing base of investors managed across the same software infrastructure allows us to constantly improve overall efficiency and performance. These benefits have generated a network effect, whereby the current size of the user base of the Fundrise Platform accelerates the growth of the user base, in our ability to provide market-leading products and satisfied members, which in turn help drive increased investment dollars as well as new first time investors.

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•	Proprietary Underwriting and Analytics Engine. Our proprietary underwriting process and digital data backbone provide us an efficient system to assess the risk and creditworthiness of each real estate investment opportunity. Our internal database driven system is constantly collecting new data points. Since inception through June 30, 2016, we had received and reviewed more than 3,000 real estate transactions through our proprietary underwriting process. As our data set continues to expand with each new investment that is submitted for review and each ongoing monthly and quarterly detailed asset level report received, our internal infrastructure grows and analytical capabilities improve.

•	Diversified Acquisition Channels. We have built a variety of online digital acquisition channels including social platforms, native content, content marketing, remarketing, and channel partnerships to directly acquire new investors online. The channels capitalize both on brand awareness and the low cost of various online distribution models to reduce our costs to acquire new investors without the need to utilize traditional sales networks and advertising.

•	Diversified Products Offering. We sponsor a suite of commercial real estate investments, including a mortgage eREITTM, equity eREITTM, and geographic eREITsTM (east, west, midland), as well as select investments limited solely to accredited investors. This diversity provides us with multiple, scalable investment products, long-term capital commitments and access to flexible funding for growth.

•	Track Record. With average gross annual returns ranging from an approximately 13% per annum return in 2015 for the entirety of the Project Dependent Notes program, to a declared annualized 11% quarterly dividend for Fundrise Real Estate Investment Trust, LLC (Income eREITTM), for the fiscal quarter ended September 30, 2016, we believe our flexible direct funding model, risk management capabilities and unit economics enable us to react rapidly to changing market conditions and generate attractive financial results. However, no assurance can be given that either the Project Dependent Note program or the Income eREITTM, or any other Program sponsored by us, will achieve such results in the future, as past performance is not indicative of future results.

•	Existing Industry Players Not Technology Integrated. Most commercial real estate operators and capital sources use limited technology other than Microsoft Excel, Argus, and third party property management software. We believe there is an opportunity to drive better performance with an end-to-end integrated technology-driven real estate investment company.

•	Technology Limitations of Existing Real Estate Companies. Many traditional real estate companies use legacy or third-party systems that are difficult to integrate or adapt to the shifting needs of small businesses. Real estate companies have limited their use of algorithms and big data analysis. Although we invest substantial resources in our underwriting, we are increasingly incorporating a technology-driven processes. As a hybrid technology and real estate company, we believe we are well suited to develop products that increase the quality and speed of our underwriting, while lowering costs.

•	Organizational and Structural Overhead Challenges. The costly combination of sales networks and in-house originators and manually intensive underwriting procedures makes it difficult for traditional lenders to efficiently serve small to medium sized real estate operators. We believe that our increasingly automated process will continue to drive down our operational costs, in order to achieve better returns for investors and better pricing for real estate operators

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•	Constant Consistent Focus on the Individual. Since inception, we have always been passionate about providing individual investors best in class service, regardless of their net worth. We have developed significant expertise over our five-year operating history of focusing exclusively on assessing and delivering investments to individuals. We believe this passion, constant focus, and experience offering real estate investments to individual through a digital medium provides us with an expertise that is unique in the market.

•	Management Experience. We believe that our management has significantly more experience in the critical areas of our industry (real estate, finance, securities, and technology) than any of our competitors. Collectively, our management has spent over 60 years in the real estate industry, developing over 1.5 million square feet of commercial properties at a value of more than approximately $650 million. In addition, due to its 40 years of collective experience, our technology group has been able to build our entire proprietary web platform without outsourcing any software development. Finally, as of August 1, 2016, management has successfully sponsored and publicly filed eight (8) offerings under Regulation A (five (5) of which had been declared qualified by the SEC), not including this Regulation A offering for Rise Companies, over the past five years – we are not aware of any company that has sponsored more than one Regulation A offering during this time period or in the history of the exemption. We believe this significant breadth of experience provides us with the ability to continue to lead our industry and create innovative products and solutions ahead of our competitors.

Our Strategy for Growth

Our growth strategy is to increase the number of people that invest in commercial real estate through an online portal and thereby increase our fees and other revenue. Key drivers of our growth strategy include:

•	Continue to Acquire Customers Through Digital Distribution Channels. We plan to continue investing heavily in direct marketing and other acquisition channels with a focus on increasing the rate at which we are adding new customers which will further increase our brand awareness.

•	Enhance Technology Infrastructure and Analytics Capabilities. We plan to make substantial investments in our technology infrastructure and analytics capabilities, including servicing, tax management, asset management, business process automation, automated underwriting, and data driven origination. Investing in our platform leads to increased automation of our operations and, we believe, will continue to provide a significant time and cost advantage over traditional capital sources run on legacy systems that are inflexible and slow to evolve. Our technology platform significantly reduces the need for physical and human infrastructure and lowers our costs, which provides us with significant operating leverage. By developing a model that increases in efficiency and performance as it scales, we are able to leverage our growth to improve our overall operations.

•	Expand Product Offerings. Following the successful introduction of our line of eREITTM investment vehicles, over time we plan to expand our offerings by introducing new real estate products. We believe there are opportunities to expand our investment targets to focus on other real estate verticals, to offer greater variety and more niche focused opportunities. While we intend to fund the expansion of our product offerings in part from the proceeds we receive from this offering, we have not yet finalized the specific products we will introduce or established a particular timeline to expand our product offerings, which we believe will be dependent in part upon overall market conditions and ongoing feedback from our existing investor base.

•	Extend Customer Lifetime Value. We believe we have an opportunity to increase investment and loyalty from new and existing investors, increasing their overall lifetime value. We plan to introduce new features and products to continue driving increased engagement on the Fundrise Platform. We believe our ability to maintain consistent communication with our members, through a simple online medium, will lead to increased engagement and virality.

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•	Robust Network Effects. We believe the attractiveness of our Fundrise Platform will continue to grow to the extent the number of participants and investments enabled through the Fundrise Platform increases. We refer to this as a “network effect.” Additionally, increased participation also results in the generation of many more investment opportunities that will generate substantial data that we believe can be used to improve the effectiveness of our credit decision making and underwriting models, enhancing our performance record and generating increasing trust in our brand. As investor trust increases, we believe investors will continue to demonstrate a willingness to accept lower risk premiums that will allow us to offer lower interest rates and attract additional high-quality real estate operators as borrowers and joint venture partners. We believe that these network effects reinforce our market leadership position.

•	Efficient and Attractive Financial Model. We generate revenue from origination fees from real estate operators through our real estate transactions and asset management and servicing fees from investors through our Programs. Other than our co-investments as the sponsor in the various eREITsTM, we typically do not assume the long-term credit risk of the investments facilitated through the Fundrise Platform. However, from time to time, we may bridge or warehouse investments for the eREITsTM or other sponsored Programs.

Our Real Estate Investment and Asset Management Platform

We own and operate, via a wholly-owned subsidiary or ours, the Fundrise Platform, which allows investors to become equity or debt holders in real estate opportunities that have been historically difficult to access for non-accredited investors. Through the use of the Fundrise Platform, investors can browse and screen real estate investments, view details of an investment and execute subscription documents online.

We are an online investment and asset management company that specializes in real estate investments. We use industry-specific expertise to evaluate, originate, service and manage investment opportunities through our real estate, financial fund management. As a specialized asset manager, we seek to develop real estate investment vehicles for external investors, for which we provide asset management services, typically under long-term management arrangements either through a contract with, or as the manager or general partner of, our sponsored investment vehicles.

We limit our investment vehicle development and management services to asset classes where we have specific expertise. We believe this strategy enhances the return on investment we can achieve for our investment vehicles. In our real estate operations on behalf of our Programs, we concentrate on the ownership, operation and management of multifamily and commercial real estate and real estate mortgage loans, including whole mortgage loans, first priority interests in commercial mortgage loans, known as A notes, subordinated interests in first mortgage loans, known as B notes, mezzanine loans, joint-venture equity, and investments in “value-added” properties, which require substantial improvements to reach their full investment potential.

Geographic Scope

We operate nationally, with our Programs collectively, as of August 1, 2016, having real estate investments in 15 states, with investors in our Programs collectively from all 50 states:

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Our Structure

The chart below shows the relationship among us and our affiliates as of the date of this offering circular.

Rise Companies is the parent company of Fundrise, LLC, a wholly-owned subsidiary. Fundrise, LLC owns and operates the Fundrise Platform, which allows investors to become equity or debt holders in alternative investment opportunities.

Fundrise Lending, LLC (“Fundrise Lending”) is a wholly-owned subsidiary of Rise Companies and a licensed finance lender in the State of California that facilitates real estate loans.

National Commercial Real Estate Trust (the “Trust”) is a Delaware statutory trust that is a wholly-owned subsidiary of Rise Companies and that has historically acquired loans from Fundrise Lending and held them for the sole benefit of certain investors that have purchased the Project Dependent Notes, which are issued by the Trust and are related to specific underlying loans for the benefit of the investor.

Fundrise Investments Manager, LLC, a wholly-owned subsidiary of Rise Companies, acts as a Class B Member and manager of Fundrise 3 World Trade Center, LLC.

Fundrise Advisors, LLC (“Fundrise Advisors”) is a registered investment advisor with the SEC and a wholly-owned subsidiary of Rise Companies that acts as the non-member manager for the eREITsTM sponsored by Rise Companies and offered for investment via the Fundrise Platform, including Fundrise Real Estate Investment Trust, LLC, Fundrise Equity REIT, LLC, Fundrise West Coast Opportunistic REIT, LLC, Fundrise East Coast Opportunistic REIT, LLC, and Fundrise Midland Opportunistic REIT, LLC.

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Fundrise Management, LLC is the sole member and manager of Fundrise GP I, LLC, which is the general partner of Fundrise, L.P. Fundrise, L.P., was created with the intent to directly benefit Rise Companies by driving its growth and profitability. Additionally, as of the date of this offering circular, Rise Companies owns 1.96% of Fundrise, L.P. and has the ability to direct its assets.

Rise Companies became the parent company of Fundrise, LLC, Fundrise Servicing, LLC, and Popularise, LLC, all entities under common control. The entities are wholly-owned subsidiaries of Rise Companies.

Description of Property

Our principal office is located at 1539 Connecticut Ave., NW, Suite 200, Washington, DC 20036, which we lease. Other than real estate assets that are part of our various Programs, we do not own any real estate. We believe that our current office space is suitable and adequate for the conducting of our business, but may need to relocate offices in the future in the event that we hire additional employees.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of the date of this offering circular, our directors and executive officers are as follows:

Name	Age	Position	Term of Office
Directors and Executive Officers
Benjamin S. Miller	40	Director, Chief Executive Officer and Interim Chief Financial Officer and Treasurer	March 2012
Brandon T. Jenkins	30	Director, Chief Operating Officer	March 2012
Joseph Chen	47	[Independent] Director	April 2014
Tal Kerret	46	[Independent] Director	April 2014
Kenneth J. Shin	36	Chief Technology Officer	March 2012
Bjorn J. Hall	35	General Counsel, Chief Compliance Officer, and Corporate Secretary	February 2014

Significant Employees

King Davidson	35	Senior Vice President – Real Estate	May 2015
Latasha Edwards	38	Senior Vice President – Real Estate	September 2016
Jordan Sale	26	Director of Marketing	February 2014
Chris Brauckmuller	29	Director of Design and Creative	March 2012
Kendall Davis	28	Investments	June 2014

All of our executive officers and significant employees work full-time for us.  There are no family relationships between any director, executive officer or significant employee.  During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

Benjamin S. Miller has served as our Chief Executive Officer and Director since our inception in March 2012, and, since October 2015, has served as our Interim Chief Financial Officer and Treasurer. Prior to serving as our Chief Executive Officer, Mr. Miller had been a Managing Partner of the real estate company WestMill Capital Partners from October 2010 to June 2012, and before that, was President of Western Development Corporation, one of the largest mixed-use real estate companies in the Washington, DC metro area, from April 2006 to October 2010, after joining the company in early 2005 as its Chief Operating Officer. From 2003 until 2005, Mr. Miller was an Associate and part of the founding team of Democracy Alliance, a progressive investment collaborative. In 2001, Mr. Miller co-founded and was a Managing Partner of US Nordic Ventures, a private equity and operating company that works with Scandinavian green building firms to penetrate the U.S. market. Mr. Miller has a Bachelor of Arts from the University of Pennsylvania.

Brandon T. Jenkins has served as a Director since October 2015, and as our Chief Operating Officer since February 2014, prior to which time he served as our Head of Product Development and Director of Real Estate which he continues to do currently. Additionally, Mr. Jenkins has served as Director of Real Estate for WestMill Capital Partners since March of 2011. Previously, Mr. Jenkins spent two and a half years as an investment advisor and sales broker at Marcus & Millichap, the largest real estate investment sales brokerage in the country. Prior to his time in brokerage, Mr. Jenkins also worked for Westfield Corporation, a leading shopping center owner. Mr. Jenkins earned his Bachelor of Arts in Public Policy and Economics from Duke University.

Joseph Chen has served as a Director since April 2014. Mr. Chen is the founder of Renren Inc. Before founding Renren Inc., Mr. Chen was the co-founder, chairman and chief executive officer of ChinaRen.com, a first-generation SNS in China and one of China’s most visited websites in 1999. Mr. Chen served as senior vice president for Sohu.com after ChinaRen.com was acquired by Sohu.com in 2000. Mr. Chen holds a bachelor’s degree in physics from the University of Delaware, a master’s degree in engineering from the Massachusetts Institute of Technology, and a M.B.A. degree from Stanford University. [Our board of directors has determined that Mr. Chen would be considered independent under the applicable rules of The NASDAQ Stock Market LLC, if such rules applied to us.]

Tal Kerret has served as a Director since April 2014. Mr. Kerret is President of Silverstein Properties, Inc. (“SPI”), where he is responsible for managing and monitoring the company’s portfolio of assets, devising strategies for growth and acting as a liaison with investors.  Mr. Kerret also oversees some of the day-to-day operations of the company. Mr. Kerret joined SPI, in 2011, as Executive Vice President. He launched Silver Suites Offices at 7 World Trade Center, and oversees Silver Suites Residences at Silver Towers.  In January 2013, Mr. Kerret was promoted to Chief Investment Officer of SPI. Prior to joining SPI, Mr. Kerret was Chairman and Co-Founder of Oberon Media, Inc., the leading casual games platform and solution provider established in 2003. Prior to co-founding Oberon Media, Inc., Mr. Kerret was CEO and co-founder of RichFX, an e-commerce technology infrastructure company, for seven years. Prior to RichFX, Mr. Kerret served as an officer in the Israeli Defense Forces for six years. Mr. Kerret holds degrees in Mathematics and Computer Science from the Tel Aviv University. [Our board of directors has determined that Mr. Kerret would be considered independent under the applicable rules of The NASDAQ Stock Market LLC, if such rules applied to us].

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Kenneth J. Shin has served as Chief Technical Officer since our inception in March 2012. Previously, Mr. Shin has consulted for Fortune 500 clients in financial services and technology, including Fannie Mae, Oracle, Lockheed Martin and Computer Science Corporation. Mr. Shin has also consulted for government clients including the Federal Bureau of Investigation, Department of Defense and NATO. Mr. Shin earned his Bachelor of Science in Computer Science Engineering from the University of Pennsylvania

Bjorn J. Hall has served as our General Counsel, Chief Compliance Officer, and Corporate Secretary since February 2014. Prior to becoming our General Counsel, from February 2008 to February 2014, Mr. Hall served as a counsel at the law firm of O’Melveny & Myers LLP, where he was a member of the Corporate Finance and Securities Group. Prior to O’Melveny, from September 2006 to February 2008, Mr. Hall served as an associate at the law firm Venable, LLP, where he was a member of the Transactions Group. Mr. Hall has a Bachelor of Arts from the University of North Dakota and received a J.D. from Georgetown University Law School.

Alex King Davidson has served as Senior Vice President, Real Estate since May 2015. Previously, Mr. Davidson has worked in real estate development with the national developer Opus Corporation, real estate investment and acquisitions with Clark Enterprises and investment banking with Bank of America Merrill Lynch.  Mr. Davidson has a Master of Business Administration from the University of Virginia, Master of Science in Real Estate from Johns Hopkins University and Bachelor of Arts from Washington and Lee University.

Latasha Edwards has served as our Senior Vice President – Real Estate since September 2016. Prior to becoming our SVP Real Estate, Ms. Edwards served as a Vice President – Investments at MacFarlane Partners from 2013 to 2016. Prior to MacFarlane, Ms. Edwards served as a Vice President – Asset Management at Hudson Realty Capital from 2012-2013, and as a Director of Operations at KIPP AMP Academy from 2011 to 2012. Ms. Edwards has a Bachelor of Arts in Economics from Harvard University and a Master of Business Administration from The Wharton School, University of Pennsylvania.

Jordan Sale has served as our Director of Marketing since February 2014. Prior to becoming our Director of Marketing, Ms. Sale worked at digital advertising agency Blue State Digital, where she helped to manage the company's work with a variety of clients including the Green Bay Packers and Google Take Action. Ms. Sale received her B.A. in Communications and Urban Studies from the University of Pennsylvania.

Chris Brauckmuller has served as Director of Design and Creative since December 2012. From March 2010 to December 2012, Mr. Brauckmuller ran his own independent interactive design studio, during which time he was regularly engaged by the Company on a contract basis. From August 2009 to March 2010, Mr. Brauckmuller was employed as an interactive designer at 352 Media Group (now 352 Inc.), based in Gainesville, Florida, where he led design efforts on accounts ranging from local businesses to the Fortune 500, including Microsoft and BAE Systems. Mr. Brauckmuller received a Bachelor of Arts degree from the University of Florida.

Kendall Davis has lead our investments team since June 2014. From June 2011 through June 2014, Ms. Davis worked at Citigroup, initially in Structured Credit and Interest Rate Derivative Sales from June 2011 until May 2013, then subsequently as part of the Hedge Fund & Alternatives Initiative group within the Citi Private Bank from May 2013 until June 2014. Ms. Davis is a 2011 graduate of the University of Virginia with honors in Political Philosophy, Policy & Law.

Election of Directors

Our board of directors is comprised of 4 members. The holders of outstanding Class A Common Stock, Class F Common Stock and Class M Common Stock are entitled to elect two directors at any election of directors. So long as at least 2,500,000 shares of Series A Preferred Stock remain outstanding, the holders of such shares of Series A Preferred Stock are entitled to elect one director at any election of directors. The remaining director is elected by holders of Series A Preferred Stock (voting on an as-converted basis) and Class A Common Stock, Class F Common Stock and Class M Common Stock, voting as a single class.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that Messrs. [______] do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors would qualify as “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Stock Market LLC, if such rules applied to us. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in “Interest of Management and Others in Certain Transactions.”

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Recent Developments Regarding a Former Executive Officer

On February 8, 2016, Mr. Michael McCord, our former Controller, and the former Chief Financial Officer and Treasurer of the manager of our eREITsTM, abruptly and without notice, presented us with a severance agreement requiring a payment to Mr. McCord of approximately One Million Dollars ($1,000,000), as well as the vesting of all his outstanding stock awards in our Company. Mr. McCord claimed that if the severance agreement was not executed within approximately 2 hours, that he would provide the SEC with evidence of us improperly handling two real estate transactions.

Although we believe the claims to be baseless, we immediately provided Mr. McCord with an opportunity to provide more clarity as to his claims, as well as engaged a registered public accounting firm, which is not affiliated with Aronson LLC (the “Public Accounting Firm”) to review the two real estate transactions referenced. Mr. McCord declined the opportunity to provide more information, and as best as we could tell, Mr. McCord’s claims related specifically to the redemption of two series of Project Dependent Notes and our valuation of the two assets underlying such Project Dependent Notes.

Due to Mr. McCord’s refusal to participate in our investigation of his claims, on February 8, 2016, he was placed on paid administrative leave. Within a few hours of having been placed on administrative leave, Mr. McCord again threatened to do harm to us if his monetary demands were not met, and proceeded to violate the terms of his administrative leave by contacting a number of individuals employed by us.

In response to Mr. McCord’s violation of the terms of his administrative leave, his failure to cooperate with our investigation of his claims, inappropriate and unprofessional communications with members of our senior management team and other culpable conduct, on February 9, 2016, we terminated his employment as our Controller, as well as his employment as the Chief Financial Officer and Treasurer of the manager of our eREITsTM, and appointed Mr. Benjamin Miller, our Chief Executive Officer, as the interim Chief Financial Officer and Treasurer of the manager of our eREITsTM.

In an effort of full disclosure, on February 9, 2016 we contacted the SEC to make them aware of Mr. McCord’s claims and demands. In addition, on February 9, 2016, we reported the matter to local law enforcement.

On February 10, 2016, we received a letter from lawyers representing Mr. McCord making claims of retaliation and wrongful termination. We believe these claims to be groundless, and intend to dispute them vigorously.

On February 16, 2016, the Public Accounting Firm reported the results of its investigation to Mr. Bjorn Hall, our General Counsel and the General Counsel and Chief Compliance Officer of the manager of our eREITsTM. The Public Accounting Firm concluded that our methodology for valuing the two assets that were involved in the transactions is generally consistent with typical valuation methodology and is considered reasonable.  The resulting fair value conclusions for the two real estate transactions were each greater than our financial basis in the investments, and were deemed reasonable by the Public Accounting Firm, based on independent testing by the Public Accounting Firm of the applicable approaches to value. Further, given the interest rates and target returns provided by us, and based on the Public Accounting Firm’s research of joint-venture equity structures in the marketplace, as well as current mezzanine loan interest rates, the Public Accounting Firm concluded that our financial basis in each of the investments appeared reasonable.

Thereafter, in an effort to fully investigate Mr. McCord’s allegations, on March 28, 2016, we engaged the Public Accounting Firm to review the cash inflows and outflows with respect to the Project Dependent Note investment program. On April 13, 2016, the Public Accounting Firm reported its results to us, including that the fundings were traced and agreed to the applicable investment and bank statements (or other bank information) with no exceptions. In other words, for the Project Dependent Note program, all funds received and distributed (through interest and repayment) were recalculated by the Public Accounting Firm and determined to match both the obligations under the related investment documents and the bank statements without exception.

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COMPENSATION OF OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the annual compensation of each of the three highest paid persons who were executive officers or directors during 2015, which was our last completed fiscal year.

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Benjamin S. Miller	Chief Executive Officer and Interim Chief Financial Officer and Treasurer	$150,000		$150,000
Kenneth J. Shin	Chief Technology Officer	$165,000	(1)(3)	$178,750
Bjorn J. Hall	General Counsel, Chief Compliance Officer, and Corporate Secretary	$205,000	(2)(3)	$224,750

(1) Mr. Shin’s other compensation included (i) a cash bonus of $8,250 and (ii) a grant of 50,000 restricted shares of Class A Common Stock, valued at $5,500 at the time of grant. The vesting schedule of Mr. Shin’s grant of restricted shares follows the vesting schedule described in footnote 3 below.

(2) Mr. Hall’s other compensation included (i) a cash bonus of $8,750 and (ii) a grant of 100,000 restricted shares of Class A Common Stock, valued at $11,000 at the time of grant. The vesting schedule of Mr. Hall’s grant of restricted shares follows the vesting schedule described in footnote 3 below.

(3) Under our 2014 Stock Option and Grant Plan, we may grant unrestricted and restricted stock awards, restricted stock units, or options to purchase shares of common stock to employees, executives, directors, and consultants. An aggregate of 2,500,000 shares of Class A Common Stock have been authorized for issuance under the 2014 Stock Option and Grant Plan. The restricted stock granted through December 31, 2015 generally follows a vesting schedule whereby 25% of the award vests twelve months from the vesting commencement date, and 6.25% vest quarterly thereafter, provided the grantee remains continuously employed by us through each vesting date; however, the board of directors retains the authority to grant shares or options with different terms. Currently, there are nor performance formulas or measures in effect, other than the passage of time, for the time period over which the restricted stock grants vest.

The aggregate annual compensation of our directors as a group (which consists of 4 persons) during 2015 was approximately $200,000.

Compensation to be paid to the three individuals listed in the table above as well as to our directors for 2016 is expected to be at the same levels as 2015.

Other than the 2014 Stock Option and Grant Plan, we do not have any other ongoing plans or arrangements whereby compensation may be paid in the future.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In addition to the compensation arrangements, discussed in the section “Compensation of our Directors and Executive Officers” and the registration rights described in the section “Securities Being Offered,” the following is a description of each transaction since January 1, 2014 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors, executive officers, or holders of more than 10% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Stock Issuances

We were conceived of by Benjamin Miller, and self-funded by Benjamin Miller and Daniel Miller from inception in 2012 until 2014. In April 2014, in exchange for contributing to us the intellectual property and other assets used by us, Benjamin Miller and Daniel Miller each received 5,000,000 shares of Class F Common Stock.

Additionally, we have granted restricted shares of Class A Common Stock under our 2014 Stock Option and Grant Plan to our executive officers, directors and certain holders of more than 10% of a given class of our outstanding capital stock, in their capacities as our employees. See “Security Ownership of Management and Certain Securityholders.”

Series A Preferred Stock Financing

From April 14, 2014 through October 10, 2014, we sold an aggregate of 11,865,046 shares of our Series A Preferred Stock at a cash purchase price of $2.1872 per share or pursuant to the automatic conversion of certain convertible promissory notes, for an aggregate purchase price of approximately $24.7 million (including the purchase price paid for the convertible promissory notes).

The following table summarizes the Series A Preferred Stock purchased by our executive officers, directors, holders of more than 10% of a given class of our outstanding capital stock or any immediate family member.

Name of Stockholder	Shares of Series A Preferred Stock	Total Purchase Price
WestMill Capital Partners LLC (1)	368,679	$806,365
Benjamin Miller	249,557	$545,825
Daniel Miller	249,557	$545,825
Herbert Miller, Patrice Miller, David Miller and Caroline Miller (2)	374,757	$448,932

(1) WestMill Capital Partners LLC is a private limited liability company jointly and equally owned in its entirety by Benjamin Miller and Daniel Miller.

(2) Each of these individuals are immediate family members of Benjamin Miller and Daniel Miller. Consists of 131,643 shares of Series A Preferred purchased by Herbert Miller, 109,348 shares of Series A Preferred purchased by Patrice Miller, 66,883 shares of Series A Preferred purchased by David Miller and 66,883 shares of Series A Preferred purchased by Caroline Miller, each upon the conversion of outstanding convertible promissory notes and at a price per share of approximately $1.20.

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Investors’ Rights Agreement

On April 14, 2014, in connection with the Series A Preferred Stock financing described above, we entered into an Investors’ Rights Agreement (the “IRA”) with certain holders of our common stock and preferred stock, including persons who held more than 10% of any class of our outstanding capital stock, certain of our executive officers and directors, entities with which certain of our officers and directors are affiliated, and family members of certain of our officers and directors. Pursuant to the IRA, the holders of certain shares of our common stock and preferred stock are entitled to certain registration rights, information rights and preemptive rights. The related parties who are signatories to the IRA include Benjamin Miller, Daniel Miller, Herb Miller, Patrice Miller, Renren Linahe Holdings, David Miller, Caroline Miller, Tal Kerret, and WestMiller Capital Partners, LLC. Certain other individuals who are not related parties are also signatories to the IRA.

Right of First Refusal and Co-Sale Agreement

On April 14, 2014, in connection with the Series A Preferred Stock financing described above, we entered into a First Refusal And Co-Sale Agreement (“Co-Sale Agreement”) with certain holders of our common stock and preferred stock, including persons who hold more than 10% of our outstanding capital stock, certain of our executive officers and directors, entities with which certain of our officers and directors are affiliated, and family members of certain of our officers and directors. Pursuant to the Co-Sale Agreement, the holders of our preferred stock have rights of first refusal and co-sale with respect to certain transfers made by certain holders of our common stock. The related parties who are signatories to the Co-Sale Agreement include Benjamin Miller, Daniel Miller, Herb Miller, Patrice Miller, Renren Linahe Holdings, David Miller, Caroline Miller, Tal Kerret, and WestMiller Capital Partners, LLC. Certain other individuals who are not related parties are also signatories to the Co-Sale Agreement.

Voting Agreement

On April 14, 2014, in connection with the Series A Preferred Stock financing described above, we entered into a Voting Agreement (the “Voting Agreement”) with certain holders of our common stock and preferred stock, including persons who held more than 10% of any class of our outstanding capital stock, our executive officers and directors, entities with which certain of our officers and directors are affiliated, and family members of certain of our officers and directors. Pursuant to the Voting Agreement, the holders of certain shares of our common stock and preferred stock have agreed to vote their shares on certain matters, including with respect to the election of directors, in accordance with the vote of a majority of the outstanding shares eligible to vote on such matter. The related parties who are signatories to the Voting Agreement include Benjamin Miller, Daniel Miller, Herb Miller, Patrice Miller, Renren Linahe Holdings, David Miller, Caroline Miller, Tal Kerret, and WestMiller Capital Partners, LLC. Certain other individuals who are not related parties are also signatories to the Voting Agreement.

Real Estate Transactions

The initial three real estate properties we used to assess the effectiveness of the Fundrise Platform were managed and owned by Benjamin Miller and Daniel Miller. Specifically, from 2011 to 2014, each of 1351 H Street NE, LLC, 906 H Street NE, LLC, and 1539 7th Street NW, LLC, all of which invested in properties located in Washington, DC, utilized the Fundrise Platform to conduct three separate Regulation A offerings to raise $325,000, $350,000, and $350,000, respectively. We received no transaction-based compensation from these deals and, at the time, we were wholly-owned by Benjamin Miller and Daniel Miller. These properties currently continue to use the Fundrise Platform solely for online investor relations and dividend distributions.

Investments in Company Convertible Notes

Through April 2014, we raised $3,359,041 in convertible notes from a number of parties, including related parties. Convertible notes of $545,825 from Benjamin Miller, $545,825 from Daniel Miller, and $806,365 from WestMill Capital Partners LLC, a private limited liability company jointly and equally owned in its entirety by Benjamin Miller and Daniel Miller, were converted into a total of 867,793 shares of our Series A Preferred Stock. Additional related party investments in the convertible notes included Herbert Miller (Messrs. Millers’ father), Patrice Miller (Messrs. Millers’ stepmother and mother, respectively), David Miller (Messrs. Millers’ brother), and Caroline Miller (Messrs. Millers’ sister), which investment amounts totaled $157,193, $131,219, $80,260, $80,260, respectively. These related party investments were made under the same terms as other investors in the convertible notes.

Investments in Project Dependent Notes

Benjamin Miller, Daniel Miller, and Herbert Miller each have invested in Project Dependent Notes issued by our sponsored Programs. In all cases, these Project Dependent Notes were purchased under the same terms as any other investor on the Fundrise Platform and the parties received no special benefits not shared on a pro-rata basis by all holders of the notes. Benjamin Miller, Daniel Miller, and Herbert Miller have invested in total approximately $165,000, $73,000, and $1,355,000, respectively, in Project Dependent Notes.

Joe Chen, our Director and the Chief Executive Officer of Renren, Inc., the ultimate parent of Renren Lianhe Holdings, has invested in Project Dependent Notes issued by our sponsored Programs. In all cases, these Project Dependent Notes were purchased under the same terms as any other investor on the Fundrise Platform and Mr. Chen received no special benefits not shared on a pro-rata basis by all holders of the notes. Mr Chen has invested in total approximately $400,000 in Project Dependent Notes.

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Limitation of Liability and Indemnification of Officers and Directors

See the section titled “Securities Being Offered—Limitation of Liability and Indemnification of Officers and Directors.”

Future Transactions

We intend that all future affiliated transactions be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party.  We previously implemented a conflicts of interest policy, which requires a majority of the independent, disinterested members of our board of directors to approve affiliated transactions.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding capital stock as of August 1, 2016 for the following: (i) each of the our directors and executive officers, (ii) all persons who are our directors and executive officers as a group and (iii) any person who is known by us to be the beneficial owner of more than 10% of any class of our outstanding capital stock.

We calculated percentage ownership prior to this offering based on 41,708,321 shares of our capital stock outstanding as of August 1, 2016, which consisted of 1,843,275 shares of Class A Common Stock, 0 shares of Class B Common Stock, 10,000,000 shares of Class F Common Stock, 18,000,000 shares of Class M Common Stock and 11,865,046 shares of Series A Preferred Stock outstanding. In computing the beneficial ownership of outstanding shares of Class A Common Stock, we deemed a person to be the beneficial owner of all restricted shares of Class A Common Stock that were issued to such person under our 2014 Stock Option and Grant Plan regardless of whether such shares have vested, as our 2014 Stock Option and Grant Plan provides that, unless we provide otherwise, a grantee of restricted shares of Class A Common Stock shall be entitled to vote such shares regardless of whether such shares have vested. Unless noted otherwise, no person listed in the table below has the right to acquire beneficial ownership of any additional shares of capital stock within 60 days of August 1, 2016.

To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock or Series A Preferred Stock shown as beneficially owned by that stockholder. Unless otherwise indicated, the address for each person named in the table below is c/o Rise Companies Corp., 1519 Connecticut Ave. NW, Suite 200, Washington, DC 20036.

	Class A		Class B		Class F		Class M		Series A Preferred(1)		Voting Power
Name of Beneficial Owner	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Series	% of Common Stock(2)	% of All Capital Stock(3)
10% Stockholders
Renren Lianhe Holdings	—	—	—	—	—	—	—	—	11,865,046	100.0%	—	2.9%
Daniel S. Miller(4)	—	—	—	—	5,000,000	50.0%	—	—	618,236	5.2%	19.0%	18.4%
Chris Brauckmuller(5)	175,000	9.5%	—	—	—	—	2,250,000	12.5%	—	—	7.7%	7.4%
Beneficial Ownership Group Created by Voting Agreement(6)	122,900	6.7%	—	—	10,000,000	100.0%	—	—	11,865,046	100.0%	38.0%	40.6%

Executive Officers and Directors
Benjamin S. Miller(7)	—	—	—	—	5,000,000	50.0%	—	—	618,236	5.2%	19.0%	18.4%
Brandon T. Jenkins(5)	350,000	19.0%	—	—	—	—	5,400,000	30.0%	—	—	18.6%	17.8%
Kenneth J. Shin(5)	550,000	29.8%	—	—	—	—	9,000,000	50.0%	—	—	30.7%	29.6%
Bjorn J. Hall(5)	150,000	8.1%	—	—	—	—	900,000	5.0%	—	—	3.1%	3.0%
Joseph Chen(5)	—	—	—	—	—	—	—	—	—	—	—	—
Tal Kerret(5)	122,900	6.7%	—	—	—	—	—	—	84,931	*	*	*

Executive officers and directors as a group (6 persons)	1,172,900	63.6%	—	—	5,000,000	50.0%	15,300,000	85.0%	703,167	5.9%	71.6%	68.8%

* Represents beneficial ownership of less than 1%.

(1)	Renren Lianhe Holdings is a record owner of 7,856,395 shares of Series A Preferred Stock (which amounts to 66.2% of the outstanding shares of Series A Preferred Stock), and certain other holders, some of which are listed in the table above, are record owners of the remaining outstanding shares of Series A Preferred Stock. However, pursuant to the Voting Agreement described in footnote 6 below, Renren Lianhe Holdings is deemed to be the beneficial owner of 100.0% of the outstanding shares of Series A Preferred Stock because, as a majority owner of the outstanding shares of Series A Preferred Stock, (i) Renren Lianhe Holdings is entitled to nominate the one director allocated to the Series A Preferred Stock and (ii) the remaining holders of the Series A Preferred Stock have effectively agreed to vote in accordance with Renren Lianhe Holdings with respect to such director.
(2)	Voting power with respect to common stock is calculated by taking into account the votes of Class A Common Stock, Class F Common Stock and Class M Common Stock all voting together as a single class, with Class A Common Stock carrying one (1) vote per share, Class F Common Stock carrying ten (10) votes per share, and Class M Common Stock carrying one (9) votes per share.
(3)	Voting power with respect to capital stock is calculated by taking into account the votes of Class A Common Stock, Class F Common Stock, Class M Common Stock and Series A Preferred Stock all voting together as a single class (with Series A Preferred Stock voting on an as-converted basis), with Class A Common Stock carrying one (1) vote per share, Class F Common Stock carrying ten (10) votes per share, Class M Common Stock carrying one (9) votes per share, and Series A Preferred Stock carrying one (1) vote per share.
(4)	Mr. Miller’s beneficial ownership of 618,236 shares of Series A Preferred Stock consists of (i) 249,557 shares of Series A Preferred Stock held by Mr. Miller, and (ii) 368,679 shares of Series A Preferred Stock held by WestMill Capital Partners LLC, with respect to which Benjamin Miller and Daniel Miller have shared voting and investment power.
(5)	The holder’s shares of Class A Common Stock are restricted shares issued under our 2014 Stock Option and Grant Plan. The holder is entitled to vote all such shares even though not all such shares have vested.
(6)	On April 14, 2014, in connection with the Series A Preferred Stock financing described in “Interest of Management and Others in Certain Transactions”, we entered into a Voting Agreement (the “Voting Agreement”) with certain Class A and Class F holders of our common stock and Series A holders of our preferred stock, including persons who held more than 10% of any class of our outstanding capital stock, our executive officers and directors, entities with which certain of our officers and directors are affiliated, and family members of certain of our officers and directors. Pursuant to the Voting Agreement, the holders of certain shares of our common stock and preferred stock have agreed to vote their shares on certain matters, including with respect to the election of directors, in accordance with the vote of a majority of the outstanding shares eligible to vote on such matter. The Voting Agreement creates a beneficial ownership group under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, which group is comprised of certain holders of our Class A Common Stock, all holders of our Class F Common Stock and all holders of our Series A Preferred Stock.
(7)	Mr. Miller’s beneficial ownership of 618,236 shares of Series A Preferred Stock consists of (i) 249,557 shares of Series A Preferred Stock held by Mr. Miller, and (ii) 368,679 shares of Series A Preferred Stock held by WestMill Capital Partners LLC, with respect to which Benjamin Miller and Daniel Miller have shared voting and investment power.

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SECURITIES BEING OFFERED

General

The following is a summary of the rights of holders of our Class B Common Stock (the securities being offered), as well as the rights of holders of our other classes of common stock and preferred stock, and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws as they are currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws, copies of which will be filed as exhibits to this offering circular.

Pursuant to our amended and restated certificate of incorporation, we have the authority to issue an aggregate of [_______] shares of capital stock, consisting of (i) [________] shares of common stock, par value $0.0001 per share, of which 43,000,000 are designated as “Class A Common Stock,” [________] are designated as “Class B Common Stock,” 10,000,000 are designated as “Class F Common Stock” and 18,000,000 are designated as “Class M Common Stock,” and (ii) 15,000,000 shares of preferred stock, par value $0.0001 per share, all of which are designated as “Series A Preferred Stock.”

Selected provisions of our organizational documents are summarized below. In addition, you should be aware that the summary below does not describe or give full effect to the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

As of August 1, 2016, 1,843,275 shares of Class A Common Stock, 0 shares of Class B Common Stock, 10,000,000 shares of Class F Common Stock and 18,000,000 shares of Class M Common Stock were issued and outstanding. As of August 1, 2016, we had 1,843,275 outstanding restricted shares of Class A Common Stock granted to employees and other service providers, and an additional 656,725 shares of Class A Common Stock available and reserved for issuance pursuant to our 2014 Stock Option and Grant Plan. Our Class M Common Stock, which is redeemable (at par plus any declared but unpaid dividends) at any time at our election or the election of a majority of our outstanding Series A Preferred Stock, is held solely by our current executive officers and certain significant employees, excluding our founders, and was issued so as to provide such members of management with greater control over our direction.

In addition to the rights provided under Delaware law, certain rights and obligations of the common stock are set forth in our amended and restated certificate of incorporation and bylaws. In addition to the approval requirements of Delaware law, an amendment of our amended and restated certificate of incorporation or bylaws may also require the approval of the holders of a majority of the then outstanding shares of our preferred stock pursuant to the protective provisions set forth in our amended and restated certificate of incorporation.

Voting rights. Except as required by applicable law, the holders of our Class B Common Stock are not entitled to vote on any matters submitted to a vote of stockholders. Holders of our Class F Common Stock are entitled to ten (10) votes for each share held of record on all matters submitted to a vote of stockholders. Holders of our Class M Common Stock are entitled to nine (9) votes for each share held of record on all matters submitted to a vote of stockholders. Holders of our Class A Common Stock are entitled to one (1) vote for each share held of record on all matters submitted to a vote of stockholders. The holders of outstanding Class A Common Stock, Class F Common Stock and Class M Common Stock will at all times vote together as one class on all matters, and are entitled to elect two directors at any election of directors.

Dividends, distributions and stock splits. Holders of our common stock, on a pari passu basis with holders of our preferred stock, are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. In the event that such dividends are paid in the form of shares of common stock or rights to acquire common stock, the holders may only receive such shares or rights to acquire such shares from their respective classes of stock.

Liquidation. In the event of any (i) sale of all or substantially all of the our assets, (ii) our merger or consolidation with or into another entity (unless it is a merger or consolidation in which the holders of our capital stock immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of our capital stock or the capital stock of the surviving or acquiring entity), (iii) closing of the transfer of our securities to a person or group of affiliated persons (other than an underwriter of our securities) if after such closing such person or group of affiliated persons would hold 50% or more of our outstanding voting stock (or of the surviving or acquiring entity), or (iv) dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary ((i) through (iv) each being a “Liquidation Event”), after payment of our debts and other liabilities and making provisions for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

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Fully paid. All the shares of our common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Conversion rights. Holders of our Class B Common Stock do not have any conversion rights. Holders of our Class F Common Stock may convert each share of Class F Common Stock into one fully paid and nonassessable share of Class A Common Stock at any time upon written notice to our transfer agent. Each share of Class F Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock upon transfer, provided however, that such automatic conversion will not be triggered if (i) such transfer is between (x) a Class F stockholder (or any of such Class F stockholder’s Permitted Entities (as such term is defined in our amended and restated certificate of incorporation)) and (y) any other Class F stockholder or such Class F stockholder’s Permitted Entities or (ii) a transfer by a Class F stockholder to any of the Permitted Entities. Each share of Class F Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such holder of Class F.

Redemption rights. Holders of our Class B Common Stock, Class F Common Stock and Class A Common Stock have no redemption rights. Holders of our Class M Common Stock have certain redemption rights as described in our amended and restated certificate of incorporation. We have a call option on our Class M Common Stock such that, at any time, we will have the ability to redeem any outstanding shares of Class M Common Stock by paying in cash a sum per share equal to the par value for such shares of Class M Common Stock plus all declared but unpaid dividend on such shares (the “Redemption Price”). Additionally, if at any time we receive a written consent of the holders of a majority of the then outstanding shares of preferred stock (voting together as a single class and not as a separate series, and on an as-converted basis), we are required to redeem that number of shares of Class M Common stock as the preferred holders so specify at the Redemption Price. The holders of Class M Common Stock have a put option such that at any time after July 5, 2018, a holder of Class M Common Stock has the option to request that all or a portion of the then outstanding shares of Class M Common Stock held by such holder be redeemed by us.

Registration rights. Holders of our common stock have no preemptive or other rights to subscribe for our securities. Certain holders of our Class F Common Stock have piggyback registration rights pursuant to our Amended and Restated Investors’ Rights Agreement dated as of April 14, 2014 (the “IRA”).

Transfer restrictions. Holders of our Class B Common Stock may not transfer, assign, pledge or otherwise dispose of or encumber shares of Class B Common Stock (or any interest therein) without the prior written consent of our board of directors, or our chief executive officer if our board of directors delegates such authority. Notwithstanding the foregoing, such transfer restrictions shall not apply (i) in the case of a holder of Class B Common Stock who is an individual, to certain transfers made without consideration for bona fide estate planning purposes and (ii) in the case of a holder of Class B Common Stock that is an entity, to certain transfers made without consideration to such entity’s stockholders, members, partners, other equity holders or affiliates. Holders of our Class M Common Stock may not transfer, assign, pledge or otherwise dispose of or encumber shares of Class M Common Stock (or any interest therein) without the prior written consent of our board of directors, or our chief executive officer if our board of directors delegates such authority.

Personal Conduct Repurchase Option. In the event that a holder of our Class B Common Stock fails to conform his/her/its personal conduct to common and accepted standards of good citizenship or conducts himself/herself/itself in a way that reflects poorly upon us, as determined by our board of directors in its sole, but good faith, discretion, our board of directors may elect, at its sole discretion, to cause us to repurchase all, but not less than all, of the shares of Class B Common Stock held by such holder of Class B Common Stock. In connection with any repurchase of Class B Common Stock, the price paid to the applicable holder of Class B Common Stock shall be equal to the aggregate original purchase price paid for the shares plus all declared but unpaid dividends on such shares.

Inspection Rights. Section 220 of the General Corporation Law of Delaware allows a stockholder of a company to inspect for any proper purpose, a company’s stock ledger, list of stockholders, and other books and records and the books and records of a company’s subsidiary in certain circumstances. Holders of our Class B Common Stock will agree to waive the inspection rights set forth in Section 220 of the General Corporation Law of Delaware. However, as a company subject to the reporting requirements under Regulation A, we must publicly file certain annual, semi-annual and current reports, which will include audited financials and management’s discussion and analysis of financial condition and results of operations.

Preferred Stock

As of August 1, 2016, 11,865,046 shares of Series A Preferred Stock are issued and outstanding.

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Voting rights. Each share of our preferred stock is entitled to one vote for each share of Class A Common Stock into which such preferred stock could then be converted, and with respect to such vote, such holder will have equal voting rights and powers to that of holders of Class A Common Stock. So long as at least 2,500,000 shares of Series A Preferred Stock remain outstanding, the holders of such shares of Series A Preferred Stock are entitled to elect one director at any election of directors and are entitled to certain protective provisions.

Dividends, distributions and stock splits. Holders of our preferred stock are entitled to receive dividends on a pari passu basis with holders of shares of common stock when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends. Dividends will be distributed among holders of preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted.

Liquidation. In the event of any Liquidation Event, the holders of preferred stock are entitled to receive, prior and in preference to the holders of common stock, an amount per share equal to the sum of the applicable original issue price of $2.1872 per share, plus declared but unpaid dividends on such share.

Conversion rights. Holders of our preferred stock may convert each share of preferred stock into such number of fully paid and nonassessable shares of Class A Common Stock, determined by dividing the applicable original issue price for such shares of preferred stock by the applicable conversion price for such series, as adjusted for certain anti-dilution protections. The issuance of our Class B Common Stock will not trigger any conversion price adjustments for the preferred stock. Each share of preferred stock will automatically convert into shares of Class A Common Stock at the conversion rate at the time in effect, immediately upon the earlier of the closing of the sale of our common stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act or the date or event specified by vote, written consent or agreement of the holders of a majority of the then outstanding shares of preferred stock.

Other rights. Holders of our preferred stock have other rights such as demand, piggyback, and S-3 registration rights, information rights and preemptive rights pursuant to the IRA. The holders of our preferred stock also have rights of first refusal and co-sale with respect to certain transfers made by certain holders of our common stock. In addition to the requirements set forth in Section 160 of the Delaware General Corporation Law, no capital stock may be repurchased or redeemed by us without the approval of the majority of the then outstanding shares of our preferred stock, except for the repurchase of shares of common stock from persons performing services for us pursuant to agreements under which we have the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, pursuant to a right of first refusal, or pursuant the redemption of Class M Common Stock set forth in our amended and restated certificate of incorporation.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation permits us to provide indemnification of directors and officers to the fullest extent permitted by law. Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

We have also entered into separate indemnification agreements with our directors and executive officers that will, in some cases, be broader than the specific indemnification provisions contained in our amended and restated certificate of incorporation, bylaws or the Delaware General Corporation Law.

The indemnification agreements require us, among other things, to indemnify executive officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. We are also required to advance amounts to or on behalf of our officers and directors in the event of claims or actions against them. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as our directors and executive officers.

Anti-Takeover Effects of Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

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Delaware Law

Section 203 of the Delaware General Corporation Law, an anti-takeover provision, generally prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10.0% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15.0% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15.0% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85.0% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors;

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder; or

•	we do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders.

Although Section 203 is not applicable to us as of the date of this offering circular, because we do not currently have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, we may become subject to Section 203 in the future. In the event that we become subject to Section 203 or otherwise, our stockholders may, by adopting an amendment to our amended and restated certificate of incorporation or bylaws, elect for us not to be governed by Section 203, effective 12 months after adoption. Currently, neither our amended and restated certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that, if applicable to us, the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Members of our board of directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors, with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of our directors then in office, though less than a quorum. In lieu of filling any vacancy, the board of directors may reduce the number of directors. The board of directors may, by resolution passed by a majority of the whole board of directors, establish one or more committees consisting of one or more directors that can exercise all the powers and authority of the board of directors, limited by any action expressly required by the Delaware General Corporation Law to be submitted for stockholder approval or the amendment of the bylaws.

Our officers will consist of one or more presidents, a treasurer, a secretary, and such other officers, including, without limitation, a chief executive officer and one or more vice presidents, assistant vice presidents, assistant treasurers and assistant secretaries, as determined by the board of directors. The board of directors may remove any officer with or without cause by a majority vote of the directors.

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Generally, we reserve the right to amend, alter, change or repeal any provision contained in our amended and restated certificate of incorporation, except with respect to certificate provisions relating to the indemnification of directors, officers, employees, agents or other persons. The amendment of our amended and restated certificate of incorporation requires the adoption of a resolution by our board of directors and a majority vote of stockholders at either a special meeting or the next annual meeting of stockholders. Any amendment to our bylaws requires the approval of stockholders or the board of directors, provided that (i) the board of directors may not amend any provision of the bylaws which by law, by our amended and restated certificate of incorporation or by our bylaws requires action by the stockholders and (ii) any amendment of our bylaws by the board of directors and any new bylaws adopted by the board of directors may be amended by the stockholders.

Transfer Agent

As of the date of this offering circular, we have not engaged a transfer agent, and do not intend to engage a transfer agent until such time as we are required to do so in order to satisfy the conditional exemption contained in Rule 12g5-1(a)(7) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

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PLAN OF DISTRIBUTION

We are offering up to $[__] of our Class B Common Stock pursuant to this offering circular. Our Class B Common Stock being offered hereby will be primarily offered by associated persons of ours through the Fundrise Platform at www.fundrise.com. In conducting this offering, such persons intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1. For additional information about the Fundrise Platform, please see “Offering Circular Summary—About the Fundrise Platform.”

The Fundrise Platform is not subject to the registration requirements of Section 304 of the JOBS Act because it does not offer and sell securities pursuant to Section 4(a)(6) of the Securities Act, and, therefore, does not meet the definition of a “funding portal.”

This offering circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on the Fundrise Platform website, as well as on the SEC’s website at www.sec.gov.

In order to subscribe to purchase our Class B Common Stock, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement in the form attached to this offering circular as Appendix A, and wire funds for its subscription amount in accordance with the instructions provided therein.

Settlement will be delayed for subscription agreements delivered before the $1,000,000 minimum threshold is met until such minimum threshold is met, and, after such minimum threshold is met, may occur up to 30 days after a prospective investor submits a subscription agreement, depending on the volume of subscriptions received. An investor will become a stockholder, including for tax purposes, and the shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a stockholder.

 We intend to initially limit the offer and sale of our Class B Common Stock in this offering solely to investors who have purchased common shares in one or more of the eREITsTM sponsored by us.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

State Law Exemption and Offerings to “Qualified Purchasers”

Our Class B Common Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our Class B Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Class B Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Class B Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our Class B Common Stock is being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our Class B Common Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Certificates Will Not be Issued

We will not issue certificates. Instead, our Class B Common Stock will be recorded and maintained on our share register.

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Transferability of our Class B Common Stock

Holders of our Class B Common Stock may not transfer, assign, pledge or otherwise dispose of or encumber shares of Class B Common Stock (or any interest therein) without the prior written consent of our board of directors, or our chief executive officer if our board of directors delegates such authority. Notwithstanding the foregoing, such transfer restrictions shall not apply (i) in the case of a holder of Class B Common Stock who is an individual, to certain transfers made without consideration for bona fide estate planning purposes and (ii) in the case of a holder of Class B Common Stock that is an entity, to certain transfers made without consideration to such entity’s stockholders, members, partners, other equity holders or affiliates.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Class B Common Stock on a best efforts basis primarily through the online Fundrise Platform. We will not accept subscription payments associated with subscription agreements until we have raised at least $1,000,000 in this offering. At the time the minimum threshold is met, we will accept subscription payments, shares of Class B Common Stock will be issued, and investors will become stockholders. If we do not meet the minimum threshold within 12 months after commencing the offering, we will cancel the offering and release all investors from their commitments.

Advertising, Sales and other Promotional Materials

In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, the past performance of our Company and our affiliates, property brochures, articles and publications concerning real estate, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our Class B Common Stock, these materials will not give a complete understanding of this offering, us or our Class B Common Stock and are not to be considered part of this offering circular. This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our Class B Common Stock.

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HOW TO SUBSCRIBE

Subscription Procedures

We intend to initially limit the offer and sale of our Class B Common Stock in this offering solely to investors who have purchased common shares in one or more of the eREITsTM sponsored by us. Investors seeking to purchase our Class B Common Stock who have purchased common shares in one or more of the eREITsTM sponsored by us and who satisfy the “qualified purchaser” standards (see “State Law Exemption and Purchase Restrictions”) should proceed as follows:

•	Read this entire offering circular and any supplements accompanying this offering circular.

•	Electronically complete and execute a copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included in this offering circular as Appendix A.

•	Electronically provide ACH instructions to us for the full purchase price of our Class B Common Stock being subscribed for.

By executing the subscription agreement and paying the total purchase price for our Class B Common Stock subscribed for, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets the minimum standards of a “qualified purchaser”, and that such subscription for Class B Common Stock does not exceed 10% of the greater of such investor’s annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The minimum offering amount is $1,000,000 and we may not accept subscriptions until such time as we have received subscriptions equaling the minimum offering amount. Prior to our achieving the minimum offering amount, subscribers may revoke their subscription by providing us with a written notice requesting such rescission, to be sent to the following address:

Rise Companies Corp.

Attention: Investor Relations

1519 Connecticut Ave. NW, Suite 200

Washington, DC 20036

Following the date on which the minimum offering amount has been achieved, subscriptions will be binding upon investors and will be accepted or rejected within 30 days of receipt by us. We have until the date that is twelve months after the date of this offering circular to achieve the minimum offering amount.

We will not draw funds from any subscriber until the date we achieve the minimum offering amount or the date your subscription is accepted, whichever is later. If we accept your subscription, we will email you a confirmation.

Minimum Purchase Requirements

The minimum investment in our Class B Common Stock for initial purchases is [ ] shares, or $[__] based on the per share price. For investors that have satisfied the applicable minimum purchase requirement for initial purchases, there are no minimum purchase requirements for additional purchases.

LEGAL MATTERS

Certain legal matters, including the validity of shares of Class B Common Stock offered hereby, have been passed upon for us by Goodwin Procter llp.

73

EXPERTS

The consolidated financial statements of Rise Companies for the years ended December 31, 2015 and 2014 included in this offering circular and elsewhere in the offering statement have been so included in reliance upon the report of Aronson LLC, independent auditor, upon the authority of said firm as experts in accounting and auditing in giving the said report.

The financial statements of Fundrise Real Estate Investment Trust, LLC, a partially-owned and consolidated subsidiary of Rise Companies, for the year ended December 31, 2015 and included in the consolidated financial statements of Rise Companies for the year ended December 31, 2015 have been so included in reliance upon the report of RSM US, LLC, independent auditor, upon the authority of said firm as experts in accounting and auditing in giving said report.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This offering circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

Rise Companies Corp.

Attention: Investor Relations

1519 Connecticut Avenue NW

Suite 200

Washington, D.C. 20036

investments@fundrise.com

(202) 584-0550

So long as we remain subject to the periodic reporting requirements of Regulation A, within 120 days after the end of each fiscal year we will file on the SEC’s EDGAR website an annual report on Form 1-K. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to stockholders.

We also maintain a website at www.fundrise.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this offering circular.

74

Rise Companies Corporation

(Exact name of registrant as specified in its charter)

Delaware	45-4862460
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Financial Statements

For the Periods Ended

June 30, 2016 and December 31, 2015

(UNAUDITED)

For questions contact:

Accounting

Telephone: (202) 584-0550
Email: accounting@fundrise.com

1519 Connecticut Avenue, NW, Suite 200

Washington, D.C. 20036

(202) 584-0550

(Address, including zip code, and telephone number, including area code, of principal executive offices)

F-1

F-2

RISE COMPANIES CORPORATION

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$26,820	$24,346
Restricted cash	380	1,824
Real estate debt investments, net	18,221	7,867
Accrued interest receivable	1,480	955
Accounts receivable, net	40	24
Other current assets	676	406
Total current assets	47,617	35,422
Real estate debt investments, net (non-current)	64,500	49,010
Investments in equity method investees	18,001	-
Accrued interest receivable (non-current)	3,132	1,802
Securities available for sale	-	2,062
Intangible assets, net	1,494	1,229
Property, equipment, and software, net	37	39
Total assets	$134,781	$89,564

LIABILITIES
Current liabilities:
Notes payable	$9,454	$7,900
Accrued interest payable	2,622	1,536
Settling subscriptions	4,515	3,094
Due to investors	5,465	2,483
Accounts payable	978	592
Accrued compensation and benefits	6	119
Accrued expenses	78	187
Other current liabilities	40	981
Total current liabilities	23,158	16,892
Notes payable (non-current)	28,525	35,727
Total liabilities	$51,683	$52,619
Commitments and contingencies (see Note 14)
STOCKHOLDERS’ EQUITY
Series A convertible preferred stock, $0.0001 par value; 15,000,000 shares authorized at June 30, 2016 and December 31, 2015; 11,865,046 shares issued and outstanding at June 30, 2016 and December 31, 2015; with an aggregate liquidation preference of $25,951 at both June 30, 2016 and December 31, 2015	1	1
Class A common stock, $0.0001 par value; 30,000,000 shares authorized at June 30, 2016 and December 31, 2015; 1,819,775 and 1,749,150 shares issued and outstanding at June 30, 2016 and December 31, 2015	-	-
Class F common stock, $0.0001 par value; 10,000,000 shares authorized at June 30, 2016 and December 31, 2015; 10,000,000 shares issued and outstanding at June 30, 2016 and December 31, 2015	1	1
Additional paid-in capital	24,858	24,833
Accumulated deficit	(11,937)	(10,495)
Accumulated other comprehensive income	-	48
Total stockholders’ equity before non-controlling interests	$12,923	$14,388
Non-controlling interests in consolidating entities	70,175	22,557
Total stockholders’ equity	83,098	36,945
Total liabilities and stockholders’ equity	$134,781	$89,564

The accompanying notes are an integral part of these consolidated financial statements.

F-3

RISE COMPANIES CORPORATION

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Six months ended	Six months ended
	June 30,	June 30,
	2016	2015
Operating revenue
Origination and acquisition fees, net	$1,280	$287
Management fees	104	4
Other revenue	24	10
Total operating revenue	1,408	301

Net interest income
Interest income	4,796	1,276
Interest expense	(2,928)	(702)
Net interest income	1,868	575

Other income (loss)
Earnings from equity method investees	94
Net realized gains (losses) on available for sale securities:	114	(4)

Total net revenue	3,484	872

Operating expenses
Sales and marketing	397	772
Origination and servicing	516	448
Engineering and product development	409	343
External legal counsel	772	103
Other general and administrative	1,188	772
Total operating expenses	3,282	2,438

Net income (loss)	202	(1,566)
Less: Net income from non-controlling interests	1,644	289
Net loss attributable to Rise Companies Corporation	$(1,442)	$(1,855)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.13)	$(0.17)
Weighted average shares of common stock – Basic and diluted	10,914,425	10,672,561

The accompanying notes are an integral part of these consolidated financial statements.

In the opinion of management, all adjustments necessary in order to make the interim financial statements not misleading have been included.

F-4

RISE COMPANIES CORPORATION

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

(in thousands)

	Six months ended	Six months ended
	June 30,	June 30,
	2016	2015
Net income (loss)	$202	$(1,566)
Other comprehensive income (loss):
Change in net unrealized gain (loss) on securities available for sale	-	(54)
Comprehensive income (loss)	202	(1,620)
Less: Comprehensive income attributable to non-controlling interests	1,644	289
Comprehensive income (loss) attributable to Rise Companies Corporation	$(1,442)	$(1,909)

The accompanying notes are an integral part of these consolidated financial statements.

In the opinion of management, all adjustments necessary in order to make the interim financial statements not misleading have been included.

F-5

RISE COMPANIES CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Six months ended	Six months ended
	June 30,	June 30,
	2016	2015
Operating Activities:
Net income (loss)	$202	$(1,566)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Amortization of deferred loan fees and costs	(188)	396
Stock-based compensation	25	12
Depreciation and amortization	146	61
Loss (gain) on sale of available for sale securities	(232)	4
Earnings from equity method investees	(95)	-
Net change in operating assets and liabilities:
Accrued interest receivable	(1,855)	(865)
Accounts receivable	(16)	(33)
Other current assets	(269)	(46)
Accrued interest payable	1,086	470
Accounts payable	387	513
Accrued expenses and other current liabilities	(1,163)	95
Net cash used by operating activities	(1,972)	(960)
Investing Activities:
Purchase of real estate debt investments	(34,115)	(27,328)
Investments in equity method investees	(17,894)	-
Principal payments from real estate debt investments	8,459	3,439
Purchase of intangible assets	(404)	(129)
Change in restricted cash	1,444	(1,606)
Proceeds from sales of securities available for sale	2,246	3,017
Purchases of property and equipment	(5)	(5)
Net cash used in investing activities	(40,269)	(22,612)
Financing Activities:
Change in payable to investors	2,981	1,143
Proceeds from issuance of project-dependent notes	3,542	16,000
Principal payments on project-dependent notes	(9,190)	(2,605)
Proceeds from subscriptions not settled by period end	1,421	1,083
Acquisition of interest in consolidated non-controlling entities	45,961	1,095
Net cash provided by financing	44,715	16,716

Net Increase (Decrease) in Cash and Cash Equivalents	2,474	(6,856)
Cash and Cash Equivalents, Beginning of Period	24,346	19,328
Cash and Cash Equivalents, End of Period	$26,820	$12,472

Supplemental Cash Flow Information:
Cash paid for interest	$1,985	$276

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Rise Companies Corporation

Notes to Consolidated Financial Statements

(Unaudited)

(Tabular amounts in thousands, except share and per share amounts, ratios, or as noted)

The financial information presented should be read in conjunction with the Company’s latest annual audited financial statements to obtain full disclosure information.

1. Formation and Organization

Rise Companies Corporation (“Rise”, “Rise Companies Corp.”, “we”, “our”, the “Company”, and “us”) is the parent company of Fundrise, LLC (“Fundrise”), a wholly-owned subsidiary. Fundrise, LLC owns and operates an online investment platform, www.fundrise.com, (the “Fundrise Platform”) that allows investors to become equity or debt holders in alternative investment opportunities. Fundrise Lending, LLC (“Fundrise Lending”) is a wholly-owned subsidiary of Rise and a licensed finance lender in the State of California that facilitates real estate loans (“Loans”). National Commercial Real Estate Trust (the “Trust”) is a Delaware statutory trust that is a wholly-owned subsidiary of Rise and that has historically acquired loans from Fundrise Lending, LLC and held them for the sole benefit of certain investors that have purchased project-dependent notes (“Notes”) issued by the Trust and that are related to specific underlying loans for the benefit of the investor. Fundrise Investments Manager, LLC, a wholly-owned subsidiary of Rise, acts as a Class B Member and manager of Fundrise 3 World Trade Center, LLC. Fundrise Advisors, LLC (“Fundrise Advisors”) is a registered investment advisor with the Securities and Exchange Commission (“SEC”) and a wholly-owned subsidiary of Rise that acts as the non-member manager for the real estate investment trusts sponsored by the Company and offered for investment via the Fundrise Platform. As of June 30, 2016, Fundrise Real Estate Investment Trust, LLC and Fundrise Equity REIT, LLC were the first two of these real estate investment trust sponsored programs qualified by the SEC, herein referred to as “eREITs”. Fundrise, LP, a Delaware limited partnership (“Fundrise LP”), is an affiliate of Rise and was created with the intent to directly benefit Rise by driving its growth and profitability. Additionally, Rise owns a capital interest of 1.96% of Fundrise LP and has the ability to direct its assets.

Rise Companies Corp became the parent company of Fundrise, Fundrise Servicing, LLC, and Popularise, LLC, all entities under common control, as of March 27, 2014. The entities are wholly-owned subsidiaries of Rise.

The Company was conceived of by Benjamin Miller, and founded by Benjamin Miller and Daniel Miller (together, the “Founders”) in 2012.

The Company intends to file an offering statement on Form 1-A with the SEC with respect to an offering (the “Offering”) of common shares.

2. Basis of Presentation

The accompanying consolidated financial statements include Rise, its wholly-owned subsidiaries, and certain affiliated entities where Rise has the majority of the voting control. All intercompany transactions have been eliminated.

The consolidated financial statements have been prepared by the Company, without audit, and reflect all adjustments (of a normal and recurring nature) which are, in the opinion of management, necessary for a fair statement of the results of operations and cash flows for the interim periods presented. The results of operations for the six months ended June 30, 2016 are not necessarily indicative of the results to be expected for the entire fiscal year.

The consolidated balance sheet as of December 31, 2015 was derived from the audited annual financial statements that are included in the Company’s Form 1-A filing, which was filed with the SEC on August 29, 2016, but does not contain all of the footnote disclosures from the annual financial statements. The accompanying statements should be read in conjunction with the audited annual financial statements and related notes contained in the Company’s Form 1-A filing.

F-7

These consolidated financial statements and related notes to the financial statements have been prepared on an accrual basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting pursuant to Form 1-A and Rule 8-03 of Regulation S-X of the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations.

Estimates

The preparation of our consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

We base our estimates on historical experience and on various other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities. These judgments, assumptions, and estimates include but are not limited to the following: (i) fair value determinations for Loans and Notes; (ii) stock-based compensation; (iii) provision for income taxes, net of valuation allowance for deferred tax assets; and (iv) consolidation of variable interest entities. These judgments, estimates, and assumptions are inherently subjective in nature and actual results may differ from these estimates and assumptions, and the differences could be material.

Segment Reporting

The Company reports segment information using the “management approach.” Under this approach, operating segments are identified in substantially the same manner as they are reported internally and used by us for purposes of evaluating performance and allocating resources. Based on this approach, we have one reportable segment. The Company’s management reporting process is based on our internal operating structure, which is subject to change and is not necessarily similar to that of other comparable companies.

3. Summary of Significant Accounting Policies

Revenue Recognition

Origination and Acquisition Fees

Deal origination fees are paid by borrowers and are determined by the term and credit grade of the loan. As of June 30, 2016, origination fees ranged from 0.00% to 2.00% of the aggregate loan amount. Origination fees are included in the annual percentage rate calculation provided to the borrower and are typically subtracted from the gross loan proceeds prior to disbursement of the loan funds to the borrower. Origination fee revenue is recognized over the life of the loan as non-interest operating revenue beginning at loan issuance for loans held by wholly-owned subsidiaries of the Company. A loan is considered issued upon the funding of the loan, or the closing date specified in the loan agreement.

In the instances of real estate loans held by one of the wholly-owned subsidiaries of Rise Companies Corp typically for the purpose of offering investment in the assets via the Project-Dependent Notes Program, origination fee revenue is reduced by the deferral of net origination fees less origination costs in accordance with Accounting Standards Codification (“ASC”) 310. The net amount of origination fees less origination costs is amortized over the expected life of the loan. The net deferred amount, less amortization, is included in the carrying value of the real estate debt investments on the consolidated balance sheets.

F-8

In the instances of real estate loans or assets acquired directly by or transferred to the eREITs, the performance obligation by the Company is to underwrite and originate the loan. The performance obligation of the Company to originate and underwrite loans acquired by its affiliates in the Company sponsored Programs allows the Company to recognize the such fees as fee income, not as an adjustment to yield. The future benefits and obligations of the real estate loans or assets acquired by the eREITs are to be recognized over the life of the loan or investment by the affiliates, or eREITS. The portion of the future benefits or obligations from these loans or assets is recognized in comprehensive income by the Company based on its ownership share of the affiliate.

Consolidation

The Company consolidates all entities that it controls through a majority voting interest or otherwise, including those entities in which the general partner or manager has a controlling financial interest.

The Company has a controlling interest in Fundrise LP because Fundrise GP I, LLC, a wholly-owned subsidiary of the Company, acts as the general partner of the partnership and has the sole ability and power to direct activities of the partnership and receives the majority of the benefits from the partnership.

Fundrise Advisors, a wholly-owned subsidiary of the Company, is the non-member manager of both Fundrise Real Estate Investment Trust, LLC and Fundrise Equity REIT, LLC. Fundrise Advisors has controlling interests in the eREITs because a simple majority of equity holders do not possess substantive kick-out rights or substantive participating rights.

Accordingly, the Company consolidates Fundrise LP, Fundrise Real Estate Investment Trust, LLC and Fundrise Equity REIT, LLC and records non-controlling interests to reflect the economic interests of the limited partners of Fundrise, LP and the non-controlling equity interests in Fundrise Real Estate Investment Trust, LLC and Fundrise Equity REIT, LLC.

Cash and Cash Equivalents

As of June 30, 2016 and December 31, 2015, custodial escrow accounts relating to loans serviced by the Company totaled $4.2 million and $1.3 million, respectively. These amounts are not included in the accompanying consolidated balance sheets as such amounts are not Company assets.

Restricted Cash

Restricted cash consists primarily of checking, money market, and certificate of deposit accounts that are: (i) special member distribution reserves held by the Company to disburse an amount equal to the amount of the special member preferred return due and payable to the Company on future payment dates; (ii) investors’ funds for which external funds transfer is in process but not yet complete; (iii) pledged through a subscription agreement by an investor, but not yet settled by the Company and issued as Notes; and (iv) pledged through PDN subscription agreements.

	June 30,	December 31,
	2016	2015
Special member distribution reserves	$-	$825
In-process external funds transfer	111	639
Settling subscription agreements	59	360
Pledged through subscription agreements	210	-
Total restricted cash	$380	$1,824

F-9

Real Estate Debt Investments

The Company, by way of its affiliates and wholly-owned subsidiaries, is engaged in real estate lending. In general, these real estate debt investments are either real estate loans made by Fundrise Lending and held by the Trust related to corresponding project-dependent notes (“Notes”) or real estate debt investments held by a consolidated entity. To maximize the value of the real estate debt investment, the Company intends to hold all real estate debt investments until the stated maturity date. Since management has the positive intent and ability to hold the real estate debt investments to maturity, they are classified and valued as held to maturity. Accordingly, these assets are carried at cost, net of deferred loan origination fee revenue, repayments, and unfunded commitments, if applicable, unless such loans are deemed to be impaired.

Amortization of Loan Origination Fees and Costs

For loans held by wholly-owned subsidiaries of the Company, typically the Trust or Fundrise Lending, where it is the intent of management to hold the loan until the stated maturity date, loan origination fees and related incremental direct loan origination costs are deferred and amortized to income using the interest method over the contractual life of the loans, adjusted for actual prepayments. The amortization of deferred fees and costs is discontinued on loans that are contractually 120 days past due or when collection of interest appears doubtful. Any remaining deferred fees or costs associated with loans that pay off prior to contractual maturity are included within income in the period of payoff.

Allowance for Loan Impairment

The Company evaluates its real estate debt investments for impairment annually or whenever events or changes in circumstances indicate that there may be other-than-temporary decline in value.

As of June 30, 2016, management did not deem any loans impaired and did not recognize any impairment loss in the financial statements. Additionally, the Company did not have any historical trend of loan losses off which to base an estimate for allowance for loan impairment.

Deferred Costs of eREITs

Total offering and organizational costs incurred by sponsored programs qualified by the SEC as of the date of these financial statements were approximately $1.7 million and $0.3 million as of June 30, 2016 and December 31, 2015, respectively. The eREIT deferred offering and organizational costs balances of $0.6 million and $0.3 million as of June 30, 2016 and December 31, 2015, respectively, are net of $1.2 million and $0.1 million in accumulated amortization and are included in other current assets on the accompanying consolidated balance sheets.

The Company anticipates that, pursuant to the operating agreements of the eREITs, the eREITs will be obligated to reimburse Fundrise Advisors for organizational and offering costs that have been paid by Fundrise Advisors, the Company, or one of our affiliates.

As of June 30, 2016, Fundrise Advisors has required Fundrise Real Estate Investment Trust, LLC to reimburse $0.2 million. The reimbursement payment occurred in July 2016. The accompanying consolidated statements of operations include $0.6 million related to formation costs included in sales and marketing as of June 30, 2016.

Investments in Equity Method Investees

The Company, by way of its consolidated affiliates, the eREITs, accounts for all investments in which it has determined to have, or is otherwise presumed to have, significant influence over the operating and financial policies of the investee, but for which consolidation is not appropriate, using the equity method of accounting.

F-10

The carrying value of equity method investments is determined based on amounts invested by the eREITs, adjusted for the equity in earnings or losses of the investee allocated based on the respective partnership agreements, less distributions received. The eREITs evaluate investments in equity method investees for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.

During the six months ended June 30, 2016, the eREITs had made approximately $17.9 million new investments in equity method investees and recognized $0.1 million of related equity in earnings. No impairment losses were recorded related to equity method investees for the six months ended June 30, 2016.

Securities Available for Sale

The Company uses quoted prices in active markets (Level 1) to measure the fair value of securities available for sale. On May 20, 2016, the Company sold its remaining available for sale securities which consisted of New York Liberty Development Corporation Series 2014 Class 1 Bonds.

Intangible Assets

For the six months ended June 30, 2016, there was no impairment of intangible assets.

Internally-Developed Software

Internally-developed software is capitalized when preliminary development efforts are successfully completed and it is probable that the project will be completed and the software will be used as intended.

Capitalized costs for internally-developed software are amortized over the estimated useful life of the software, generally four years, on a straight-line basis. Management evaluates the useful life of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. The amortization of costs related to the platform applications is included in depreciation and amortization in the consolidated statements of operations.

Trademarks

Trademarks are amortized on a straight-line basis over a period of two to fifteen years and are stated at cost, net of accumulated amortization of $8,359 and $5,542, at June 30, 2016 and December 31, 2015, respectively. Amortization expense charged to operations was $2,817 for the six months ended June 30, 2016 and $1,305 for six months ended June 30, 2015.

Patents

Patents are amortized on a straight-line basis over a period of ten to twenty-five years and are stated at cost, net of accumulated amortization. The patent balance of $48,645 and $39,533 at June 30, 2016 and December 31, 2015, respectively, represents costs incurred during the patent application process.

Some costs, such as legal fees, are capitalized as intangible assets, but are not currently amortized as the useful life is not yet determinable.

Property and Equipment, net

For the six months ended June 30, 2016, there was no impairment of assets.

Settling Subscriptions

Settling subscriptions presented on the consolidated balance sheets represent equity subscriptions in sponsored programs for which funds have been received but common shares have not yet been issued. As of June 30, 2016, the total amount of settling subscriptions for the eREITs was $4.5 million, based on a $10 per share price.

F-11

Due to Investors

Demand Notes

The Company offers unsecured, variable interest rate debt of the Company in the form of notes (“demand notes”). As of June 30, 2016, demand note outstanding principal and accrued interest combined comprised approximately $2.0 million of the Due to Investor balance on the consolidated balance sheets.

Share Redemptions of Sponsored Programs (eREITs)

The Company’s consolidated eREIT affiliates have adopted a redemption plan whereby on a quarterly basis, shareholders of the eREIT may request redemption of their shares. Fundrise Advisors, acting as the manager of the eREITs, has the authority, in its sole discretion, to limit redemptions. Fundrise Advisors, may amend, suspend, or terminate the redemption plan at any time in its sole discretion, without notice, including if it believes that such action is in the best interest of the shareholders of the eREIT as a whole.

Affiliates of Fundrise Advisors, including the Company and Fundrise LP, are prohibited from requesting redemption of their interests under the redemption plan.

As of June 30, 2016, the Company sponsored program redemption amount payable totaled approximately $0.4 million.

Distributions of Sponsored Programs (eREITs)

Fundrise Real Estate Investment Trust, LLC declared daily distributions for each day during the six months ended June 30, 2016. As of June 30, 2016, $2.4 million in shareholder distributions had been declared, of which $0.2 million had been paid. Of the amount declared, $13,893 was payable to related parties of the Company.

Fundrise Equity REIT, LLC declared daily distributions during the period from April 1, 2016 through June 30, 2016. As of June 30, 2016, a total of $0.9 million in shareholder distributions had been declared, of which $0 had been paid. Of the amount declared, $3,989 was payable to related parties.

Income Taxes

The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of provision for income tax in the consolidated statement of operations. As of June 30, 2016, no unrecognized tax benefits have been recorded.

Non-Controlling Interests in Consolidated Entities

Fundrise LP

Fundrise Management, LLC is a wholly-owned subsidiary of the Company and the sole member and manager of Fundrise GP I, LLC, the general partner of Fundrise, LP. As of June 30, 2016, the Company owns a capital interest of 1.96% of Fundrise LP based on a $0.2 million capitalization into the partnership and has the ability to direct its assets.

As general partner of Fundrise LP, Fundrise GP I, LLC has the sole ability and power to direct activities of the partnership and therefore stands to receive some benefits or losses due to our percentage ownership and intent to benefit the Company’s growth with the funds from the partnership. The Company assigned its profits interest to a third party; as a result, none of the net income from Fundrise LP is attributable to the Company. The Company stands to absorb any losses of Fundrise LP based on its capital ownership percentage. The Company’s investment in Fundrise LP, net of any partners’ distributions, is eliminated upon consolidation. The remaining partnership equity, plus any retained earnings or accumulated deficit, is consolidated to non-controlling interests.

As general partner of Fundrise LP, Fundrise GP I, LLC may, at any time and in its sole and absolute discretion, redeem the partnership interest of any partner or assignee for cash equal to the fair market value of such interest.

F-12

As of June 30, 2016, the total partners’ capital balance of Fundrise LP is approximately $10.8 million. During the six months ended June 30, 2016, Fundrise LP had net income of $0.1 million.

eREITs

Fundrise Advisors, a wholly-owned subsidiary of the Company, acts as the non-member manager for the eREITs sponsored by the Company and offered for investment via the Fundrise Platform. The Company directly owns $1,000, or 100 shares, in each of the eREITs qualified as of June 30, 2016. The Company’s common equity ownership in each eREIT is less than 1% of the total members’ equity of each sponsored program. Additionally, Fundrise LP owns more than $0.7 million in both qualified eREITs, combined. Fundrise LP’s common equity ownership in each eREIT is less than 1% of the total members’ equity of each sponsored program.

Due to the decision-making power, contractual arrangements and benefits that Fundrise Advisors and its affiliates have secured in the first two eREITs, it has been determined that Fundrise Advisors, LLC will consolidate Fundrise Real Estate Investment Trust, LLC and Fundrise Equity REIT, LLC. The investments by the Company and Fundrise LP in both qualified eREITs, net of any distributions or amortized offering costs, are eliminated upon consolidation. The remaining partnership equity, plus any retained earnings or accumulated deficit, is consolidated to non-controlling interests.

Affiliates of Fundrise Advisors, including the Company and Fundrise LP, are prohibited from requesting redemption of their interests under the eREIT redemption plan. The equity ownership by the Company and Fundrise LP in the eREITs is not redeemable. The remaining common shareholders of both eREITs may request redemptions under each eREIT's quarterly redemption plan, which provides shareholders the ability to redeem their shares on a quarterly basis, subject to redemption price discounts based on the length of time such shares have been held. Fundrise Advisors may approve or reject redemption requests at its discretion.

As of June 30, 2016, the total members’ equity balance of related and unrelated parties, less any amortized offering costs, distributions and redemptions, is $38.6 million and $20.0 million for Fundrise Real Estate Investment Trust, LLC and Fundrise Equity REIT, LLC, respectively. During the six months ended June 30, 2016, Fundrise Real Estate Investment Trust, LLC and Fundrise Equity REIT, LLC had net income of $1.5 million and $34,726, respectively. The Company recognized $36 and $2 of net income based on its ownership percentage in Fundrise Real Estate Investment Trust, LLC and Fundrise Equity REIT, LLC, respectively.

Fundrise 3 World Trade Center LLC

Fundrise Investments Manager, LLC, a wholly-owned subsidiary of the Company, acts as a Class B Member and manager of Fundrise 3 World Trade Center, LLC.

During the six months ended June 30, 2016, Fundrise Investments Manager, LLC sold its remaining interests in the New York Liberty Development Corporation Series 2014 Class 1 Bonds and dissolved Fundrise 3 World Trade Center, LLC and its non-controlling Class B Member interests. The Company’s non-controlling interest from Class B Membership was eliminated upon the sale and return of membership interests.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, loans financed directly by the Company and the related accrued interest receivable, and deposits with service providers. Cash and cash equivalents may, at times, exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on the above-mentioned financial instruments.

F-13

New Accounting Standards Not Yet Adopted

Under Section 107 of the JOBS Act, we are permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have difference effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated interim financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, introducing an approach based on expected losses to estimate credit losses on certain types of financial instruments, modifies the impairment method for available-for-sale securities debt securities and provides for a simplified account model for purchased financial assets with credit deterioration since their origination. The guidance will be effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2020, with early adoption permitted beginning after December 15, 2018. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, providing multiple provisions intended to simplify and improve various aspects of the accounting for share-based payments. The guidance simplifies several aspects of the accounting for share-based payment award transactions, including: income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance will be effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-07, eliminating the requirement to retrospectively apply the equity method in previous periods when an investor initially obtains significant influence over an investee. The new guidance requires an investor to apply the equity method prospectively from the date the investment qualifies for the equity method. The guidance will be effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2016, with early adoption permitted. The Company does not anticipate the adoption will have a significant impact on the presentation of these consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, changing the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. The FASB also clarifies the guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The guidance will be effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2018. The guidance should be applied prospectively from that date. Early adoption is permitted regarding the guidance on the presentation of the change in fair value of financial liabilities under the fair value option for financial statements that have not been issued. The Company is currently assessing the impact of this update on the presentation of these consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, amending guidance related to the presentation of deferred income taxes, effective for annual reporting periods beginning after December 15, 2017. The guidance simplified the presentation to require that all deferred income taxes be presented as non-current on a classified statement of financial position. The Company is currently assessing the impact of this update on the presentation of these consolidated financial statements and related disclosures.

F-14

In September 2015, the FASB issued ASU 2015-16, simplifying the accounting for adjustments made to provisional amounts recognized in a business combination. The guidance eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Instead, the guidance requires that an acquirer recognize measurement-period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The guidance will be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. The guidance should be applied prospectively to adjustments to provisional amounts that occur after the effective date with earlier application permitted for financial statements that have not been issued. The Company does not anticipate the adoption will have a significant impact on its consolidated financial statements.

In April 2015, the FASB issued ASU 2015-05, providing new guidance related to accounting for customer’s cloud based computing fees, which will be effective for annual reporting periods beginning after December 15, 2015. The guidance clarifies what a customer must consider in determining whether a cloud computing arrangement contains a software license. If the arrangement contains a software license, the customer would account for fees related to the software license element consistent with the acquisition of other software licenses; if the arrangement does not contain a software license, the customer would account for the arrangement as a service contract. The Company does not anticipate the adoption will have a significant impact on its consolidated financial statements.

In February 2015, the FASB issued ASU 2015-02, Amendments to the Consolidation Analysis, improving targeted areas of the consolidation guidance and reduces the number of consolidation models. The guidance changes what an investor must consider in determining whether it is required to consolidate an entity in which it holds an interest. The amendments in ASU 2015-02 are effective for annual and interim periods in fiscal years beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating the effect the guidance will have on its consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern, providing guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The ASU applies to all entities and is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The Company does not anticipate the adoption will have a significant impact on its consolidated financial statements.

In May 2014, the FASB issued 2014-09 providing new guidance on revenue recognition, which is effective for annual reporting periods beginning after December 15, 2017. The guidance clarifies that revenue from contracts with customers should be recognized in a manner that depicts both the likelihood of payment and the timing of the related transfer of goods or performance of services. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

4. Net Loss Per Share and Net Loss Attributable to Common Stockholders

Basic earnings (loss) per share (EPS) is the amount of net loss available to each share of common stock outstanding during the reporting period. Diluted EPS is the amount of net loss available to each share of common stock outstanding during the reporting period, adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock awards and convertible preferred stock. Potentially dilutive common shares are excluded from the computation of dilutive EPS in periods in which the effect would be antidilutive.

We calculate EPS using the two-class method. The two-class method allocates net income (loss), that otherwise would have been available to common stockholders, to holders of participating securities. We consider all series of our convertible preferred stock to be participating securities due to their non-cumulative dividend rights. In a period with net income, both earnings and dividends (if any) are allocated to participating securities. In a period with a net loss, only declared dividends (if any) are allocated to participating securities. All participating securities are excluded from basic weighted-average common shares outstanding.

F-15

5. Securities Available for Sale

The Company sold the available-for-sale securities on May 20, 2016 at a gain of $0.2 million. The Company distributed $0.1 million of the gain from the sale of the securities to Class B Members, and the remaining $0.1 million of the gain was retained by the Company acting as the Class A Member.

The fair value of our available-for-sale securities totaled $0.0 million and $2.1 million as June 30, 2016 and December 31, 2015, respectively. There are no continuous unrealized losses in excess of one year.

6. Real Estate Debt Investments

In general, the Company’s real estate debt investments include both real estate loans made by Fundrise Lending and held by the Trust for the sole benefit of certain investors that have purchased project-dependent notes payable (“Notes”) issued by the Trust and that are related to the specific underlying real estate debt investment (“Loans”) for the benefit of the investor and real estate debt investments held by a consolidated entity. The Company also invests in certain unconsolidated joint venture equity investments with rights to receive preferred economic returns (referred to in these notes as “Unconsolidated JV Investments”) where the investee is contractually obligated to redeem our interest at a specified date. We account for these Unconsolidated JV Investments as debt for financial reporting purposes, and report the preferred returns we receive therefrom as interest income.

The following table presents the Company’s investments in real estate related assets and those of its consolidated, affiliated subsidiaries, as of June 30, 2016 and December 31, 2015:

					Weighted		Allocation
		Principal	Future		Average		By
		Amount	Funding	Carrying	Interest		Investment
	Number	or Cost(1)	Commitment	Value	Rate(2)		Type(3)
December 31, 2015
Senior Debt	7	$8,438	$5,112	$8,377	11.6%		14%
Unconsolidated JV Investments	33	50,031	-	48,500	13.8%		86%
Balance	40	$58,469	$5,112	$56,877	13.5%		100%
June 30, 2016
Senior Debt	9	$22,480	7,381	$22,472	10.8%		27%
Unconsolidated JV Investments	35	60,745	-	60,249	13.6%		73%
Balance	44	$83,225	7,381	$82,721	12.8	%(4)	100%
(1)	For debt investments, this only includes the stated amount of funds disbursed to date.
(2)	The Gross Weighted Average Interest Rate is computed using the gross interest rate (including current interest paid quarterly and interest accruing that will be paid upon redemption of the investment) weighted based on the principal amount of the related investments. These rates do not reflect a weighting of the time each investment was held during the period, but rather the interest rates in effect as of June 30, 2016 and December 31, 2015.
(3)	This allocation is based on the principal amount of debt actually disbursed and Unconsolidated JV Investments at cost. It does not include future funding commitments that are not yet drawn.
(4)	This is the Gross Weighted Average Interest Rate, computed using the same methodology described in (2), for all investments as of June 30, 2016 and December 31, 2015.

F-16

As of June 30, 2016 and December 31, 2015, none of the Company’s real estate debt investments were considered impaired, and no impairment charges have been recorded in these financial statements. We have invested in 42 real estate debt investments via the Company’s project dependent note program, and 16 real estate debt investments via affiliated and consolidated entities as of the date of these consolidated financial statements. The following table describes our real estate debt investment activity as of June 30, 2016 and December 31, 2015:

	As of	As of
	June 30,	December 31,
	2016	2015
Investments in Debt – Project-Dependent Notes
Balance at the beginning of the year	$48,990	$8,389
Project-dependent note investments	-	49,157
Principal repayments	(8,622)	(7,940)
Amortization of deferred net origination fee revenue	188	(616)
Project-dependent-note debt investment balance	40,556	48,990
Investments in Debt – eREITs
Balance at the beginning of the year	5,887	-
eREIT debt investments	34,655	5,887
Principal repayments	(837)	-
eREIT debt investment balance	39,705	5,887
Other real estate debt investments	2,460	2,000
Total real estate debt investment balance	$82,721	$56,877

Project-Dependent Notes and Real Estate Debt Investments

Generally, the Trust acquires loans from Fundrise Lending and holds them for the sole benefit of certain investors that have purchased project-dependent notes issued by the Trust and that are related to specific underlying loans for the benefit of the investor. During the six months ended June 30, 2016, the Trust has not acquired any new loans from Fundrise Lending and the project-dependent notes program has not originated any new offerings.

At June 30, 2016 and December 31, 2015, loans and notes were as follows:

	Real Estate debt investments offered via Project-Dependent Notes Program		Project-Dependent Notes
	June 30, 2016	December 31, 2015	June 30, 2016	December 31, 2015
Aggregate principal balance	$41,060	$49,682	$37,979	$43,627
Deferred net loan origination fees	(504)	(692)	-	-
Carrying value	$40,556	$48,990	$37,979	$43,627

Average original term (years) (1)	4.07	3.81	3.15	2.78
Weighted-average gross fixed interest rates (2)	13.65%	13.57%	13.97%	13.44%
Maturity dates	2016-2025	2016-2025	2016-2025	2016-2025
(1)	Average original term is based on all real estate loans held by wholly-owned subsidiaries of the Company and Project-Dependent Notes outstanding on June 30, 2016 and December 31, 2015.
(2)	The weighted-average gross fixed interest rate is computed using the gross interest rate (including current interest paid quarterly and interest accruing that will be paid upon redemption of the investment, and ignoring any servicing or trust administration fees pertaining to Project-Dependent note investments) weighted based on the principal amount of the related investments or notes. These rates do not reflect a weighting of the time each investment was held during the period, but rather the interest rates in effect as of June 30, 2016 and December 31, 2015.

At June 30, 2016 and December 31, 2015, no loans were 90 days or more past due.

F-17

Real Estate Debt Investments Held by eREITs

The Unconsolidated JV Investments of our subsidiaries are also considered to be classified as held-to-maturity; however, since the affiliated entity was not the recipient of the origination fee revenue or responsible for the origination costs of the related investments, upon consolidation, these investments are carried at cost, net of discounts, repayments and unfunded commitments, if applicable, unless such loans or investments are deemed to be impaired.

7. Investments in Equity Method Investees

The table below presents the activity of the eREIT investments in non-consolidating equity method investees as of, and for, the periods presented:

	Six Months Ended June 30,
	2016	2015
Beginning balance	$-	$-
New investments in equity method investees	17,894	-
Equity in earnings (1)	107	-
Ending balance	$18,001	$-

(1)	The non-consolidating investment in equity method investees and the related equity in earnings is held by Fundrise Equity REIT, LLC. The equity in earnings by the non-controlling interests are only attributable to the Company based on ownership percentage of Fundrise Equity REIT, LLC.

8. Non-Controlling Interests in Consolidated Entities

The non-controlling interests (“NCI”) balance as of June 30, 2016 is detailed below (in dollar amounts):

		Change in NCI through six months ended June 30, 2016
Consolidated entity	Member's equity of NCI as of December 31, 2015	Acquisition or (disposal) of Member's equity of NCI (1)	Related party interest eliminations (2)	Net income from NCI	Non-controlling interests balance as of June 30, 2016	Net Income attributable to Rise Companies from NCI
Fundrise, LP	$10,709,969	$(32,012)	$-	$90,230	$10,768,188	$-

Fundrise Real Estate Investment Trust, LLC	9,847,255	28,503,153	(306,289)	1,519,469	39,563,589	36

Fundrise Equity REIT, LLC	-	20,001,426	(192,777)	34,726	19,843,375	2

Fundrise 3 World Trade Center LLC	2,000,000	(2,000,000)	-	-	-	-
	$22,557,244	$46,472,567	$(499,066)	$1,644,425	$70,175,152	$38
(1)	Total contributed equity to consolidated entities during the six months ended June 30, 2016, less any amortized offering costs, share redemptions, or distributions.
(2)	Elimination of interests acquired during the six months ended June 30, 2016 by the Company and Fundrise LP in the non-controlling entities.

F-18

9. Stock-based Compensation

The Company has not paid cash dividends and does not anticipate paying any cash dividends in the foreseeable future and therefore used an expected dividend yield of 0.0% for price adjustments.

A summary of shares granted, unvested shares, and share forfeitures at June 30, 2016, is as follows:

	Stock Awards Issued & Outstanding	Weighted Average Fair Value	Aggregate Intrinsic Value
Restricted at, December 31, 2015	883,066	$0.19	$168
Shares granted	140,000
Vested and converted to unrestricted shares	(243,613)
Forfeited shares	(69,375)
Restricted at, June 30, 2016	710,078	$0.19	$135

During the six months ended June 30, 2016, 243,613 shares with a total fair value of $46,286 were vested. There is no exercise price associated with these shares.

The Company recognized $25,038 of stock-based compensation expense related to stock awards during the six months ended June 30, 2016. As of June 30, 2016, total unrecognized compensation cost was $84,443 and these costs are expected to be recognized over the next 4 years.

No net income tax benefit has been recognized relating to stock-based compensation expense.

10. Stockholders’ Equity

Preferred Stock

As of June 30, 2016, we have not declared any dividends on preferred stock.

Common Stock

Class A Common Stock

The Company has continued to grant restricted shares of Class A Common Stock under our 2014 Stock Option and Grant Plan to our executive officers, directors, and certain holders of more than 10% of a given class of our outstanding capital stock, in their capacities as our employees. As of June 30, 2016, we have not declared any dividends on Class A common stock.

Class F Common Stock

As of June 30, 2016, we have not declared any dividends on Class F common stock.

11. Accumulated Deficit

We have incurred operating losses since our inception through June 30, 2016. For the year ended December 31, 2015 we had net losses of $3.7 million. For the six months ended June 30, 2016, we had net losses of $1.4 million. We have an accumulated deficit of $11.9 million and stockholders’ equity of $83.1 million, including $70.2 million of interest in non-controlling entities, at June 30, 2016.

F-19

12. Related Party Arrangements

Fundrise Real Estate Investment Trust, LLC

The Company formed Fundrise Real Estate Investment Trust, LLC, an eREIT, in 2015 to primarily focus on real estate loans and other real estate related investments for the purpose of earning income. In December 2015, the initial offering for Fundrise Real Estate Investment Trust, LLC began via the Fundrise Platform. As of June 30, 2016 the eREIT has raised over $40.0 million at $10 per share. The Company is entitled to receive reimbursements for costs associated with the formation and operating expenses of Fundrise Real Estate Investment Trust, LLC. As of June 30, 2016, the receivable outstanding from Fundrise Real Estate Investment Trust, LLC was $1.0 million, which has been eliminated upon consolidation.

The Company is a member of Fundrise Real Estate Investment Trust, LLC and holds 100 shares as of June 30, 2016.

Fundrise Equity REIT, LLC

The Company formed Fundrise Equity REIT, LLC in 2015 to originate, invest in, and manage a diversified portfolio of commercial real estate properties. In January 2016, the initial offering for Fundrise Equity REIT, LLC began via the Fundrise Platform. As of June 30, 2016, the eREIT has raised over $20.0 million at $10 per share. The Company is entitled to receive reimbursements for costs associated with the formation and operating expenses of Fundrise Equity REIT, LLC. As of June 30, 2016, the receivable outstanding from Fundrise Equity REIT, LLC was $0.8 million, which has been eliminated upon consolidation.

The Company is a member of Fundrise Equity REIT, LLC and holds 100 shares as of June 30, 2016.

Promissory Grid Notes with eREITs

As a means to provide liquidity during capital raising periods, the Company issued a promissory grid note to Fundrise Real Estate Investment Trust, LLC in the amount of $5.0 million on December 10, 2015. The loan bears a 2% interest rate and was initially set up to expire on March 31, 2016. On March 28, 2016, the promissory grid note was amended and restated with a new maturity date of July 31, 2016. The grid note was amended to include Fundrise Equity REIT, LLC as a noteholder, increase the interest rate from 2% to 2.5%, and increase the available credit from $5.0 million to $10.0 million. The total amount drawn by the two noteholders in total may not exceed $10.0 million. As of June 30, 2016, neither Fundrise Real Estate Investment Trust, LLC, nor Fundrise Equity REIT, LLC, had drawn against the promissory grid note.

Promissory Grid Note with Fundrise LP

On April 1, 2016, the Company became the holder of a $10.0 million promissory grid note from Fundrise LP as a means to provide liquidity during capital raising periods. The promissory grid note bears a 2.5% interest rate and matures on April 30, 2017. As of June 30, 2016, the Company had not drawn against the promissory grid note.

13. Related Party Transactions

Investments in Project Dependent Notes & Demand Notes

Benjamin Miller, Daniel Miller, Herbert Miller (Messrs. Millers’ father), and Joe Chen, a member of the Board of Directors, have each invested in Project Dependent Notes & Demand Notes issued by our sponsored Programs. As of June 30, 2016, the total outstanding investment of these related parties is approximately $1.3 million. In all cases, these Project Dependent Notes & Demand Notes were purchased under the same terms as any other investor on the Fundrise Platform and the parties received no special benefits not shared on a pro-rata basis by all holders of the notes.

F-20

Series A Preferred Stock Financing

The following table summarizes the Series A stock purchased by our executive officers, directors, holders of more than 10% of a given class of our outstanding capital stock, or any immediate family member as of June 30, 2016.

	Shares of	Total
	Series A	Purchase
	Stock	Price
WestMill Capital Partners, LLC(1)	368,679	$806,365
Benjamin Miller	249,557	545,825
Daniel Miller	249,557	545,825
Herbert Miller, Patrice Miller, David Miller, Caroline Miller(2)	374,757	448,932
(1)	WestMill Capital Partners LLC is a private limited liability company jointly and equally owned in its entirety by Benjamin Miller and Daniel Miller.
(2)	Each of these individuals are immediate family members of Benjamin Miller and Daniel Miller. Consists of 131,643 shares of Series A Preferred purchased by Herbert Miller, 109,348 shares of Series A Preferred purchased by Patrice Miller, 66,883 shares of Series A stock purchased by David Miller and 66,883 shares of Series A stock purchased by Caroline Miller, each upon the conversion of outstanding convertible promissory notes and at a price per share of approximately $1.20.

14. Commitments and Contingencies

Construction Draws

We have committed $7.6 million in construction draws for certain debt investments to be drawn down within the next 12 months. The draws are expected to be made until the funds are fully drawn down.

Deferred Equity Commitments

We have committed $0.2 million in deferred equity fundings for certain equity method investees, held by the eREITs, expected to be called within the next 2 years.

Operating Leases

On March 10, 2016, we renewed the expiring lease for our Washington, DC Corporate Headquarters through September 30, 2016. Subsequently, we extended the lease at our headquarters through January 31, 2017. The Company also maintains a satellite office in Los Angeles, CA that is contracted on a month-to-month basis. As of June 30, 2016, the Company has not entered into any lease agreements with a term longer than 12-months.

Distribution Support Commitment – Fundrise Real Estate Investment Trust, LLC

Pursuant to a Distribution Support Agreement, Fundrise LP, an affiliate of the Company and a member of Fundrise Real Estate Investment Trust, LLC, has agreed to purchase up to an aggregate of $1.0 million in additional common shares of Fundrise Real Estate Investment Trust, LLC to support the sponsored program’s quarterly distribution payments to shareholders. If adjusted funds from operations (“AFFO”) in any calendar quarter during the distribution support period is less than the amount that would produce a 15% annualized return, then Fundrise LP will purchase shares following the end of such quarter at the net asset value per share then in effect for an aggregate purchase price equal to the amount by which AFFO for such quarter is less than the 15% annualized amount. This arrangement provides liquidity to the sponsored affiliate for distributions, but does not in any way require that the sponsored affiliate distribute an amount that would represent a 15% annualized return. The distribution support commitment will only be provided until the earlier of (i) the purchase by Fundrise LP of an aggregate of $1.0 million in common shares or (ii) December 31, 2017.

F-21

On April 11, 2016, Fundrise Real Estate Investment Trust, LLC announced the results of its operations for the fiscal quarter ended March 31, 2016. As a result of the eREIT’s AFFO for the fiscal quarter ended March 31, 2016, Fundrise LP was obligated to purchase 32,977 shares of Fundrise Real Estate Investment Trust, LLC for $0.3 million. The purchase of such common shares was executed April 18, 2016 and effectively reduced Fundrise LP’s total commitment under the Distribution Support Agreement.

Liquidation Support Agreement – Fundrise Equity REIT, LLC

To mitigate the effect of Fundrise Equity REIT, LLC’s lack of assets, revenue, and operating history, Fundrise Advisors has agreed to make a payment to the eREIT of up to $0.5 million if the distributions paid upon liquidation (together with any distributions made prior to liquidation) are less than a 20% average annual non-compounded return. More specifically, Fundrise Advisors, LLC will make the following payments to Fundrise Equity REIT, LLC upon liquidation if its liquidating distribution is less than an average annual non-compounded return of at least 20%:

Average Annual Non-Compounded Return	Liquidation Support Payment
17.0% or less	$500,000
17.1% to 18.0%	$400,000
18.1% to 19.0%	$300,000
19.1% to 19.9%	$200,000
20.0% or greater	$0

Legal Proceedings

As of the date of the consolidated interim financial statements, we are not currently named as a defendant in any active or pending litigation. However, it is possible that the company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant to us.

15. Subsequent Events

Management has evaluated subsequent events for disclosure in these consolidated financial statements through October 15, 2016, which was the date the consolidated financial statements were available to be issued.

Sponsored Regulation A+ Filings

Fundrise Real Estate Investment Trust, LLC

The Company’s sponsored program, Fundrise Real Estate Investment Trust, LLC, has raised total net offering proceeds of approximately $43.4 million from settled subscriptions (including the $0.6 million received in the private placements from the Company and Fundrise, LP, an affiliate of the Company) and has settled subscriptions in the offering and private placements for an aggregate of approximately 4.4 million of its common shares.

Fundrise Equity REIT, LLC

The Company’s sponsored program, Fundrise Equity REIT, LLC has raised total net offering proceeds of approximately $46.8 million from settled subscriptions (including the $0.2 million received in the private placements from the Company and Fundrise, LP, an affiliate of the Company prior to December 31, 2015) and has settled subscriptions in the offering and private placements for an aggregate of approximately 4.7 million of its common shares.

F-22

Fundrise West Coast Opportunist REIT, LLC

On September 30, 2016, the Company’s sponsored program, Fundrise West Coast Opportunist REIT, LLC, was qualified by the SEC to offer shares to “Qualified Purchasers” as a Tier 2 offering pursuant to Regulation A under the Securities Act. As of October 15, 2016, Fundrise West Coast Opportunistic REIT LLC has raised gross offering proceeds of $5,000 from settled subscriptions via private placement from Rise Companies and has settled subscriptions in the private placement for an aggregate of 500 of its common shares.

Fundrise East Coast Opportunistic REIT, LLC

On September 30, 2016, the Company’s sponsored program, Fundrise East Coast Opportunist REIT, LLC, was qualified by the SEC to offer shares to “Qualified Purchasers” as a Tier 2 offering pursuant to Regulation A under the Securities Act. As of October 15, 2016, Fundrise East Coast Opportunistic REIT LLC has raised gross offering proceeds of $5,000 from settled subscriptions via private placement from Rise Companies and has settled subscriptions in the private placement for an aggregate of 500 of its common shares.

Fundrise Midland Opportunistic REIT, LLC

On September 30, 2016, the Company’s sponsored program, Fundrise Midland Opportunist REIT, LLC, was qualified by the SEC to offer shares to “Qualified Purchasers” as a Tier 2 offering pursuant to Regulation A under the Securities Act. As of October 15, 2016, Fundrise Midland Opportunistic REIT LLC has raised gross offering proceeds of $5,000 from settled subscriptions via private placement from Rise Companies and has settled subscriptions in the private placement for an aggregate of 500 of its common shares.

Distribution Support Agreement

On July 12, 2016, Fundrise Real Estate Investment Trust, LLC announced the results of its operations for the fiscal quarter ended June 30, 2016. As a result of the eREIT’s AFFO for the fiscal quarter ended June 30, 2016, Fundrise LP was obligated to purchase 10,328 shares of Fundrise Real Estate Investment Trust, LLC for $0.1 million to satisfy the AFFO requirement under the Distribution Support Agreement. The purchase of such common shares was executed on July 20, 2016 and effectively reduced Fundrise LP’s remaining commitment under the Distribution Support Agreement.

On October 13, 2016, Fundrise Real Estate Investment Trust, LLC announced the results of its operations for the fiscal quarter ended September 30, 2016. As a result of the affiliate’s AFFO for the fiscal quarter ended September 30, 2016, Fundrise LP was obligated to purchase 36,912 shares of Fundrise Real Estate Investment Trust, LLC common shares for $369,120 under the Distribution Support Agreement to satisfy the AFFO requirement, which reduced Fundrise, LP’s total commitment under the Distribution Support Agreement. The purchase of such common shares was not executed as of October 15, 2016.

As of October 15, 2016, $0.8million of the $1.0 million distribution support commitment from Fundrise LP has been committed.

Promissory Grid Note with Fundrise LP

On September 28, 2016, the Company drew $0.7 million against the $10.0 million promissory grid note with Fundrise LP. As of October 15, 2016, the balance drawn and its accrued interest was still outstanding.

Promissory Grid Notes with eREITs

On September 28, 2016, Fundrise Equity REIT, LLC drew $0.7 million against the $10.0 million promissory grid note with the Company. As of October 15, 2016, the balance drawn and its accrued interest was still outstanding

As of October 15, 2016, Fundrise Real Estate Investment Trust, LLC has not drawn against the promissory grid note.

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Reimbursement of organizational, offering and related costs from the eREITs

As of October 15, 2016, Fundrise Real Estate Investment Trust, LLC has made $0.6 million of reimbursement payments to Fundrise Advisors. As of October 15, 2016, Fundrise Equity REIT, LLC has not made any reimbursement payments.

Asset Management Fees from the eREITs

As of October 15, 2016, Fundrise Equity REIT, LLC has paid total asset management fees of $59,737 to its manager, Fundrise Advisors, for the first and second quarters of 2016.

Class M Common Stock Share Issuance

On July 5, 2016, the Company issued, via private placement, 18.0 million shares of Class M common stock, at $0.0001 per share, to certain executive officers of the Company (excluding Benjamin Miller, who did not participate) for aggregate cash consideration of $1,800. Each share of the Class M common stock is entitled to nine votes per share. The shares are callable by the Company at any time, including upon a vote of a majority of the then outstanding Series A converted preferred stock.

Operating Leases

On September 2, 2016, the Company entered into a four-year lease, expiring November 30, 2020, for new office space in Washington, DC. The Company entered into the new office space lease in order to meet the demand of employee headcount growth. The Corporate Headquarters will be relocated to the new space.

Termination of Private Offerings Under Rule 506(b)

Due to the regulatory uncertainty surrounding the ability of an online platform to sponsor both public offerings under Regulation A and private offerings under Rule 506(b), in September 2016, the Company voluntarily suspended its Rule 506(b) program indefinitely. The programs impacted by the voluntary suspension of private offerings under Rule 506(b) are the Project Dependent Note and Demand Note programs. Given that revenue derived from the Rule 506(b) programs was mostly in the form of deferred origination fees, we do not anticipate that the suspension of these types of offerings will have a material effect on the Company’s revenue, as the Company anticipates that its origination, or acquisition, volume will not be materially and adversely affected by the suspension of these programs.

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APPENDIX A

FORM OF SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

FOR Qualified Purchasers

Rise Companies Corp.

A DELAWARE CORPORATION

This is a Subscription for

Class B Common Stock of

Rise Companies Corp. (“Fundrise”)

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THIS SUBSCRIPTION AGREEMENT (this “Agreement” or this “Subscription”) is made and entered into as of _____________________, by and between the undersigned (the “Subscriber,” “Investor,” or “you”) and Rise Companies Corp., a Delaware corporation (“Fundrise” or “we” or “us” or “our”), with reference to the facts set forth below.

WHEREAS, subject to the terms and conditions of this Agreement, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by Fundrise) certain shares of Class B Common Stock (the “Shares”), as set forth in Section 1 and on the signature page hereto, offered pursuant to that certain Offering Circular, dated as of [DATE] (the “Offering Circular”) of Fundrise.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

NOTE TO INVESTORS WHO SUBSCRIBE PRIOR TO FUNDRISE RAISING THE MINIMUM
OFFERING AMOUNT

Notwithstanding anything in this Subscription Agreement to the contrary, we may not accept subscriptions until such time as we have received subscriptions equaling the minimum offering amount, which is $1,000,000. Until the minimum threshold is met, Investors’ funds will remain at the Investors’ bank/financial institution and Investors will not be admitted as stockholders. The funds will be drawn by us using an ACH electronic fund transfer through the Automated Clearing House network only after the $1,000,000 minimum threshold has been met.

Prior to our achieving the minimum offering amount, subscribers may revoke their subscription by providing us with a written notice requesting such rescission, to be sent to the following address:

Rise Companies Corp.

Attention: Investor Relations

1519 Connecticut Ave. NW, Suite 200

Washington, DC 20036

1.	Subscription for and Purchase of the Shares.

1.1           Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Shares (the “Purchase”) in the amount of the purchase price (the “Purchase Price”) set forth on the signature page to this Agreement.

1.2          The Subscriber must initially purchase at least [ ] Shares in this offering. There is no minimum subscription requirement on additional purchases once the Subscriber has purchased the requisite minimum of [ ] Shares.

1.3           The offering of Shares is described in the Offering Circular, that is available through the online website platform www.fundrise.com (the “Fundrise Platform”), which is owned and operated by Fundrise, LLC, a wholly owned subsidiary of Fundrise, as well as on the SEC’s EDGAR website. Please read this Agreement, the Offering Circular and exhibits thereto, including our corporate governance documents. While they are subject to change, as described below, Fundrise advises you to print and retain a copy of these documents for your records. By signing electronically below, you agree to the following terms together with the Terms and Conditions and the Terms of Use, consent to Fundrise, LLC’s Privacy Policy, and agree to transact business with us and to receive communications relating to the Shares electronically.

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1.4           Fundrise has the right to reject this Subscription in whole or in part for any reason. The Subscriber may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.5           Once you make a funding commitment to purchase Shares, it is irrevocable until the Shares are issued, the Purchase is rejected by Fundrise, or Fundrise otherwise determines not to consummate the transaction.

1.6           The undersigned has received and read a copy of the Fundrise’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and Fundrise’s bylaws (the “Bylaws”) and agrees that its execution of this Subscription Agreement constitutes its consent to the Certificate of Incorporation and the Bylaws, and, that upon acceptance of this Subscription Agreement by Fundrise, the undersigned will become a stockholder of Fundrise as a holder of Shares. When this Subscription Agreement is countersigned by the Company, the Certificate of Incorporation and the Bylaws shall be binding upon the undersigned as of the settlement date.

2.	Purchase of the Shares.

2.1           The Subscriber understands that the Purchase Price is payable with the execution and submission of this Agreement, and accordingly, is submitting herewith to Fundrise the Purchase Price as agreed to by Fundrise on the Fundrise Platform.

2.2           If Fundrise returns the Subscriber’s Purchase Price to the Subscriber, Fundrise will not pay any interest to the Subscriber.

2.3           If this Subscription is accepted by Fundrise, the Subscriber agrees to comply fully with the terms of this Agreement, the Shares and all other applicable documents or instruments of Fundrise, including the Certificate of Incorporation and the Bylaws. The Subscriber further agrees to execute any other necessary documents or instruments in connection with this Subscription and the Subscriber’s purchase of the Shares.

2.4           In the event that this Subscription is rejected in full or the offering is terminated, payment made by the Subscriber to Fundrise for the Shares will be refunded to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Subscription is rejected in part, Fundrise shall refund to the Subscriber any payment made by the Subscriber to Fundrise with respect to the rejected portion of this Subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this Subscription, which shall terminate.

3.	Investment Representations and Warranties of the Subscriber. The Subscriber represents and warrants to Fundrise the following:

3.1           The information that the Subscriber has furnished herein, including (without limitation) the information furnished by the Subscriber to Fundrise, LLC, a wholly owned subsidiary of Fundrise, upon signing up for the Fundrise Platform regarding whether Subscriber qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”) and/or (ii) a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that Fundrise accepts this subscription. Further, the Subscriber shall immediately notify Fundrise of any change in any statement made herein prior to the Subscriber’s receipt of Fundrise’s acceptance of this Subscription, including, without limitation, Subscriber’s status as an “accredited investor” and/or “qualified purchaser”. The representations and warranties made by the Subscriber may be fully relied upon by Fundrise and by any investigating party relying on them.

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3.2           The Subscriber, if an entity, is, and shall at all times while it holds Shares remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen (18) years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America. The principal place of business or principal residence of the Subscriber is as shown on the signature page of this Agreement.

3.3           The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by Fundrise, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

3.4           At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by Fundrise or any other person that:

a.         A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or

b.         The past performance or experience on the part of Fundrise and/or its officers or directors does not in any way indicate the predictable or probable results of the ownership of the Shares or the overall Fundrise venture.

3.5          The Subscriber has received this Agreement, the Offering Circular, the Certificate of Incorporation and the Bylaws. The Subscriber and/or the Subscriber’s advisors, who are not affiliated with and not compensated directly or indirectly by Fundrise or an affiliate thereof, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with Fundrise and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect Subscriber’s own interests in connection with the Purchase.

3.6           The Subscriber understands that the Shares being purchased are a speculative investment which involves a substantial degree of risk of loss of the Subscriber’s entire investment in the Shares, and the Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Shares. The Subscriber has read, reviewed and understood the risk factors set forth in the Offering Circular.

3.7           The Subscriber understands that any forecasts or predictions as to Fundrise’s performance are based on estimates, assumptions and forecasts that Fundrise believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

3.8           The Subscriber is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire investment in Fundrise.

3.9           The amount of Shares being purchased by the Subscriber does not exceed 10% of the greater of the Subscriber’s annual income or net worth (for natural persons), or 10% of the greater of Subscriber’s annual revenue or net assets at fiscal year-end (for non-natural persons).

3.10         The Subscriber has had an opportunity to ask questions of Fundrise or anyone acting on its behalf and to receive answers concerning the terms of this Agreement and the Shares, as well as about Fundrise and its business generally, and to obtain any additional information that Fundrise possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Agreement. Further, all such questions have been answered to the full satisfaction of the Subscriber.

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3.11         The Subscriber agrees to provide any additional documentation Fundrise may reasonably request, including documentation as may be required by Fundrise to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

3.12         The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Shares offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Shares, or has recommended or endorsed the Shares, and that the Shares have not been registered or qualified under the Act or any state securities laws, in reliance upon exemptions from registration thereunder.

3.13         [Reserved].

3.14         The Subscriber is subscribing for and purchasing the Shares without being furnished any offering literature, other than the Offering Circular, the Certificate of Incorporation, the Bylaws and this Agreement, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as the Subscriber has otherwise requested from Fundrise in writing, and without receiving any representations or warranties from Fundrise or its agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by the Subscriber or Subscriber’s advisors.

3.15         The Subscriber’s true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on signature page hereto. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to Fundrise. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

3.16         The Subscriber is subscribing for and purchasing the Shares solely for the Subscriber’s own account, for investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Shares, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Shares, and the Subscriber has no plans to enter into any such agreement or arrangement.

3.17         The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions envisioned herein, including, but not limited to, the Subscriber’s Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

3.18         Fundrise’s intent is to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”). Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:

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(a)	None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

(b)	To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price will cause Fundrise or any of its personnel or affiliates to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.

(c)	When requested by Fundrise, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that Fundrise may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person[1] to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. Fundrise reserves the right to request any information as is necessary to verify the identity of the Subscriber and the source of any payment to Fundrise. In the event of delay or failure by the Subscriber to produce any information required for verification purposes, the subscription by the Subscriber may be refused.

(d)	Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, any of the Subscriber’s beneficial owners, any person for whom the Subscriber is acting as agent or nominee in connection with this investment nor, in the case of an Subscriber which is an entity, any Related Person is:

(i)	a Prohibited Investor;

(ii)	a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

1 For purposes of this Section 3.18, the terms “Related Person”, “Prohibited Investor”, “Senior Foreign Political Figure”, “Close Associate”, “Non-Cooperative Jurisdiction” and “Foreign Shell Bank” shall have the meanings described below: “Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure; “Foreign Shell Bank” shall mean a Foreign Bank without a presence in any country.

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(iii)	a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or Bank without a physical presence in any country, but does not include a regulated affiliate; “Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank; “Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as noncooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur; “Prohibited Investor” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to Fundrise in connection therewith; “Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan; “Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

(iv)	a person or entity who gives Subscriber reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

(e)	The Subscriber hereby agrees to immediately notify Fundrise if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 3.18 have become incorrect or if there is any change in the information affecting these representations and covenants.

(f)	The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, Fundrise may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation and/or redemption of the Subscriber’s interest in the Shares.

3.19        The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning Fundrise and to consult with independent tax advisers regarding the tax consequences of investing through Fundrise. The Subscriber acknowledges that Subscriber understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that Fundrise is providing no warranty or assurance regarding the ultimate availability of any tax benefits to the Subscriber by reason of the Purchase.

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4.	Waiver of Statutory Information Rights. The Subscriber acknowledges and understands that, but for the waiver made herein, the Subscriber would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, and to make copies and extracts from, Fundrise’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of Fundrise, if any, under the circumstances and in the manner provided in Section 220 of the General Corporation Law of Delaware (any and all such rights, and any and all such other rights of the Subscriber as may be provided for in Section 220, the “Inspection Rights”). In light of the foregoing, until the first sale of securities of Fundrise to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Act, the Subscriber hereby unconditionally and irrevocably waives the Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Section 220 or otherwise, and covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights. The foregoing waiver shall not affect any rights of a director, in his or her capacity as such, under Section 220.

5.	Tax Forms. The Subscriber will also need to complete an IRS Form W-9 or the appropriate Form W-8, which should be returned directly to us via the Fundrise Platform. The Subscriber certifies that the information contained in the executed copy (or copies) of IRS Form W-9 or appropriate IRS Form W-8 (and any accompanying required documentation), as applicable, when submitted to us will be true, correct and complete. The Subscriber shall (i) promptly inform us of any change in such information, and (ii) furnish to us a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such forms, the Internal Revenue Code of 1986, as amended, or any applicable Treasury Regulations or as may be requested from time to time by us.

6.	Personal Conduct Repurchase Option for the Shares.

6.1        In the event that the Subscriber fails to conform his/her/its personal conduct to common and accepted standards of good citizenship or conducts himself/herself/itself in a way that reflects poorly upon Fundrise, as determined by the Board of Directors of Fundrise (the “Board”) in its sole, but good faith discretion, the Board may elect, at its sole discretion, to cause Fundrise to repurchase all, but not less than all, of the Shares held by the Subscriber; provided, however that the Board may delegate the power to make the decision to cause Fundrise to repurchase the Subscriber’s Shares under this Section 6 to Fundrise’s Chief Executive Officer (the “CEO”).

6.2        In the event that the Board (or the CEO if the Board has delegated its power to the CEO), elects to cause Fundrise to repurchase any Shares pursuant to this Section 6, Fundrise shall, within fifteen (15) business days of such election, send written notice to the Subscriber stating that Fundrise is exercising its right to repurchase the Subscriber’s Shares pursuant to Section 6 (the “Repurchase Notice”).

6.3        In connection with any repurchase by Fundrise of Shares pursuant to this Section 6, the price paid to the Subscriber shall be equal to the aggregate original purchase price paid for the Shares plus all declared but unpaid dividends on such shares (the “Repurchase Price”). The Repurchase Price paid pursuant to this Section 6 shall be delivered to the Subscriber within fifteen (15) business days after the Repurchase Notice is provided to the Subscriber. The date on which Fundrise pays or tenders the Repurchase Price to the Subscriber shall be referred to herein as the “Repurchase Date”.

6.4        On or before the Repurchase Date, the Subscriber shall surrender any certificate or certificates representing such Shares (or, if the Subscriber alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to Fundrise to indemnify Fundrise against any claim that may be made against Fundrise on account of the alleged loss, theft or destruction of such certificate) to Fundrise, in the manner and at the place designated in the Repurchase Notice.

6.5        On the Repurchase Date, notwithstanding that the certificates evidencing any of the Shares so called for repurchase shall not have been surrendered, all rights with respect to such Shares shall forthwith after the Repurchase Date terminate. Any Shares that are repurchased shall be automatically and immediately cancelled and retired.

7.	No Advisory Relationship. You acknowledge and agree that the purchase and sale of the Shares pursuant to this Agreement is an arms-length transaction between you and Fundrise. In connection with the purchase and sale of the Shares, Fundrise is not acting as your agent or fiduciary. Fundrise assumes no advisory or fiduciary responsibility in your favor in connection with the Shares or the corresponding project investments. Fundrise has not provided you with any legal, accounting, regulatory or tax advice with respect to the Shares, and you have consulted your own respective legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

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8.	Bankruptcy. In the event that you file or enter bankruptcy, insolvency or other similar proceeding, you agree to use the best efforts possible to avoid Fundrise being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) you be allowed by Fundrise to return the Shares to Fundrise for a refund or (ii) Fundrise be mandated or ordered to redeem or withdraw Shares held or owned by you.

9.	Miscellaneous Provisions.

9.1         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof).

9.2         All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by electronic mail to such address as set forth for the Subscriber at the records of Fundrise (or that you submitted to us via the Fundrise Platform). You shall send all notices or other communications required to be given hereunder to Fundrise via email at investments@fundrise.com (with a copy to be sent concurrently via prepaid certified mail to: Rise Companies Corp., 1519 Connecticut Ave., NW, Suite 200, Washington, DC 20036, Attention: Investor Relations.

Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of Delaware are legally closed for business.

9.3         This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of Fundrise. Any such assignment, transfer or delegation in violation of this section shall be null and void.

9.4         The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

9.5         Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

9.6         If one or more provisions of this Agreement are held to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

9.7           In the event that either party hereto shall commence any suit, action or other proceeding to interpret this Agreement, or determine to enforce any right or obligation created hereby, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

9.8           This Agreement (including the exhibits and schedules attached hereto) and the documents referred to herein (including without limitation the Shares) constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with Fundrise with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between us.

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9.9           This Agreement may be executed in any number of counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

9.10         The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The singular number or masculine gender, as used herein, shall be deemed to include the plural number and the feminine or neuter genders whenever the context so requires.

9.11         The parties acknowledge that there are no third party beneficiaries of this Agreement, except for any affiliates of Fundrise that may be involved in the issuance or servicing of Shares on the Fundrise Platform, which the parties expressly agree shall be third party beneficiaries hereof.

10.	Consent to Electronic Delivery. The Subscriber hereby agrees that Fundrise may deliver all notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of Fundrise and its investments, including, without limitation, information about the investment, required or permitted to be provided to the Subscriber under the Offering Circular or hereunder by means e-mail or by posting on an electronic message board or by other means of electronic communication, such as the Fundrise Platform. Because Fundrise operates principally on the Internet, you will need to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the Fundrise Platform or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or our rights, obligations or services under this Agreement (each, a “Disclosure”). The decision to do business with us electronically is yours. This document informs you of your rights concerning Disclosures.

(a)   Scope of Consent. Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.

(b)  Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

(c)   Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software.

(d)   How to Contact Us Regarding Electronic Disclosures. You can contact us via email at investments@fundrise.com. You may also reach us in writing at the following address: Rise Companies Corp., 1519 Connecticut Ave., NW, Suite 200, Washington, DC 20036, Attention: Investor Support. You agree to keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered e-mail address changes, you must notify us of the change by sending an email to investments@fundrise.com. You also agree to update your registered residence address and telephone number on the Fundrise Platform if they change. You will print a copy of this Agreement for your records, and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Fundrise Platform.

11.	Consent to Electronic Delivery of Tax Documents.

(a)        Please read this disclosure about how we will provide certain documents that we are required by the Internal Revenue Service (the “IRS”) to send to you (“Tax Documents”) in connection with your Shares. A Tax Document provides important information you need to complete your tax returns. Tax Documents include Form 1099. Occasionally, we are required to send you CORRECTED Tax Documents. Additionally, we may include inserts with your Tax Documents. We are required to send Tax Documents to you in writing, which means in paper form. When you consent to electronic delivery of your Tax Documents, you will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form.

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(b)        Agreement to Receive Tax Documents Electronically. By executing this Agreement on the Fundrise Platform, you are consenting in the affirmative that we may send Tax Documents to you electronically, and acknowledging that you are able to access Tax Documents from the site which are made available under “My Account” > “Tax Center”. If you subsequently withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(c)        How We Will Notify You That a Tax Document is Available. On or before the required IRS-designated due date for your Tax Document, you will receive an electronic notification via email when your Tax Documents are ready for access on the Fundrise Platform. Your Tax Documents are maintained on the Fundrise Platform through at least October 15 of the applicable tax year, at a minimum, should you ever need to access them again.

(d)        Your Option to Receive Paper Copies. To obtain a paper copy of your Tax Documents, you can print one by visiting the Fundrise web site. You can also contact us at investments@fundrise.com and request a paper copy.

(e)        Withdrawal of Consent to Receive Electronic Notices. You can withdraw your consent before the Tax Document is furnished by mailing a letter including your name, mailing address, effective tax year, and indicating your intent to withdraw consent to the electronic delivery of Tax Documents to:

Rise Companies Corp.

Attention: Investor Support

1519 Connecticut Avenue NW

Suite 200

Washington, DC 20036

If you withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(f)        Termination of Electronic Delivery of Tax Documents. We may terminate your request for electronic delivery of Tax Documents without your withdrawal of consent in writing in the following instances:

•	You don’t have a password for your Fundrise account
•	Your Fundrise account is closed
•	You were removed from the Fundrise account
•	Your role or authority on the Fundrise account changed in a manner that no longer allows you to consent to electronic delivery
•	We received three consecutive email notifications that indicate your email address is no longer valid
•	We cancel the electronic delivery of Tax Documents

(g)        You Must Keep Your E-mail Address Current With Us. You must promptly notify us of a change of your email address. If your mailing address, email address, telephone number or other contact information changes, you may also provide updated information by contacting us at investments@fundrise.com.

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(h)        Hardware and Software Requirements. In order to access and retain Tax Documents electronically, you must satisfy the computer hardware and software requirements as set forth above in Section 10(c) of this Agreement. You will also need a printer if you wish to print Tax Documents on paper, and electronic storage if you wish to download and save Tax Documents to your computer.

12.	Limitations on Damages. IN NO EVENT SHALL FUNDRISE BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

13.	Arbitration.

(a)   Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 13 (this “Arbitration Provision”). The arbitration shall be conducted in Washington, DC. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and Fundrise (or persons claiming through or connected with Fundrise), on the other hand, relating to or arising out of this Agreement, any Share, the Fundrise Platform, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Section (e) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

(b)  The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

(c)   If we elect arbitration, we shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). If you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. We shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we pay them and we agree to do so. Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

(d)  Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

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(e)   We agree not to invoke our right to arbitrate an individual Claim that you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

(f)  Unless otherwise provided in this Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this sub-section (f), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this sub-section (f) shall be determined exclusively by a court and not by the administrator or any arbitrator.

(g)  This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

(h)  This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party; and (iii) any transfer of any loan or Share or any amounts owed on such loans or notes, to any other party. If any portion of this Arbitration Provision other than sub-section (f) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in sub-section (f) are finally adjudicated pursuant to the last sentence of sub-section (f) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

14.	Waiver of Court & Jury Rights. THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER AGREEMENTS RELATED THERETO.

15.	Authority. By executing this Agreement, you expressly acknowledge that you have reviewed this Agreement and the Offering Circular for this particular subscription.

[Signature page to follow]

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IN WITNESS WHEREOF, the Subscriber, or its duly authorized representative(s), hereby acknowledges that it has read and understood the risk factors set forth in the Offering Circular, and has hereby executed and delivered this Agreement, and executed and delivered herewith the Purchase Price, as of the date set forth above.

THE SUBSCRIBER:

Print Name of Subscriber

Description of Entity (if applicable)

Signature of Subscriber

Name of Person Signing on behalf of Subscriber

Title (if applicable)

Address of Subscriber:

Telephone:

Email:

Number of Shares Purchased:

Purchase Price:

(Signature Page to Subscription Agreement)

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AGREED AND ACCEPTED BY

Rise Companies Corp.

By:
Name:	Benjamin Miller
Title:	Chief Executive Officer

Rise Companies Corp.

1519 Connecticut Ave. NW, Suite 200

Washington, DC 20036

investments@fundrise.com

(202) 584-0550

(Signature Page to Subscription Agreement)

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Rise Companies Corp.

UP TO $[__] IN CLASS B COMMON STOCK

OFFERING CIRCULAR

You should rely only on the information contained in this offering circular. No dealer, salesperson or other individual has been authorized to give any information or to make any representations that are not contained in this offering circular. If any such information or statements are given or made, you should not rely upon such information or representation. This offering circular does not constitute an offer to sell any securities other than those to which this offering circular relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This offering circular speaks as of the date set forth above. You should not assume that the delivery of this offering circular or that any sale made pursuant to this offering circular implies that the information contained in this offering circular will remain fully accurate and correct as of any time subsequent to the date of this offering circular.

[_______], 2016

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description
2.1*	Amended and Restated Certificate of Incorporation
2.2*	Bylaws
3.1*	Form of Investors’ Rights Agreement, by and among Rise Companies Corp. and certain investors, dated April 14, 2014
3.2*	Form of First Refusal and Co-Sale Agreement, by and among Rise Companies Corp. and certain investors, dated April 14, 2014
4.1*	Form of Subscription Package (included in the Offering Circular as Appendix A and incorporated herein by reference)
5.1*	Voting Agreement, by and among Rise Companies Corp. and certain stockholders, dated April 14, 2014
6.1*	Special Indemnity Letter Agreement, by and between Rise Companies Corp. and Renren Lianhe Holdings, dated April 14, 2014
6.2*	2014 Stock Option and Grant Plan
10.1*	Power of Attorney (included on signature page)
11.1*	Consent of Goodwin Procter LLP (included in Exhibit 12.1)
11.2*	Consent of Aronson LLC
11.3*	Consent of RSM US LLP
12.1*	Opinion of Goodwin Procter LLP as to the legality of the securities being qualified

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on ____________, 2016.

Rise Companies Corp.

By:
	Name:	Benjamin S. Miller
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Benjamin S. Miller his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Offering Statement on Form 1-A (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chief Executive Officer	, 2016
Benjamin S. Miller	(Principal Executive Officer)

	Interim Chief Financial Officer and Treasurer	, 2016
Benjamin S. Miller	(Principal Financial Officer and Principal Accounting Officer)

	Director	, 2016
Benjamin S. Miller

	Director	, 2016
Brandon T. Jenkins

	Director	, 2016
Joseph Chen

	Director	, 2016
Tal Kerret